Exhibit 10.7

$250,000,000

CREDIT AGREEMENT

dated as of January 18, 2007,

as amended and restated as of February 16, 2007

among

MATTRESS HOLDING CORP.,
as Borrower,

MATTRESS HOLDCO, INC.
and

THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO
and

UBS SECURITIES LLC,
as Sole Arranger, Sole Bookmanager and Syndication Agent,

and

UBS AG, STAMFORD BRANCH,
as Issuing Bank, Administrative Agent and Collateral Agent,

and

UBS LOAN FINANCE LLC,
as Swingline Lender,

and

AMEGY BANK NATIONAL ASSOCIATION,
as Documentation Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY  10005

829359

i

ANNEXES

Annex I	Amortization Table
Annex II	Consolidated EBITDA

SCHEDULES

Schedule 1.01(a)	Refinancing Indebtedness to Be Repaid
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.08	Litigation
Schedule 3.09	Material Agreements
Schedule 3.13	Taxes
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 3.24(a), (b), (c)	Non-Operating Liabilities
Schedule 4.01(g)	Local Counsel
Schedule 5.14	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	[Intentionally Omitted]
Exhibit H	Form of LC Request
Exhibit I	Form of Lender Addendum
Exhibit J	[Intentionally Omitted]
Exhibit K-1	Form of Term Note
Exhibit K-2	Form of Revolving Note
Exhibit K-3	Form of Swingline Note
Exhibit L-1	Form of Perfection Certificate
Exhibit L-2	Form of Perfection Certificate Supplement
Exhibit M	Form of Security Agreement
Exhibit N	[Intentionally Omitted]
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Intercompany Note
Exhibit Q	Form of Non-Bank Certificate
Exhibit R	Form of Opinion of Ropes & Gray LLP

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of January 18, 2007, as amended and restated as of February 16, 2007, among MATTRESS HOLDING CORP., a Delaware corporation., as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as sole arranger and sole bookrunner (in such capacity, “Arranger”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), AMEGY BANK NATIONAL ASSOCIATION, as documentation agent (in such capacity, “Documentation Agent”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

WITNESSETH:

WHEREAS, Holdings and Mattress Acquisition, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of Holdings (“Merger Sub”), have entered into a merger agreement, dated as of January 10, 2006 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with Sun Mattress, LLC, a Delaware limited liability company, Gary Fazio, R. Stephen Stagner and Jim Black (collectively, the “Seller”), to acquire (the “Acquisition”) Borrower.

WHEREAS, the Acquisition will be effected by a merger (the “Merger”) of Merger Sub with and into Borrower, with Borrower surviving the merger.

WHEREAS, the Equity Financing and the Rollover Equity shall be consummated prior to or substantially simultaneously with the Merger.

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount of $185.0 million (and subsequently increased on the Restatement Date to $225.0 million), and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $25.0 million, of which no more than $5.0 million may be drawn on the Closing Date in connection with the Acquisition.

WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $5.0 million.

WHEREAS, Borrower has requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $15.0 million, to support payment obligations incurred by Borrower and its Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12, including on the Closing Date to finance a portion of the Acquisition consideration, to refinance certain existing indebtedness and pay fees, commissions and expenses in connection therewith.

WHEREAS, Borrower shall enter into that certain Senior Subordinated Loan Agreement, dated as of January 18, 2007 (as amended from time to time subject to the requirements of this Agreement),

by and among Borrower, Holdings, the other guarantors party thereto, the lenders party thereto, UBS Securities LLC, as administrative agent, and the other agents party thereto, providing for the issuance of Senior Subordinated Loans in the aggregate principal amount of $120.0 million (and subsequently reduced on the Restatement Date to $80.0 million) simultaneously herewith.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01            Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acquired Entity or Business” shall mean any Person, property, business or asset acquired by Borrower or any Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by Borrower or such Subsidiary.

“Acquired Indebtedness” shall mean (a) with respect to any person that becomes a Subsidiary after the Closing Date as a result of a Permitted Acquisition, Indebtedness of such person and its subsidiaries existing at the time such person becomes a Subsidiary that was not incurred in connection with, or in contemplation of, such Permitted Acquisition and (b) with respect to Holdings or any Subsidiary, any Indebtedness of a person (other than Borrower or a Subsidiary) existing at the time such person is merged with or into Holdings or a Subsidiary in connection with a Permitted Acquisition, or Indebtedness expressly assumed by Holdings or any Subsidiary in connection with a Permitted Acquisition, which Indebtedness was not, in any case, incurred by such other person in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all Earn-out Obligations.

“Acquisition Documents” shall have the meaning assigned to such term in Section 3.21.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.22.

“Applicable Margin” shall mean, for any day, (i) with respect to any Term Loan, (x) 1.25% with respect to any ABR Term Loan and (y) 2.25% with respect to any Eurodollar Term Loan and (ii) with respect to any Revolving Loan or any Commitment Fee, the applicable percentage set forth below:

	Revolving Loan		Commitment
Total Leverage Ratio	Eurodollar	ABR	Fee
Level I > 5.0:1.0	2.75%	1.75%	0.50%
Level II > 4.0:1.0 and < 5.0:1.0	2.50%	1.50%	0.375%
Level III < 4.0:1.0	2.25%	1.25%	0.375%

Each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective with respect to all Revolving Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change.  Notwithstanding the foregoing, the Total Leverage Ratio shall be deemed to be in Level I (i) from the Closing Date to the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d) for the fiscal period ended at least three months after the Closing Date and (ii) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(d), respectively, and shall continue to so apply to but excluding the date on which such financial statements and certificates required are so delivered (from which point the Total Leverage Ratio otherwise determined in accordance with this definition shall apply).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” and “Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of assets and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries (other than Refranchising Sales) and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any person other than (i) Holdings, (ii) Borrower, (iii) any Subsidiary Guarantor or (iv) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective.  The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Black Diamond” shall mean Black Diamond Asset Management or any other entity known by the Lender after due inquiry making an assignment or selling a participation pursuant to Section 10.04 to be an Affiliate of Black Diamond Asset Management.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person and (ii) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean a borrowing comprised of (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Holdings and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property from proceeds that are not otherwise required to be used to prepay the Loans pursuant to Section 2.10(f) or Section 2.10(c) and (ii) any portion of such expenditures attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions or other Investments.  For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit, Eurodollar time deposits or bankers’ acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit and savings deposit accounts maintained in the ordinary course of business; and (g) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a) — (f) of this definition.

“Cash Interest Expense” shall mean, Consolidated Interest Expense paid or payable by Borrower and its Subsidiaries in cash less cash interest income received or receivable by Borrower and its Subsidiaries, in each case for such period; provided that Cash Interest Expense for the four-quarter period ended on (i) April 31, 2007 shall be the Cash Interest Expense for the fiscal quarter ended on April 31, 2007 times four (4), (ii) July 31, 2007 shall be the Cash Interest Expense for the two-fiscal quarter period ended on July 31, 2007 times two (2) and (iii) October 31, 2007 shall be the Cash Interest Expense for the three-fiscal quarter period ended on October 31, 2007 times four/thirds (4/3).

“Casualty Event” shall mean any loss of title, any loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries.  “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a)                                  Holdings at any time ceases to own 100% of the Equity Interests of Borrower;

(b)                                 at any time the occurrence of a “Change of Control”, as defined in any of the Senior Subordinated Loan Documents;

(c)                                  prior to an IPO, the Permitted Holders (collectively) cease, directly or indirectly, to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings;

(d)                                 upon and following an IPO (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders for purposes of determining such “person” or “group”, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 35% of the voting power of the total outstanding Voting Stock of Holdings and (ii)  the Permitted Holders (collectively) shall, directly or indirectly, own, or have the power to vote or direct the voting of, Voting Stock of Holdings representing a lesser percentage of the voting power of the total outstanding Voting Stock of Holdings than such “person” or “group”; or

(e)                                  upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings; provided, that a Change in Control under this clause (e) shall not be deemed to have occurred if and for so long as the Permitted Holders own, directly or indirectly, or have the power to vote or direct the voting of, Voting Stock with sufficient voting power to elect a majority of directors to the Board of Directors of Holdings.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Loan Commitment or Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.19, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean the date of the initial Credit Extension hereunder.

“Closing Date Material Adverse Effect” shall mean an effect that is materially adverse to the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from:  (a) any change in any law; (b) any change in interest rates or general economic conditions (including any changes in the price of gas, oil or other natural resources); (c) any change that is generally applicable to the industries in which the Borrower or any of its Subsidiaries operate; and (d) any national or international political or social conditions, including the engagement  by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless in the case of clause (a), (b) (other than insofar as clause (b) relates to changes in interest rates) and (c) above the Borrower is disproportionately and adversely affected thereby relative to other persons.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Loan Commitment or Swingline Commitment, and any Commitment to make Term Loans or Revolving Loans of a new Class extended by such Lender as provided in Section 2.19.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment Letter” shall mean the confidential Commitment Letter, dated January 10, 2007, among UBS Loan Finance LLC, UBS Securities LLC and Holdings.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of January 2007.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, excluding unrestricted cash, deferred tax assets and unrestricted Cash Equivalents but including all restricted cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, excluding deferred tax liabilities and the then current portion of any Indebtedness.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower (other than a Subsidiary Guarantor) only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements or instruments (excluding any Loan Document) and Requirements of Law applicable to such Subsidiary or its equityholders):

(a)                                  Consolidated Interest Expense for such period,

(b)                                 Consolidated Amortization Expense for such period,

(c)                                  Consolidated Depreciation Expense for such period,

(d)                                 Consolidated Tax Expense for such period,

(e)                                  costs and expenses related to any equity offering, permitted Investment, acquisition, disposition or any incurrence (or early extinguishment) of Indebtedness permitted by this Agreement (in each case whether or not consummated) or directly incurred in connection with the Transactions,

(f)                                    any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs, any costs or expenses incurred by Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, so long as any such costs or expenses (other than non-cash charges) are funded with cash proceeds contributed to the capital of Borrower or net cash proceeds of an issuance of Equity Interests of Borrower (other than Disqualified Equity Interests),

(g)                                 the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period,

(h)                                 to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions, any acquisition consummated prior to the Closing Date or a Permitted Acquisition,

(i)                                     to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 120 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 120 days), expenses with respect to liability or casualty events or business interruption,

(j)                                     Board of Directors expenses, the management fees, the closing fee and reimbursement of expenses to Sponsor paid in compliance with Section 6.09(c) or (e), and,

(k)                                  all other non-recurring items reducing Consolidated Net Income for such period, including, but not limited to, pre-opening, opening, closing and consolidation costs and expenses; provided that the aggregate amount of all non-recurring cash items added back for such period shall not exceed $5.0 million, and

(y) subtracting therefrom:

(i)                                     the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue or recording of receivables in the ordinary course of business and (B) the reversal of any accrual of a reserve referred to in the parenthetical in clause (f) of this definition (other than any such reversal that results from a cash payment)) for such period; and

(ii)                                  all other non-recurring items increasing Consolidated Net Income for such period.

For purposes of determining the Total Leverage Ratio and Consolidated Interest Coverage Ratio, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Permitted Acquisition and Material Asset Sale consummated at any time on or after the first day of the Test Period thereof as if each such Material Asset Sale had been consummated on the day prior to the first day of such period and as if the Transactions and each such Permitted Acquisition had been effected on the first day of such period.

Notwithstanding the foregoing, for the fiscal quarter ended October 31, 2006, Consolidated EBITDA shall be deemed to be $15.22 million.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Borrower and its Subsidiaries, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, minus all unrestricted cash and unrestricted Cash Equivalents on hand of Borrower and its Subsidiaries, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Cash Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a)                                  imputed interest on Capital Lease Obligations of Borrower and its Subsidiaries for such period;

(b)                                 commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c)                                  amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period including, without limitation, net costs under Hedging Agreements dealing with interest rates and any commitment fees payable thereunder;

(d)                                 cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e)                                  all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(f)                                    the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period; and

(g)                                 all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period; and

provided that, other than for purposes of calculating Consolidated EBITDA, (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedging Agreements.

For purposes of determining Consolidated Interest Coverage Ratio, Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Acquisition, any Permitted Acquisition and Material Asset Sale consummated at any time on or after the first day of the Test Period thereof as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Lease Expense” shall mean, for any fiscal period, the aggregate amount of fixed and contingent rentals (excluding common area rent and maintenance imputed in such rental charges) payable by the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, for such period with respect to any operating leases of real property.  For purposes of Section 6.18, Consolidated Lease Expense shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Permitted Acquisition and Material Asset Sale consummated at any time on or after the first day of the twelve-month period thereof as if each such Material Asset Sale had been consummated on the day prior to the first day of such period and as if the Transactions and each such Permitted Acquisition had been effected on the first day of such period

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a)                                  the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person (other than Borrower and its Subsidiaries) has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

(b)                                 the net income of any Subsidiary of Borrower (other than any Subsidiary Guarantor) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Borrower’s equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(c)                                  any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Borrower or any of its Subsidiaries;

(d)                                 gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(e)                                  earnings resulting from any reappraisal, revaluation or write-up of assets;

(f)                                    unrealized gains and losses with respect to Hedging Obligations for such period;

and

(j)                                     any extraordinary or non-recurring gain (or extraordinary or non-recurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.

For purposes of this definition of “Consolidated Net Income,” Consolidated Net Income shall be reduced (to the extent not already reduced thereby as an expense of the Borrower and its subsidiaries in respect thereof) by the amount of any payments to or on behalf of Holdings made pursuant to Sections 6.08(c) and (d).

Notwithstanding any of the foregoing, Consolidated Net Income shall be calculated for any period without giving effect to purchase accounting or similar adjustments required or permitted by GAAP in connection with the Transactions or any Permitted Acquisition.

“Consolidated Revenues” shall mean, for any fiscal period, the consolidated revenues of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP.  For purposes of Section 6.18, Consolidated Revenues shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Permitted Acquisition and Material Asset Sale consummated at any time on or after the first day of the twelve-month period thereof as if each such Material Asset Sale had been consummated on the day prior to the first day of such period and as if the Transactions and each such Permitted Acquisition had been effected on the first day of such period

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b) and (f) of Section 6.02, the following conditions:

(a)                                  Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b)                                 Borrower shall maintain, to the extent it deems appropriate or is required by GAAP, cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c)                                  such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except (x) if and to the extent that the Requirement of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents and (y) for Permitted Collateral Liens which are permitted to be senior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Parent or other portfolio companies.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Cure Amount” shall have the meaning specified in Section 8.04.

“Cure Right” shall have the meaning specified in Section 8.04.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness (other than Earn-out Obligations) for such period.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely in exchange for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 6 months following the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to 6 months following the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations other than repurchase obligations with respect to Holding’s common Equity Interests issued to employees and directors of Holdings and its Subsidiaries upon death, disability, retirement, severance or termination of employment or service and which provide that any repurchase obligation shall not be effective during the continuance of an Event of Default or if such purchase of Holding’s Equity Interest would not otherwise be permitted by this Agreement or would result in an Event of Default under this Agreement and customary change of control or asset sale proceeds repurchase obligations and which may come into effect prior to payment in full of all Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable and for which no events or claims that could give rise thereto are then pending or outstanding).

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“dollars” or “$” shall mean lawful money of the United States.

“Earn-out Obligation” shall mean any payment representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any Earn-out Obligation shall be valued at any time at the amount reasonably estimated at such time by the chief financial officer of Borrower to be required to be paid by any Loan Party based on Borrower’s reasonable projections and discount rate and, upon request by the Administrative Agent or in connection with any Permitted Acquisition as set forth below, set forth in an officer’s certificate signed by the chief financial officer of Borrower and delivered to the Administrative Agent; provided, further, that the amount actually paid with respect to any Earn-out Obligation included as Acquisition Consideration in connection with any Permitted Acquisition in excess of the amount estimated at the time of such Permitted Acquisition shall be included in Acquisition Consideration or any dollar threshold contained in this Agreement, but shall not create or result in a Default under Section 6.04 or 6.07 if the amount in such clause is exceeded solely by virtue of any underestimate of the amount of such Earn-out Obligation.  In connection with any Permitted Acquisition, the calculation of any Earn-out Obligation comprising Acquisition Consideration shall be set forth in an officer’s certificate signed by the chief financial officer of Borrower and delivered to the Administrative Agent on or prior to the date of such Permitted Acquisition.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank and the Swingline Lender, and (iii) unless an Event of Default pursuant to Section 8.01(a), (b), (g) or (h) has occurred and is continuing and except with respect to syndication of the Commitments and Loans by the Arrangers during the Syndication Period, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Borrower or any of Borrower’s Affiliates or Subsidiaries or (ii) Black Diamond.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.21.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Financing” shall mean the cash common equity investment directly or indirectly in Holdings by the Equity Investors as the same is further invested in cash equity in Borrower on or prior to the Closing Date, in an amount not less than $130.0 million.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean, collectively, the Permitted Holders, Affiliates of Permitted Holders and Sponsor, any co-investor existing on the Closing Date, any co-investor contributing equity in an amount not to exceed $30.0 million within 90 days of the Closing Date and officers, employees and directors of Borrower or any of its Subsidiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412 or 430 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer

Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Revolving Loan or Eurodollar Term Loan.

“Eurodollar Revolving Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurodollar Term Borrowing” shall mean a Borrowing comprised of Eurodollar Term Loans.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(h).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a)           Debt Service for such Excess Cash Flow Period;

(b)           any permanent repayments of Indebtedness (so long as not already reflected in Debt Service and excluding optional prepayments of the Term Loans made pursuant to Section 2.10(a)) made by Holdings and its Subsidiaries during such Excess Cash Flow Period;

(c)           Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered with respect to such Capital Expenditures) that are paid in cash (other than Capital Expenditures made from the proceeds of Excluded Issuances);

(d)           Capital Expenditures that Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period (other than Capital Expenditures made from the proceeds of Excluded Issuances); provided that Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period;

(e)           the aggregate amount of investments made in cash during such period pursuant to Sections 6.04(e), (i) and (n) (except to the extent made with the Net Cash Proceeds of Excluded Issuances);

(f)            taxes of Borrower and its Subsidiaries that were paid in cash (and any related interest or penalties paid in cash) during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period and for which reserves have been established;

(g)           the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period less the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(h)           losses excluded from the calculation of Consolidated Net Income by operation of clause (c) or (g) of the definition thereof that are paid in cash during such Excess Cash Flow Period;

(i)            [Intentionally Omitted];

(j)            the amount of any Earn-out Obligation paid or payable during such Excess Cash Flow Period;

(k)           the management fees, the closing fee and reimbursement of out-of-pocket expenses to Sponsor and Board of Director expenses, in each case, permitted under and paid in compliance with Section 6.09(c) or (e);

(l)            costs and expenses paid in cash related to any equity offering, permitted Investment, acquisition, disposition or any incurrence (or early extinguishment) of Indebtedness permitted by this Agreement (in each case whether or not consummated) or directly incurred in connection with the Transactions;

(m)          to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions, any acquisition consummated prior to the Closing Date or a Permitted Acquisition;

(n)           to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 120 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 120 days), expenses with respect to liability or casualty events or business interruption;

(o)           all other non-recurring items reducing Consolidated Net Income for such period, including, but not limited to, pre-opening, opening, closing and consolidation costs and expenses; provided that the aggregate amount of all non-recurring cash items added back for such period shall not exceed $5.0 million;

and

(p) any gains resulting from Refranchising Sales;

provided that any amount deducted pursuant to any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

plus, without duplication:

(i)            the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period less the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii)           all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings);

(iii)          to the extent any permitted Capital Expenditures referred to in clause (d) above do not occur in the Excess Cash Flow Period specified in the certificate of Borrower provided pursuant to clause (d) above, such amounts of Capital Expenditures that were not so made in the Excess Cash Flow Period specified in such certificates;

(iv)          any return on or in respect of investments received in cash during such period, which investments were made pursuant to Section 6.04(e), (i) or (l) (other than investments made from Excluded Issuances);

(v)           income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c) or (g) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to Section 2.10(c), (d), or (f)); and

(vi)          if deducted in the computation of Consolidated EBITDA, interest income.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period commencing on April 1, 2007 and ending on January 31, 2008 and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” shall mean an issuance and sale of Equity Interests of Holdings, to the extent such Equity Interests are not required to prepay the Loans pursuant to Section 2.10(d).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income taxes (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized, having its principal office or otherwise doing business or, in the case of any Lender, its applicable lending office in such jurisdiction (other than a business solely arising from or deemed to solely arise from any of the Transactions contemplated by this Credit Agreement or any other Loan Documents) and (b) in the case of a Foreign Lender, any U.S. federal withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to

Section 2.15(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrower under Section 2.16; provided that this subclause (b)(i) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.14(d), (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), or (iii) is attributable to a U.S. Lender’s failure to comply with Section 2.15(g).

“Executive Order” shall have the meaning assigned to such term in Section 3.22.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential Fee Letter, dated January 10, 2007, among UBS Loan Finance LLC, UBS Securities LLC and Holdings.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the latest of the Revolving Maturity Date, the Term Loan Maturity Date and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean initially Holdings and the Subsidiary Guarantors (excluding any of Holdings or a Subsidiary released from it Guarantee pursuant to the terms hereof).

“Hazardous Materials” shall mean the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan” shall have the meaning assigned to such term in Section 2.19(c)(i).

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.19(c)(iv).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19(c).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (including Earn-out Obligations but excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) [Intentionally Omitted], (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above.  The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.  In no event will obligations or liabilities in respect of any Qualified Capital Stock constitute Indebtedness hereunder.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit P.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each April, July, October and January to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such

Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and (d) with respect to any Term Loan, the Term Loan Maturity Date or an Incremental Term Loan Maturity Date, as the case may be.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine or twelve months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IPO” shall mean the first underwritten public offering by Holdings (or any direct or indirect parent of Holdings) of its Equity Interests after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18.  The amount of the LC Commitment shall initially be $15.0 million, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time.  The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower and on behalf of Borrower or its Subsidiaries pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities (other than securities representing an interest in a joint venture), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), and the Security Documents and, solely for purposes of paragraph (e) of Section 8.01, the Commitment Letter and the Fee Letter.

“Loan Parties” shall mean Holdings, Borrower and the Subsidiary Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan (and shall include any Replacement Term Loans and any Loans contemplated by Section 2.19).

“Management Services Agreement” means the management agreement by and among Sponsor, Borrower and Mattress Firm, Inc., dated as of January 18, 2007.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of Holdings and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Agreement” shall mean each of the following contracts or agreements to which any Company is a party:

(i)            any agreement which requires the performance of future services or the future delivery of products by any Company at a price of $500,000 or more;

(ii)           all agreements with any client or customer that accounted for at least $2 million of revenue of any Company in the fiscal year ended January 31, 2007; and

(iii)          all agreements with any supplier that accounted for at least $5 million of expense of any Company in the fiscal year ended January 31, 2007.

“Material Asset Sale” shall mean any disposition of property or series of related dispositions of property that yields gross proceeds to Borrower or any of its Subsidiaries in excess of $5.0 million and for which separate financial statements are reasonably capable of being prepared.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of Holdings or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $5.0 million.  For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean any Subsidiary of Borrower whose consolidated net income accounts for more than 5% of the consolidated net income of Borrower and its Subsidiaries, or the value of whose net assets exceeds 5% of consolidated total assets of Borrower and its Subsidiaries.

“Maximum Accrual” shall have the meaning assigned to such term in Section 6.11.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Merger” shall have the meaning assigned to such term in the second recital hereto.

“Merger Sub” shall have the meaning assigned to such term in the preamble hereto.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property which shall be reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary in the reasonable judgment of the Collateral Agent to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Net Cash Proceeds” shall mean:

(a)           with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 365 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 365 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any obligations which are secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

(b)                                 with respect to any Debt Issuance or any other issuance or sale of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)                                  with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, and the reasonable cost of putting any real estate in a safe and secured condition, awards or other compensation in respect of such Casualty Event.

“Net Working Capital” shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2 or K-3.

“Obligations” shall mean (i) the unpaid principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.22(b)(v).

“Officers’ Certificate” shall mean, as to any person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or any one of the Financial Officers of such person, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Company” shall mean each of Holdings and each Subsidiary thereof that directly or indirectly owns Equity Interests of Borrower.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Patriot Act” shall have the meaning assigned to such term in Section 10.13.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business unit or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

(i)                                     no Default then exists or would result therefrom;

(ii)                                  after giving effect to such transaction on a Pro Forma Basis, (A) Borrower shall be in compliance with all covenants set forth in Section 6.10 as of the most recent Test Period (assuming, for purposes of Section 6.10, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period), and (B) unless expressly approved by the Administrative Agent, the person or business to be acquired shall have generated positive EBITDA on a pro forma basis after giving effect to the acquisition thereof for the Test Period most recently ended prior to the date of consummation of such acquisition;

(iii)                               no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except to the extent such Indebtedness or other liability would be permitted to be incurred by a Loan Party hereunder, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

(iv)                              the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents (to the extent required herein or therein) and shall be free and clear of any Liens, other than Permitted Collateral Liens;

(v)                                 in the case of an acquisition of the Equity Interests of a publicly held person, the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi)                              all transactions in connection therewith shall be consummated in accordance with all applicable material Requirements of Law;

(vii)                           with respect to any transaction involving Acquisition Consideration of more than $10.0 million, unless the Administrative Agent shall otherwise consent, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements (or if the acquisition is not for all of the assets or Equity Interests, then pro forma for the assets or Equity Interests being acquired) for the last three fiscal years (or, if less, the number of years available) of the person or business to be acquired (audited or unaudited as available) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the lesser of (x) the succeeding five years pertaining to the person or business to be acquired and (y) the number of years until the Term Loan Maturity Date and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

(viii)                        at least five Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect;

(ix)                                the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances or paid with Equity Interests of any Parent Company (other than Holdings)) for such acquisition shall not exceed $40.0 million, and the aggregate amount of the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances or paid with Equity Interests of any Parent Company (other than Holdings)) for all Permitted Acquisitions since the Closing Date shall not exceed $150.0 million; and

(x)                                   in the case of an acquisition of Equity Interests or assets of a Foreign Subsidiary, after giving effect to any such acquisition, not more than 10% of the assets of Holdings and its Subsidiaries shall be located outside of the United States.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, the Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (u) and (v) of Section 6.02 and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (c), (d), (e), (g), (i), (l), (k), (t) and (u) of Section 6.02.

“Permitted Cure Securities” shall mean equity securities (other than Disqualified Capital Stock) of Holdings designated as Permitted Cure Securities in a certificate delivered by Borrower to the Administrative Agent that are issued in connection with Cure Rights being exercised by Borrower under Section 6.10(d) (the net proceeds of which are contributed to the common equity of Borrower).

“Permitted Holders” shall mean J.W. Childs Associates, L.P., J.W. Childs Equity Partners III, L.P., JWC Fund III Co-Invest, LLC, Mr. John W. Childs, Gary T. Fazio, Jim R. Black, R. Stephen Stagner, and any institution designated by any Permitted Holder to which such Permitted Holder transfers voting Equity Interests for cash consideration of up to $30.0 million as consented to by the Required

Lenders in their reasonable judgment, and, in each case, their respective Controlled Investment Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension or any Indebtedness of such Person; provided, that, (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, renewal, refinancing, funding or extension has a final maturity date, and has a weighted average life to maturity of, equal to or later than the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended (excluding the effects of nominal amortization in the amount of no greater than one percent per annum and prepayments of Indebtedness), (c) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable in any material respect to the Lenders than those contained in the Indebtedness being modified, refinanced, refunded, renewed or extended and (d) the obligors thereunder shall not be different and the guarantees or security thereof shall not be any greater than the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Tax Distributions” shall mean payments, dividends or distributions by Borrower to Holdings (which may be further paid, dividended or distributed to any direct or indirect parent of Holdings) in order to pay consolidated or combined federal, state or local taxes attributable to Borrower’s and each of its Subsidiaries which are not in excess of the lesser of (i) the tax liabilities that would have been payable by Borrower and its Subsidiaries as a stand-alone consolidated or combined tax group (less any taxes payable directly by Borrower or any of its Subsidiaries), or (ii) the actual tax liabilities of the Holdings group on a consolidated or combined basis or, if a direct or indirect parent of Holdings is the parent of the consolidated or combined tax group, the tax liabilities that would have been payable by Holdings, Borrower and its Subsidiaries as a stand-alone consolidated or combined tax group (less any taxes payable directly by Holdings, Borrower or any of its Subsidiaries).

“person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, unlimited company or government or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.19(d).

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Preferred Stock Issuance” shall mean the issuance or sale by Holdings or any of its Subsidiaries of any Preferred Stock after the Closing Date (other than (x) as permitted by Section 6.01 or (y) any Excluded Issuance).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP, in the good faith determination of the chief financial officer of Borrower or Holdings, and otherwise reasonably satisfactory to the Administrative Agent.  Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Borrower or Holdings and, for any fiscal period ending on or prior to the first anniversary of an asset acquisition or asset disposition, in each case, permitted hereunder, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition or asset disposition, for purposes of determining compliance with the covenants set forth in Sections 6.10 and 6.18, such adjustments may reflect additional operating expense reductions and other additional operating improvements or synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but that are reasonably anticipated by Borrower or Holdings to be realizable in connection with such asset acquisition or asset disposition in the 12-month period following the consummation of such asset acquisition or asset disposition are estimated on a good faith basis by Borrower or Holdings, and are reasonably satisfactory to the Administrative Agent.  Borrower or Holdings shall deliver to the Administrative Agent a certificate of a Financial Officer of Borrower or Holdings setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold or other estate) in and to any and all parcels of or interests in real property owned or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 10.02(e).

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.01(a) of Holdings or any of its Subsidiaries.

“Refranchising Sale” shall mean any sale of franchises (including store development agreements, real estate and other related assets whether repurchased or internally developed), in the ordinary course of business.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 10.02(e).

“Required Class Lenders” shall mean (i) with respect to Term Loans, Lenders having more than 50% of all Term Loans outstanding and (ii) with respect to Revolving Loans, Required Revolving Lenders.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all outstanding principal amounts in respect of the Loans outstanding, LC Exposure and unused Revolving and Term Loan Commitments.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person or any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restatement Date” shall mean February 16, 2007.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $25.0 million.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b).  Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean January 18, 2013, the date which is 6 years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Rollover Equity” shall mean the continued common equity interest (including by sale or redemption for cash on the Closing Date with substantially contemporaneous reinvestment) of certain existing stockholders of Borrower in Holdings (or in any direct or indirect parent of Holdings).

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purposes or purposes as the property being sold or transferred.

“Secured Obligations” shall mean (a) the Obligations, (b) the payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit M among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Seller” shall have the meaning assigned to such term in the first recital thereto.

“Senior Subordinated Loan Agreement” shall mean any indenture, note purchase agreement, investment agreement or other agreement pursuant to which the Senior Subordinated Loans are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Subordinated Loan Documents” shall mean the Senior Subordinated Loans, the Senior Subordinated Loan Agreement, the Senior Subordinated Loan Guarantees, and each agreement, certificate, instrument, letter or other document related thereto (including in each case each exhibit, schedule, annex or attachment thereto).

“Senior Subordinated Loan Guarantees” shall mean the guarantees of Holdings and the Subsidiary Guarantors pursuant to the Senior Subordinated Loan Agreement.

“Senior Subordinated Loans” shall mean Borrower’s Senior Subordinated Loans due 2015 issued pursuant to the Senior Subordinated Loan Agreement.

“Sponsor” shall mean J.W. Childs Associates, L.P. and its Affiliates.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by a Requirement of Law or other purposes that are typical in accordance with custom and practice in the industry or (d) Indebtedness of Borrower or any of its Subsidiaries permitted to be incurred under Section 6.01.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).  Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable, including the Senior Subordinated Loans.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.  Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11, but excluding any Subsidiary released from its Guarantee pursuant to the terms hereunder.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless (A) otherwise agreed by the Collateral Agent or (B) there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 4.01(o)(iii) or (b) otherwise acceptable to the Collateral Agent.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17.  The amount of the Swingline Commitment shall initially be $5.0 million, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Syndication Period” shall mean the period commencing on the Closing Date and ending on the earlier to occur of (i) the 90th day following the Closing Date and (ii) the date the Syndication Agent shall have notified Borrower that the primary syndication of the Loans and Commitments has been completed.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a).  Each Term Loan shall either be an ABR Term Loan or a Eurodollar Term Loan.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date, in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The aggregate amount of the Lenders’ Term Loan Commitments was $185.0 million on the Closing Date and is $225.0 million on the Restatement Date.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean January 18, 2014, the date which is 7 years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b).

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Section 5.13(c).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Transaction Documents” shall mean the Acquisition Documents, the Senior Subordinated Loan Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Refinancing; (d) the Equity Financing; (e) the Rollover Equity; (f) the execution, delivery and performance of the Senior Subordinated Loan Documents and the borrowings thereunder; and (g) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“U.S. Person” shall mean any person that is a United States person within the meaning of Section 7701(a)(30) of the Code.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect members of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02                                   Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03                                   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”  Except as expressly stated otherwise, “fair market value” shall be deemed to be as determined in the good faith of the Borrower.

SECTION 1.04                                   Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

SECTION 1.05                                   Resolution of Drafting Ambiguities.  Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01                                   Commitments.  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a)                                  to make Term Loans to Borrower on the Closing Date and the Restatement Date in the principal amount not to exceed its Term Loan Commitment in effect on each such date; and

(b)                                 to make Revolving Loans to Borrower, at any time and from time to time on or after the Closing Date until the earlier of (i) the Revolving Maturity Date and (ii) the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed.  Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02                                   Loans.

(a)                                  Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $100,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

(b)                                 Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings under the Revolving Loans and ten Eurodollar Borrowings under the Term Loans outstanding hereunder at any one time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)                                  Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)                                  Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Term Loan Maturity Date, or Incremental Term Loan Maturity Date, as applicable.

SECTION 2.03                                   Borrowing Procedure.  To request a Revolving Borrowing or Term Borrowing, Borrower shall deliver, by hand delivery, telecopier or electronic mail (in pdf form and then followed by the original via overnight mail), a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.  Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a)                                  whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term Loans;

(b)                                 the aggregate amount of such Borrowing;

(c)                                  the date of such Borrowing, which shall be a Business Day;

(d)                                 whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(e)                                  in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(f)                                    the location (which shall be an account in the United States) and number of Borrower’s account to which funds are to be disbursed; and

(g)                                 that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04                                   Evidence of Debt; Repayment of Loans.

(a)                                  Promise to Repay.  Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)                                 Lender and Administrative Agent Records.  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.  The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.  The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

(c)                                  Promissory Notes.  Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K-1, K-2 or K-3, as the case may be.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05                                   Fees.

(a)                                  Commitment Fee.  Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Margin with respect to the commitment fee per annum on the average daily unused amount of the Revolving Commitments of such Revolving Lenders.  Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of January, April, July, October of each year, commencing on April 30, 2007, and (B) on the date on which such Revolving Commitment terminates.  Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)                                 Administrative Agent Fees.  Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

(c)                                  LC and Fronting Fees.  Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of January, April, July, October of each year, commencing on April 30, 2007, and (ii) on the date on which the Revolving Commitments terminate.  Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor.  All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)                                 All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06                                   Interest on Loans.

(a)                                  ABR Loans.  Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)                                 Eurodollar Loans.  Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)                                  Default Rate.  Notwithstanding the foregoing, during the continuance of an Event of Default occurring under Section 8.01(a), (b), (g) or (h), all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal and premium, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d)                                 Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                                  Interest Calculation.  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07                                   Termination and Reduction of Commitments.

(a)                                  Termination of Commitments.  The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.  The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b)                                 Optional Terminations and Reductions.  At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $1.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c)                                  Borrower Notice.  Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08                                   Interest Elections.

(a)                                  Generally.  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  Borrower may elect different options with respect to different portions of the affected Borrowing, in which case, each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings under the Revolving Loans and ten Eurodollar Borrowings under the Term Loans outstanding hereunder at any one time.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                                 Interest Election Notice.  To make an election pursuant to this Section, Borrower shall deliver, by hand delivery, telecopier or electronic mail (in pdf form and then followed by the original via overnight mail), a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each Interest Election Request shall be irrevocable.  Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c)                                  Automatic Conversion to ABR Borrowing.  If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09                                   Amortization of Term Borrowings.  Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a “Term Loan Repayment Date”), a principal amount of the Term Loans equal to the amount set forth on Annex I for such date (as adjusted from time to time pursuant to Section 2.10(h)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.  To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.

SECTION 2.10                                   Optional and Mandatory Prepayments of Loans.

(a)                                  Optional Prepayments.  Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 or, if less, the outstanding principal amount of such Borrowing.

(b)                                 Revolving Loan Prepayments.

(i)                                     In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit, collateralize all outstanding

Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii)                                  In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii)                               In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Revolving Borrowings, and second, replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit reasonably acceptable to the Issuing Bank from an issuer reasonably satisfactory to the Issuing Bank, or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv)                              In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit, collateralize all outstanding Letters of Credit with a supporting letter of credit from an issuer reasonably satisfactory to the Issuing Bank, or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(c)                                  Asset Sales.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)                                     no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (c), (d), (e) (solely with respect to mergers and consolidations among Loan Parties and/or their Subsidiaries), (f), (g), (h), (i), (j) and (k), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $1.0 million in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $3.0 million in Net Cash Proceeds in any fiscal year (and thereafter only such Net Cash Proceeds in excess of $3.0 million shall be required to be applied to prepayment in accordance with this Section 2.10(c)); provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

(ii)                                  so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to the fifth Business Day following such date stating that such Net Cash Proceeds are expected to be used to purchase replacement assets or repair such assets, or to purchase assets used or useful in the business of Borrower and its Subsidiaries, or to acquire 100% of the Equity Interests of any person that owns such assets or engages in a business of the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 6.14 and, in each case, otherwise in compliance with the terms of this Agreement, no later than 365 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.

(d)                                 Debt Issuance or Preferred Stock Issuance.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by Holdings or any of its Subsidiaries (other Preferred Stock Issuances to Equity Investors having terms substantially the same as the Equity Financing), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e)                                  [Intentionally Omitted].

(f)                                    Casualty Events.  Not later than five Business Days following the receipt of any Net Cash Proceeds in excess of $1.0 million from a Casualty Event by Holdings or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)                                     such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to purchase replacement assets or repair such assets, or to purchase assets used or useful in the business of Borrower and its Subsidiaries, or to acquire 100% of the Equity Interests of any person that owns such assets or engages in a business of the type that Borrower and its Subsidiaries are permitted to be engaged in under Section 6.15 and, in each case, otherwise in compliance with the terms of the Agreement no later than 365 days following the date of receipt of the entire amount of such proceeds; provided that such time may be extended by an additional 90 days if, on or prior to the 365th day following the date of receipt of such proceeds, Borrower delivers an Officers’ Certificate to the Administrative Agent detailing the intended use of such proceeds and certifying that the proceeds will be used to replace the assets subject to such Casualty Event; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agents, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12; and

(ii)                                  if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period (or such longer period to the extent extended pursuant to the first proviso to clause (i) above), such unused portion shall be applied within 5 business days after the end of such period as a mandatory prepayment as provided in this Section 2.10(f).

(g)                                 Excess Cash Flow.  No later than the earlier of (i) 120 days after the end of each Excess Cash Flow Period and (ii) 15 days after the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 50.0% of Excess Cash Flow for the Excess Cash Flow Period then ended; provided, however, that if the Total Leverage Ratio as of the end of such Fiscal Year is less than 4.0:1.0, then the amount of such prepayment for such Fiscal Year shall be reduced to an amount equal to 25.0% of such Excess Cash Flow; provided, further, that if the Leverage Ratio as of the end of such Fiscal Year is less than 2.5:1.0, then the amount of such prepayment for such Fiscal Year shall be reduced to an amount equal to 0% of such Excess Cash Flow; provided, further, however, that the amount required to be prepaid pursuant to this clause (g) shall be reduced dollar-for-dollar by the amount of any voluntary prepayments of Term Loans other than to the extent financed using the proceeds of incurrence of Indebtedness.

(h)                                 Application of Prepayments.  Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this Section 2.10(h).  Any optional prepayments of Loans pursuant to Section 2.10(a) shall be applied, at the option of Borrower (which option shall be set forth in the notice referred to in the first sentence of this clause (h)) to (x) repay then outstanding Revolving Loans or (y) to repay then outstanding Term Loans in the manner directed by Borrower.  Any mandatory prepayments of Term Loans pursuant to Section 2.10(c), (d), (f) or (g) shall be applied to reduce scheduled prepayments required under Section 2.09, first, to such scheduled prepayments due for the next four Term Loan Repayment Dates following such prepayment and, second, on a pro rata basis among the prepayments remaining to be made on each remaining Term Loan Repayment Date.  After application of mandatory prepayments of Term Loans described above in this Section 2.10(h) and to the extent there are mandatory prepayment amounts remaining after such application, the Revolving Commitments shall be permanently reduced ratably among the Revolving Lenders in accordance with their applicable Revolving Commitments in an aggregate amount equal to such excess, and Borrower shall comply with Section 2.10(b).

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(i)                                     Notice of Prepayment.  Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07.  Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Such notice to the Lenders may be by telecopier or electronic mail.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11                                 Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b)                                 the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12                                   Yield Protection.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii)                                  subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii)                               impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.13                                   Breakage Payments.  In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Revolving Loan or Eurodollar Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense (excluding, in any case, loss of anticipated profit) attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.14                                   Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)                                  Payments Generally.  Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b)                                 Pro Rata Treatment.

(i)                                     Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)                                  Each payment on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders.  Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)                                  Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

(d)                                 Sharing of Set-Off.  If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.  If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e)                                  Borrower Default.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                    Lender Default.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(e), 2.17(d), 2.18(d), 2.18(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15                                   Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Loan Parties shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b)                                 Payment of Other Taxes by Borrower.  Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c)                                  Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error. If Indemnified Taxes were not correctly or legally asserted, the Administrative Agent, the Issuing Bank or such Lender shall, upon the Borrower’s request and at the expense of the Loan Parties, provide such documents to the Borrower in form and substance satisfactory to the Administrative Agent, as the Borrower may reasonably request, to enable the applicable Loan Party to contest such Indemnified Taxes pursuant to appropriate proceedings then available to such Loan Party (so long as neither such contest nor the provision of such documents to the Borrower shall, in the good faith determination of the Administrative Agent, the Issuing Bank or the Lender, have a reasonable likelihood of resulting in any liability of, or a material adverse consequence to the Administrative Agent, the Issuing Bank or such Lender and doing so is otherwise permitted under applicable law as determined by the Administrative Agent, the Issuing Bank or such Lender). This Section 2.15(c) shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other person.

(d)                                 Evidence of Payments.  As soon as practicable (but in no event later than 30 days) after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  To the extent that a Foreign Lender is legally entitled to do so, such Foreign Lender shall deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  duly completed original copies of Internal Revenue Service Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit Q, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)                              any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g)                                 U.S. Lenders.  Each Lender who is a U.S. Person on or prior to the date of its execution and delivery of this Agreement, on or prior to the date on which it becomes a Lender, in the case of an assignee, and from time to time thereafter if requested in writing by Borrower or the Administrative Agent, shall provide Borrower and the Administrative Agent with duplicate executed originals of Internal Revenue Service Form W-9, or any successor form, certifying that such Lender is entitled to exemption from United States backup withholding tax.

SECTION 2.16                                   Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender.  Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth in reasonable detail such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Administrative Agent shall have been paid the processing and recordation fee specified in Section 10.04(b);

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts;

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, with respect to an exercise by Borrower of its rights under this Section 2.16(b) resulting from a claim for compensation by such Lender under Section 2.12, such Lender withdraws or waives such claim within 10 Business Days of such Lender’s receipt of the notice to such Lender of Borrower’s intent to exercise of its rights under this Section 2.16(b) referred to above.

SECTION 2.17                                   Swingline Loans.

(a)                                  Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving

Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5.0 million or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b)                                 Swingline Loans.  To request a Swingline Loan, Borrower shall deliver, by hand delivery, telecopier or electronic mail (in pdf form and then followed by the original via overnight mail), a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan.  Each Swingline Loan shall be an ABR Loan.  The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.  Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom.  Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $50,000 above such amount.

(c)                                  Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 2:00 p.m., New York City time, on the proposed date of repayment.

(d)                                 Participations.  The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment).  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower

(or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent.  Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18                                   Letters of Credit.

(a)                                  General.  Subject to the terms and conditions set forth herein, Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary).  The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices.  To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by other electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 2:00 p.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)                                     the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii)                                  the amount thereof;

(iii)                               the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv)                              the name and address of the beneficiary thereof;

(v)                                 whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi)                              the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii)                           the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii)                        such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i)                                     the Letter of Credit to be amended, renewed or extended;

(ii)                                  the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii)                               the nature of the proposed amendment, renewal or extension; and

(iv)                              such other matters as the Issuing Bank may reasonably require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV with respect to any Letter of Credit issued on the Closing Date and in Section 4.02 otherwise in respect of such issuance, amendment, renewal or extension shall have been satisfied.  Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $10,000, in the case of a Commercial Letter of Credit, or $50,000, in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d).  On the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

(c)                                  Expiration Date.

(i)                                     Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 360 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 360 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(ii)                                  If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) or otherwise), or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or collateralization of any Letter of Credit in accordance with the terms of this Agreement and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.

(i)                                     If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii)                                  If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving

Lender’s Pro Rata Percentage thereof.  Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii)                               If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f)                                    Obligations Absolute.  The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries.  None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c).  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms and in interest bearing accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h).  Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement.  If Borrower is required to provide an amount of cash collateral hereunder as a result of the existence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j)                                     Additional Issuing Banks.  Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such designated Revolving Lender(s).  Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k)                                  Resignation or Removal of the Issuing Bank.  The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower.  The Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank.  At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c).  From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l)                                     Other.  The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i)                                     any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii)                                  the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.19                                   Increase in Commitments.

(a)                                  Borrower Request.  Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments and/or (y) the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”) by an amount not in excess of $25.0 million in the aggregate and not less than $5.0 million individually.  Each such notice shall specify (i) the date (each, an “Increase Effective

Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b)                                 Conditions.  The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i)                                     each of the conditions set forth in Section 4.02 (other than clause (a) thereof) shall be satisfied;

(ii)                                  no Default or Event of Default shall have occurred and be continuing or would result from the borrowings, if any, to be made on the Increase Effective Date;

(iii)                               after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), Borrower shall be in compliance on a Pro Forma Basis with each of the covenants set forth in Sections 6.10(a) and (b) as of the last measurement date, treating such borrowings, increase in Indebtedness and consummation as if it occurred on the first day of the last measurement period;

(iv)                              Borrower shall make any payments required pursuant to Section 2.13 in connection with any adjustment of Revolving Loans pursuant to Section 2.19(d); and

(v)                                 Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)                                  Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)                                     terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term Loans (it being understood that Incremental Term Loans may be part of the existing Term Loans);

(ii)                                  the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii)                               the weighted average life to maturity of all new Term Loans shall be no shorter than the weighted average life to maturity of the Revolving Loans and the existing Term Loans;

(iv)                              the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Final Maturity Date; and

(v)                                 the Applicable Margins for the new Term Loans shall be determined by Borrower and the applicable new Lenders; provided, however, that the Applicable Margins for the new Term Loans shall not be greater than the highest Applicable Margins that may, under any circumstances, be payable with respect to Term Loans plus 50 basis points (and the Applicable

Margins applicable to the Term Loans shall be increased to the extent necessary to achieve the foregoing).

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.19.  In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments made pursuant to this Agreement.

(d)                                 Adjustment of Revolving Loans.  To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(e)                                  Making of New Term Loans.  On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to Borrower in an amount equal to its new Commitment.

(f)                                    Equal and Ratable Benefit.  The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents.  The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01                                 Organization; Powers.  Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Company is in compliance with its Organizational Documents and, with respect to any such Organizational Documents which are multiparty agreements, there is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02                                   Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03                                   No Conflicts.  Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate in any material respect any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04                                   Financial Statements; Projections.

(a)                                  Historical Financial Statements.  Borrower has heretofore delivered to the Lenders (i) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower as of and for the fiscal years ended January 31, 2004, 2005 and 2006, audited by and accompanied by the unqualified opinion of Crow Chizek and Company LLC, independent public accountants, and (ii) unaudited consolidated balance sheets and related statements of income of Borrower for each fiscal month ending after the last fiscal year covered by the audited financial statements referenced in clause (i) and more than 30 days prior to the Closing Date and for the comparable periods of the preceding fiscal year, in each case, certified by the chief financial officer of Borrower .  Such financial statements and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP (in the case of financial statements delivered pursuant to Sections 5.01(b) and (c), subject to normal year-end audit adjustments and the absence of footnotes) and present fairly and in all material respects the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate.

(b)                                 No Liabilities.  Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents and the Senior Subordinated Loan Documents.  Since January 31, 2006, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Pro Forma Financial Statements.  Borrower has heretofore delivered to the Lenders Borrower’s unaudited pro forma consolidated balance sheet and related statements of income and cash flows and pro forma EBITDA, for the fiscal year ended January 31, 2006, and as of and for the latest twelve-month period ending more than 30 days prior to the Closing Date, in each case, after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows.  Such pro forma financial statements have been prepared in good faith by the Loan Parties, based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the Closing Date to be reasonable), are based on the best information available to the Loan Parties as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and present fairly in all material respects the pro forma consolidated financial position and results of operations of Holdings as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(d)                                 Forecasts.  The forecasts of financial performance of Holdings and its subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to reasonable (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.05                                   Properties.

(a)                                  Generally.  Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b)                                 Real Property.  Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased, licensed or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company and, in each of the cases described in clauses (i) and (ii) of this Section 3.05(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(c)                                  No Casualty Event.  As of the Closing Date, no Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property that would reasonably be expected to result in a Material Adverse Effect.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

(d)                                 Collateral.  Each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing, in each case used in, necessary for or material to each Company’s business as currently conducted.  The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06                                   Intellectual Property.

(a)                                  Ownership/No Claims.  Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim.  The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Registrations.  Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate, on and as of the Closing Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c)                                  No Violations or Proceedings.  To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).

SECTION 3.07                                   Equity Interests and Subsidiaries.

(a)                                  Equity Interests.  Schedules 1(a) and 10(a) to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower or joint ventures permitted by this Agreement, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries.  All Equity Interests of Borrower are owned directly by Holdings.  Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement and other Permitted Collateral

Liens, and, with respect to the Equity Interests of Borrower and its Wholly-Owned Subsidiaries, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b)                                 No Consent of Third Parties Required.  No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof, except as have been obtained.

(c)                                  Organizational Chart.  An accurate organizational chart, showing the ownership structure of Holdings, Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 10(a) to the Perfection Certificate dated the Closing Date.

SECTION 3.08                                   Litigation; Compliance with Laws.  Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09                                   Agreements.  No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.  No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.  As of the Closing Date, Schedule 3.09 accurately and completely lists all Material Agreements entered into as of the Closing Date and Borrower has delivered to the Administrative Agent complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto through the Closing Date, and all such Material Agreements are in full force and effect as of the Closing Date.

SECTION 3.10                                   Federal Reserve Regulations.  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.  The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.11            Investment Company Act.  No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to registration under, the Investment Company Act of 1940, as amended.

SECTION 3.12            Use of Proceeds.  Borrower will use the proceeds of  Term Loans and up to $5.0 million of Revolving Loans on the Closing Date to finance a portion of the Acquisition consideration and the Refinancing and to pay fees, commissions and expenses in connection therewith.  After the Closing Date, the Revolving Loans and Swingline Loans will be used by Borrower and its subsidiaries for working capital and general corporate purposes (including to effect Permitted Acquisitions).

SECTION 3.13            Taxes.  Except as set forth on Schedule 3.13, each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected, withheld or remitted or caused to be duly and timely paid, collected, withheld or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible, withholdable or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect.  Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 3.14            No Material Misstatements.  No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading in any material respect as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection or pro forma adjustment, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

SECTION 3.15            Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

SECTION 3.16            Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.17            Employee Benefit Plans.  Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company.  The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1.0 million the fair market value of the property of all such underfunded Plans.  Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18            Environmental Matters.  Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)           The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(b)           The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(c)           There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(d)           There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim;

(e)           No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation;

(f)            No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(g)           No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(h)           No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(i)            The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(j)            The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

SECTION 3.19            Insurance.  Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date.  All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, except, in such case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20            Security Documents.

(a)           Security Agreement.  The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b)           PTO Filing; Copyright Office Filing.  When the Security Agreement or an appropriate short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and appropriate UCC financing statements are filed in the proper governmental offices, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.

(c)           Mortgages.  Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11 and 5.12, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11 and 5.12), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Permitted Collateral Liens.

(d)           Valid Liens.  Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

SECTION 3.21            Acquisition Documents and Senior Subordinated Loan Documents.  The Lenders have been furnished true and complete copies of (a) the Acquisition Agreement and each agreement, certificate, instrument, letter or other document related thereto (including in each case each exhibit, schedule, annex or attachment thereto) (the “Acquisition Documents”) and (b) the Senior Subordinated Loan Documents.

SECTION 3.22            Anti-Terrorism Law.

(a)           No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism

Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23            Subordination of Senior Subordinated Loans.  The Secured Obligations are “Senior Debt,” the Guaranteed Obligations are “Guarantor Senior Debt” and the Secured Obligations and Guaranteed Obligations are “Designated Senior Debt,” in each case, within the meaning of the Senior Subordinated Loan Documents.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01            Conditions to Initial Credit Extension.  The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it on the Closing Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a)           Loan Documents.  There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b)           Corporate Documents.  The Administrative Agent shall have received:

(i)            a certificate of the secretary or assistant secretary or the managing member of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii)           a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from the Secretary of State (or other applicable Governmental Authority) of its state or organization and other jurisdictions reasonably requested by the Administrative Agent; and

(iii)          such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c)           Officers’ Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(d)           Financings and Other Transactions, etc.

(i)            The Acquisition shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Acquisition Agreement, without the waiver or amendment of any such terms not approved by the Arrangers other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.

(ii)           Borrower shall have received $120.0 million in gross proceeds from the issuance and sale of the Senior Subordinated Loans, and the Senior Subordinated Loan Agreement shall be in form and substance reasonably satisfactory to the Lenders.

(iii)          The Equity Financing shall have been consummated and the Rollover Equity issued.

(iv)          The Refinancing shall have been consummated in full to the satisfaction of the Administrative Agent with all liens in favor of the existing lenders with respect to the liabilities subject to the Refinancing being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(e)           Financial Statements; Pro Forma Balance Sheet; Projections.  The Lenders shall have received (i) the financial statements described in Section 3.04(a), each of which financial statements shall be prepared in accordance with GAAP (subject, in the case of the financial statements described in clauses (ii) and (iii) of Section 3.04(a) to normal year-end adjustments and lack of footnotes and other presentation items), (ii) the financial statements described in Section 3.04(c) prepared on a basis reasonably satisfactory to the Arrangers and (iii) forecasts of the financial performance of Borrower and its Subsidiaries (x) on an annual basis, through 2014 and (y) on a quarterly basis, through 2008.

(f)            Indebtedness and Minority Interests.  After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Senior Subordinated Loans, (iii) the Indebtedness listed on Schedule 6.01(b) and (iv) Indebtedness owed to Borrower or any Guarantor.

(g)           Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arrangers, the Lenders and the Issuing Bank, a written opinion of (i) Ropes & Gray LLP, special counsel for the Loan Parties, substantially in the form of Exhibit R and (ii) each local counsel listed on Schedule 4.01(g), in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent.

(h)           Solvency Certificate.  The Administrative Agent shall have received a solvency certificate attesting to the solvency of the Loan Parties (taken as a whole) after giving effect to the Transactions, in the form of Exhibit O, dated the Closing Date and signed by the chief financial officer of Borrower.

(i)            Requirements of Law.  The Lenders shall be satisfied that Holdings, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j)            Consents.  The Lenders shall be satisfied that all requisite material Governmental Authorities and third parties shall have approved or consented to the Transactions (other than such consents and approvals the failure to obtain could not reasonably be expected to have a Material Adverse Effect or that are otherwise not required under the Acquisition Agreement), and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k)           [Intentionally Omitted]

(l)            [Intentionally Omitted]

(m)          Fees.  The Arrangers and Administrative Agent shall have received all Fees and other amounts due, payable and invoiced on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents) required to be reimbursed or paid by Borrower to the Administrative Agent hereunder or under any other Loan Document.

(n)           Personal Property Requirements.  The Collateral Agent shall have received:

(i)            all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)           the Intercompany Note executed by and among Holdings and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank;

(iii)          all other certificates, agreements, including Control Agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

(iv)          UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents and, with respect to all UCC financing statements required to be filed pursuant to the Loan Documents, evidence satisfactory to the Administrative Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to the Administrative Agent for the tracking of all such financing statements and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof;

(v)           certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Collateral Liens, Liens which will be terminated in connection with the Refinancing or any other Liens acceptable to the Collateral Agent);

(vi)          [Intentionally Omitted]; and

(vii)         evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(o)           [Intentionally Omitted].

(p)           Insurance.  The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable)

and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(q)           USA Patriot Act.  The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) including the information described in Section 10.13.

SECTION 4.02            Conditions to All Credit Extensions.  The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension but excluding any continuation or conversion of Loans) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a)           Notice.  The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b)           No Default.  Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c)           Representations and Warranties.  Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension; provided that:

(i)            to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date;

(ii)           any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates (except, in the case of the initial Credit Extension only, any such representation and warranty that is modified by the term “Material Adverse Effect” shall be deemed to be modified by the term “Closing Date Material Adverse Effect”); and

(iii)          the only representations relating to Holdings, its Subsidiaries and its businesses the making of which shall be a condition to availability of the initial Credit Extension on the Closing Date shall be (A) such of the representations made by Holdings in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Merger Sub has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement and (B) the representations contained in Sections 3.01, 3.02, 3.02, 3.03, 3.08, 3.10, 3.11 and 3.20.

(d)           No Legal Bar.  No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement or the making of Loans hereunder.

Each of the delivery of a Borrowing Request (other than in connection with a continuation or conversion of Loans) or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied.  Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(d) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been canceled or have expired or have been collateralized in a matter reasonably acceptable to the Administrative Agent and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01            Financial Statements, Reports, etc.  Furnish to the Administrative Agent (for prompt delivery to each Lender), and upon the request of the Administrative Agent or any Lender, to each such Lender making the request to Borrower or the Administrative Agent, the following:

(a)           Annual Reports.  As soon as available and in any event within 135 days after the end of the fiscal year ending January 31, 2007 and within 105 days after the end of each fiscal year thereafter, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by an opinion of Crow Chizek and Company LLC or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);

(b)           Quarterly Reports.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year thereafter, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with GAAP and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with the audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Borrower for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts, and (iii) a narrative report and management’s discussion and analysis in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);

(c)           Monthly Reports.  Within 30 days after the end of the first two months of each fiscal quarter thereafter, the consolidated balance sheet of Borrower as of the end of each such month and the related consolidated statements of income and cash flows of Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(d)           Financial Officer’s Certificate.  (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) beginning with the fiscal quarter ending July 31, 2007, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 (including the aggregate amount of Excluded Issuances for such period and the uses therefor) and, concurrently with any delivery of financial statements under Section 5.01(a) above, setting forth Holding’s calculation of Excess Cash Flow; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending January 31, 2007, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to a financial covenant under Section 6.10 has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(e)           Financial Officer’s Certificate Regarding Collateral.  Concurrently with any delivery of financial statements under Section 5.01(a) above, a certificate of a Financial Officer (A) updating, to the extent necessary, (i) the list of the Loan Parties owned and leased real property, (ii) any changes to the names or locations of any Loan Party or (iii) any other information reasonably requested by the Administrative Agent with respect to the Collateral including delivering the Administrative Agent and Collateral Agent a Perfection Certificate Supplement or (B) confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement so delivered;

(f)            Public Reports.  Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Material Indebtedness pursuant to the terms of the documentation governing such Material Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

(g)           Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(h)           Budgets.  Within 60 days after the beginning of each fiscal year of Borrower, a budget for Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in detail, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is a reasonable estimate for the periods covered thereby;

(i)            Senior Subordinated Loan Agreement.  Promptly provide copies of any notices or reports provided to the Agent (as defined in the Senior Subordinated Loan Agreement) pursuant to Section 6.1 of the Senior Subordinated Loan Agreement not otherwise provided to the Administrative Agent under this Section 5.01.

(j)            Other Information.  Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02            Litigation and Other Notices.  Furnish to the Administrative Agent (for prompt delivery to each Lender), and upon the request of the Administrative Agent or any Lender, to each such Lender making the request to Borrower or the Administrative Agent, written notice of the following promptly (and, in any event, within five Business Days of the occurrence thereof):

(a)           any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document, and promptly (and no more than 15 days after receiving such request) provide copies to the Administrative Agent and upon written request of the Administrative Agent of all pleadings and judgments related to such item; and

(c)           promptly (and, in any event, within five Business Days of the occurrence thereof) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect.

SECTION 5.03            Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) comply with all material agreements except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect; (iii) comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except, where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and (iv) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business and subject to casualty and condemnation events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

SECTION 5.04            Insurance.

(a)           Generally.  Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to each Company’s Real Property and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated businesses) with such deductibles as is customary in the case of similar businesses operating in the same or similar locations.

(b)           Requirements of Insurance.  All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days (or 10 days with respect to non-payment of premium) after receipt by the Collateral Agent of written notice thereof and if an endorsement providing such notice is commercially impracticable by Borrower’s carrier, Borrower will use its commercially reasonable efforts to provide 30 days notice to the Collateral Agent prior to the cancellation, material reduction in amount or material change in coverage, (ii) name the Collateral Agents as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or additional loss payee (in the case of property insurance), as applicable and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.

(c)           Notice to Agents.  Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

(d)           Flood Insurance.  With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e)           Broker’s Report.  Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

(f)            Mortgaged Properties.  No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

SECTION 5.05            Taxes.

(a)           Payment of Taxes.  Pay its Indebtedness and other obligations promptly and in accordance with their terms, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

(b)           Filing of Returns.  Timely and correctly file all material Tax Returns required to be filed by it.  Withhold, collect and remit all material Taxes that it is required to collect, withhold or remit.

(c)           Tax Shelter Reporting.  Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06            Employee Benefits.  (a) Comply with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 30 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $5.0 million or in the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan maintained by any Company; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan maintained by any Company (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

SECTION 5.07            Maintaining Records; Access to Properties and Inspections; Annual Meetings.  Keep proper books of record and account (i) in which full, true and correct entries in conformity with all Requirements of Law, (ii) in form permitting financial statements conforming with GAAP to be derived therefrom and (iii) in which of all dealings and transactions in relation to its business and activities are recorded.  Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may request; provided that in the absence of an Event of Default, no more than one such visit for the Administrative Agent and the Lenders will be permitted in a year.  So long as no Default or Event of Default has occurred and is continuing, Borrower shall be permitted to coordinate the visits and inspections of individual Lenders to minimize inconvenience.

SECTION 5.08            Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09            Compliance with Environmental Laws; Environmental Reports.

(a)           Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)           If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 30 days without the Companies commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response required by law to address them.

SECTION 5.10            Interest Rate Protection.  No later than the 180th day after the Closing Date, Borrower shall enter into, and for a minimum of two years thereafter, Hedging Agreements with terms and conditions reasonably acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the Term Loans and Senior Subordinated Loans being effectively subject to a fixed or maximum interest rate.

SECTION 5.11            Additional Collateral; Additional Guarantors.

(a)           Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b)           With respect to any person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by any Guarantor, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party, (ii) cause such new Subsidiary to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, and (iii)  take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and, in the case of a Foreign Subsidiary, execution and delivery of a security agreement with respect to such Foreign Subsidiary’s Equity Interests compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent.  Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clauses (i) and (iii) of this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b); provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b) Equity Interests of such Subsidiary.

(c)           Promptly (and in any event within 60 days of the acquisition thereof), grant to the Collateral Agent as additional security for the Secured Obligations, a first priority security interest in and a Mortgage with respect to each Real Property (i) owned in fee by such Loan Party, (ii) acquired by such Loan Party after the Closing Date (iii) that, together with any improvements thereon, has a fair market value of at least $1.5 million and (iv) that is not mortgaged to a third party as permitted by Section 6.02.  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall also take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent reasonably require to confirm the validity, perfection and priority of the Lien of any Mortgage, which may include obtaining (x) a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien (subject to Permitted Collateral Liens) on the Mortgaged Property and fixtures described therein in the amount equal to not less than 100% of the fair market value of such Mortgaged Property and fixtures, (each such policy or such marked-up commitment, a “Title Policy”), (y) a Survey and (z) a local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage.

SECTION 5.12            Security Interests; Further Assurances.  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent shall, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Collateral Liens, or use commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith.  Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents.  Upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may reasonably require.  If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

SECTION 5.13            Information Regarding Collateral.  Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 10 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable.  Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.  Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral with a fair market value in excess of $1.0 million is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations not then due and payable) and all Letters of Credit have been canceled or have expired or have been collateralized in a manner reasonably acceptable to the Administrative Agent and all amounts drawn thereunder have been reimbursed in full, unless the

Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

SECTION 6.01            Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a)           Indebtedness incurred under this Agreement and the other Loan Documents;

(b)           (i) Indebtedness of Borrower and its Subsidiaries outstanding on the Closing Date and listed on Schedule 6.01(b), (ii) Permitted Refinancings thereof and (iii) the Senior Subordinated Loans and Senior Subordinated Loan Guarantees (including any notes and guarantees issued in exchange therefor in accordance with the registration rights document entered into in connection with the issuance of the Senior Subordinated Loans and Senior Subordinated Loan Guarantees) and Permitted Refinancings thereof;

(c)           Indebtedness of Borrower and its Subsidiaries under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d)           Indebtedness permitted by Section 6.04(f);

(e)           Indebtedness of Borrower and its Subsidiaries in respect of Purchase Money Obligations and Capital Lease Obligations, in an aggregate amount not to exceed $10.0 million at any time outstanding;

(f)            Indebtedness in respect of bid, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance or surety, appeal or similar bonds issued for the account of and completion guarantees and other similar obligations provided by any Company in the ordinary course of business;

(g)           Contingent Obligations of Borrower and its Subsidiaries in respect of Indebtedness otherwise permitted under this Section 6.01;

(h)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(i)            Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(j)            Acquired Indebtedness in an aggregate principal amount not to exceed $15.0 million at any time outstanding;

(k)           Indebtedness incurred by Borrower or any Subsidiary to finance the payment of insurance premiums of Borrower or its Subsidiaries;

(l)            unsecured intercompany Indebtedness permitted pursuant to Section 6.04(f) or (m);

(m)          Indebtedness of Borrower and its Subsidiaries in an aggregate amount not to exceed $25.0 million at any time outstanding, of which $5.0 million may be secured Indebtedness;  and

(n)           Indebtedness of Holdings or Borrower consisting of notes issued in lieu of Restricted Payments described in Section 6.08(b), provided that (i) such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent, (ii) such Indebtedness shall have no covenants or events of default other than in respect of the obligation to make scheduled principal and interest payments and (iii) the interest rate applicable to such Indebtedness shall not exceed the Base Rate applicable at the time of issuance of such Indebtedness.

SECTION 6.02            Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a)           inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b)           Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c)           any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d)           easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies (taken as a whole);

(e)           Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(f)            Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(g)           Leases, subleases, licenses and sublicenses entered into or granted in the ordinary course of business;

(h)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

(i)            Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

(j)            bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and other account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k)           Liens on property of a person existing at the time such person or the property of such person is acquired or merged with or into or consolidated with any Company to the extent permitted under Section 6.07 (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(l)            Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m)          licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n)           the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods and similar arrangements;

(o)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.04;

(q)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted under Section 6.01(k);

(r)            the filing of unauthorized financing statements or other similar notices for which there is no underlying security interest granted by any Loan Party;

(s)           Liens in favor of a Loan Party on assets of a Subsidiary that is not a Subsidiary Guarantor;

(t)            Liens securing secured Indebtedness permitted under Section 6.01(m) and other Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $7.0 million at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents;

(u)           any interest or title of a lessor under leases entered into by Borrower or any of its Subsidiaries in the ordinary course of business; and

(v)           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

SECTION 6.03            [Intentionally Omitted].

SECTION 6.04            Investment, Loan and Advances.  Directly or indirectly, lend money or credit (by way of guarantee or otherwise, including Contingent Obligations) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a)           the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b)           Investments outstanding on the Closing Date and identified on Schedule 6.04(b);

(c)           the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents,

(iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d)           Hedging Obligations incurred pursuant to Section 6.01(c);

(e)           loans and advances to directors, employees and officers of Holdings or any of its Subsidiaries (i) for bona fide business purposes not to exceed $2.5 million at any time outstanding and (ii) to purchase Equity Interests of any Parent Company so long as any proceeds of such purchase are contemporaneously contributed, directly or indirectly, to Borrower;

(f)            Investments (i) by any Company in Borrower or any Subsidiary Guarantor and (ii) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary; provided that any Investment in the form of a loan or advance by Borrower or a Subsidiary Guarantor shall be evidenced by an Intercompany Note and pledged by such Loan Party as Collateral pursuant to the Security Documents;

(g)           Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)           Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(i)            Permitted Acquisitions;

(j)            Investments by a Loan Party consisting solely of Contingent Obligations permitted under Section 6.01(g);

(k)           Any portion of an Investment otherwise accounted for as a Capital Expenditure under Section 6.10(c);

(l)            Investments solely financed by the Equity Interests of any Parent Company (other than Holdings);

(m)          Guarantees by Borrower or any Subsidiary of obligations of franchisees or any of their Affiliates in an aggregate outstanding amount (including any such guaranteed obligations outstanding on the Closing Date) not to exceed $2.5 million;

(n)           other Investments in an aggregate amount not to exceed $15.0 million at any time outstanding; provided that with respect to any Investments made under this clause (l), immediately before and after giving effect to such Investment, no Default shall have occurred and be continuing or would result therefrom; and

(o)           Guarantees by Borrower or any Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

An Investment shall be deemed to be outstanding to the extent not returned in cash or otherwise in the same form as the original Investment to Borrower or any Subsidiary Guarantor.

SECTION 6.05            Mergers and Consolidations.  Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a)           the Transactions as contemplated by the Transaction Documents;

(b)           Asset Sales in compliance with Section 6.06;

(c)           acquisitions in compliance with Section 6.07;

(d)           (x) any Company may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and a Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Holdings in any other case); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable, and (y) any Subsidiary that is not a Subsidiary Guarantor may transfer property or lease to or acquire or lease property from any other Subsidiary that is not a Subsidiary Guarantor or may be merged into any other Subsidiary that is not a Subsidiary Guarantor;

(e)           any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(f)            any Investment expressly permitted under Section 6.04 may be structured as a merger or consolidation.

SECTION 6.06            Asset Sales.  Effect any Asset Sale, except that the following shall be permitted:

(a)           disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole

(b)           sales of inventory, cash and Cash Equivalents and doubtful accounts, in each case, in the ordinary course of business;

(c)           other Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed $10.0 million in the aggregate but, in any event, shall not exceed $3.0 million with respect to any single Asset Sale;

(d)           leases of real or personal property in the ordinary course of business;

(e)           the Transactions as contemplated by the Transaction Documents;

(f)            mergers and consolidations in compliance with Section 6.05;

(g)           Investments in compliance with Section 6.04;

(h)           without duplication, Investments permitted as Capital Expenditures pursuant to Section 6.10(c);

(i)            sales, transfers and other dispositions of property by any Subsidiary that is not a Subsidiary Guarantor to another Subsidiary that is not a Subsidiary Guarantor;

(j)            non-exclusive licenses and sublicenses of Intellectual Property in the ordinary course of business;

(k)           any disposition of real property to a Governmental Authority that results from a Casualty Event;

(l)            sales or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof; and

(m)          Refranchising Sales in the ordinary course of business.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions they deem appropriate in order to effect the foregoing.

SECTION 6.07            Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person, except that the following shall be permitted:

(a)           Capital Expenditures by Borrower and the Subsidiaries;

(b)           purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c)           Investments in compliance with Section 6.04;

(d)           leases of real or personal property in the ordinary course of business;

(e)           the Transactions as contemplated by the Transaction Documents;

(f)            Permitted Acquisitions; and

(g)           mergers and consolidations in compliance with Section 6.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable.

SECTION 6.08            Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a)           Dividends by any Company to Borrower or any Guarantor that is a Wholly Owned Subsidiary of Borrower or, in the case of a Subsidiary that is not a Wholly-Owned Subsidiary, Dividends pro rata to the holders of such Subsidiary’s Equity Interests, taking into account the relative preferences, if any, on the various classes of Equity Interests of such Subsidiary;

(b)           payments, dividends or distributions, directly or indirectly, to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem Qualified Capital Stock of Holdings or a direct or indirect parent of Holdings (including through the subsequent dividend or distribution directly or indirectly to such parent) held by active or former officers, directors, employees or consultants (or their transferees, estates or beneficiaries under their estates) of any Company or to make payment on promissory notes issued to pay the purchase price with respect to such repurchases or redemptions, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, the sum of (w) $3.0 million (plus any amount not used in any fiscal year may be carried forward to the next three succeeding fiscal years), plus (x) the amount of any Net Cash Proceeds received by or contributed to Borrower from the issuance and sale since the issue date of Qualified Capital Stock of Holdings to officers, directors or employees of Holdings or any Company that have not been used to make any repurchases, redemptions or payments under this clause (b), plus (y) the net cash proceeds of any “key-man” life insurance policies of any Company that have not been used to make any repurchases, redemptions or payments under this clause (b) plus (z) amounts that are contemporaneously repaid to Borrower or a Subsidiary in respect of loans made pursuant to Section 6.04(e);

(c)           (A) to the extent actually used by Holdings or any direct or indirect parent of Holdings to pay such taxes, costs and expenses, payments, dividends or distributions, directly or indirectly, by Borrower to or on behalf of Holdings (or its direct or indirect parents) in an amount sufficient to permit Holdings to pay (or to dividend to its direct or indirect parents to pay) franchise taxes and other fees required to maintain the legal existence of Holdings (and its direct and indirect parents) and (B) to the extent actually used by Holdings (or a direct or indirect parent) to pay such costs and expenses, payments, dividends or distributions, directly or indirectly, by Borrower to or on behalf of Holdings in an amount sufficient to pay (or dividend to its direct or indirect parents to pay) out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings (or its direct or indirect parents), in the case of clauses (A) and (B) in an aggregate amount not to exceed $1.0 million in any fiscal year;

(d)           Permitted Tax Distributions by Borrower to Holdings so long as Holdings (or to its direct or indirect parents) uses such distributions to pay the applicable taxes;

(e)           payments resulting from the cashless exercise of options and warrants on the Equity Interests of any Company permitted hereunder;

(f)            payment of the consideration in connection with the Acquisition and the Merger on the Closing Date;

(g)           Holdings may make Restricted Payments with the Net Cash Proceeds of Excluded Issuances (to the extent any such proceeds are not otherwise contributed to (or required to be contributed to) Borrower); and

(h)           Holdings, Borrower and each Subsidiary may declare and make Dividends payable solely in the Equity Interests (other than Disqualified Capital Stock not otherwise permitted by Section 7.01) of such Person.

SECTION 6.09            Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors or between or among Subsidiaries that are not Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a)           Dividends permitted by Section 6.08;

(b)           Investments permitted by Sections 6.04(e), (f), (j) and (k) and transactions permitted by Section 6.05(d);

(c)           reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit and equity incentive plans) and indemnification and reimbursement arrangements, in each case, approved by the Board of Directors of Borrower;

(d)           transactions with customers, clients, suppliers, joint venture partners, franchisees or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e)           so long as no Event of Default pursuant to Section 8.01(a), (b), (g) or (h) exists and is continuing, the payment of (i) Board of Directors expenses (not included in clause (c) above), (ii) expenses to Sponsor permitted under the Management Services Agreement, including fees and disbursements of consultants and advisors retained by Sponsor and (iii) management fees and closing fees to Sponsor in the amounts and at the times specified in the Management Services Agreement, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date; provided that payments under this clause (e)(iii) (other than with respect to the closing fee) shall in any event not exceed $500,000 per fiscal year plus the amount of Restricted Payments permitted (but not made) in prior years since the Closing Date pursuant to this clause (e)(iii); and

(f)            the Transactions as contemplated by the Transaction Documents.

SECTION 6.10            Financial Covenants.

(a)           Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio, as of the last day of any Test Period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Total Leverage Ratio
July 31, 2007	7.00 to 1.0
October 31, 2007	7.00 to 1.0
January 31, 2008	7.00 to 1.0
April 30, 2008	7.00 to 1.0
July 31, 2008	6.75 to 1.0
October 31, 2008	6.50 to 1.0
January 31, 2009	6.00 to 1.0
April 30, 2009	6.00 to 1.0
July 31, 2009	5.75 to 1.0
October 31, 2009	5.50 to 1.0
January 31, 2010	5.25 to 1.0
April 30, 2010	5.25 to 1.0
July 31, 2010	4.75 to 1.0
October 31, 2010	4.50 to 1.0
January 31, 2011	4.25 to 1.0
April 30, 2011	4.25 to 1.0
July 31, 2011	4.00 to 1.0
October 31, 2011	3.75 to 1.0
January 31, 2012	3.50 to 1.0
April 30, 2012	3.50 to 1.0
July 31, 2012	3.50 to 1.0
October 31, 2012	3.50 to 1.0
January 31, 2013	3.50 to 1.0
April 30, 2013	3.50 to 1.0
Thereafter	3.50 to 1.0

(b)           Minimum Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Test Period	Interest Coverage Ratio
July 31, 2007	1.70 to 1.0
October 31, 2007	1.60 to 1.0
January 31, 2008	1.60 to 1.0

Test Period	Interest Coverage Ratio
April 30, 2008	1.60 to 1.0
July 31, 2008	1.70 to 1.0
October 31, 2008	1.70 to 1.0
January 31, 2009	1.80 to 1.0
April 30, 2009	1.80 to 1.0
July 31, 2009	1.90 to 1.0
October 31, 2009	2.00 to 1.0
January 31, 2010	2.10 to 1.0
April 30, 2010	2.10 to 1.0
July 31, 2010	2.30 to 1.0
October 31, 2010	2.40 to 1.0
January 31, 2011	2.50 to 1.0
April 30, 2011	2.50 to 1.0
July 31, 2011	2.70 to 1.0
October 31, 2011	2.90 to 1.0
January 31, 2012	3.00 to 1.0
April 30, 2012	3.00 to 1.0
July 31, 2012	3.00 to 1.0
October 31, 2012	3.00 to 1.0
January 31, 2013	3.00 to 1.0
April 30, 2013	3.00 to 1.0
Thereafter	3.00 to 1.0

(c)           Limitation on Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made in any period set forth below, to exceed the amount set forth opposite such period below:

Period	Amount
FY2007	$20.0 million
FY2008	$20.0 million
FY2009	$20.0 million
FY2010	$20.0 million
FY2011	$20.0 million
FY2012	$20.0 million
FY2013	$20.0 million

; provided, however, that (x) if the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.10(c) for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 100% of such maximum amount (without giving effect to clause (z) below) may be added to the amount of Capital Expenditures permitted under this Section 6.10(c) for the immediately succeeding (but not any other) fiscal year, (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover) and (z) the amount set forth in the table above for any period may be increased by the amount of Net Cash Proceeds of Excluded Issuances designated for Capital Expenditures for such period during such period.

SECTION 6.11            Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.  Directly or indirectly:

(a)           make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under the Senior Subordinated Loans;

(b)           make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness (other than the Senior Subordinated Loans);

(c)           amend or modify, or permit the amendment or modification of, any provision of any Senior Subordinated Loan Document in any manner that is adverse in any material respect to the interests of the Lenders;

(d)           amend or modify, or permit the amendment or modification of, any provision of any document governing any Subordinated Indebtedness (other than the Senior Subordinated Loans) in any manner that is adverse in any material respect to the interests of the Lenders;

(e)           amend or modify, or permit the amendment or modification of, any provision of any Permitted Refinancing Indebtedness in respect thereof, or any agreement (including any document relating to any Permitted Refinancing Indebtedness in respect thereof) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders; or

(f)            terminate, amend or modify any of its Organizational Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Securities (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Securities to the Collateral Agent) or any agreement to which it is a party with respect to Borrower’s Equity Interests (including any stockholders’ agreements), or enter into any new agreement with respect to Borrower’s Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

Notwithstanding any provision of this Agreement to the contrary, if the aggregate amount of accrued and unpaid original issue discount on any Interest Payment Date (as defined in Section 1273(a) of the Code) following the fifth anniversary of the issuance of the Senior Subordinated Loans, would, but for the provisions of this paragraph, exceed an amount equal to the product of (i) the issue price (as defined in Sections 1273(b) and 1274(a) of the Code and the Treasury regulations thereunder) of the Senior Subordinated Loans and (ii) the yield to maturity (interpreted in accordance with Section 163(i) of the Code and the Treasury regulations thereunder) of the Senior Subordinated Loans (such product, the “Maximum Accrual”), then the Borrower shall prepay a portion of the principal amount of each of the Senior Subordinated Loans then outstanding (at a prepayment price equal to 100% of the principal amount on the portion of each of the Loans so prepaid) equal to the excess over the Maximum Accrual that is attributable to each of the Senior Subordinated Loans.

Notwithstanding any provision of this Agreement to the contrary, so long as before and after giving effect to such prepayment, redemption or acquisition for value, no Default or Event of Default shall have occurred or be continuing, to the extent any such proceeds are contributed to Borrower, Borrower may prepay, redeem or acquire for value of any Indebtedness outstanding under the Senior Subordinated Loans with the Net Cash Proceeds of Excluded Issuances.

SECTION 6.12            Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or a Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Subordinated Loan Documents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii), (iv) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.13            Limitation on Issuance of Capital Stock.

(a)           With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.

(b)           With respect to Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date in accordance with Section 6.14 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; and (iii) Borrower may issue common stock that is Qualified Capital Stock to Holdings.  All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement or if such Equity Interests are issued by Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

SECTION 6.14            Limitation on Creation of Subsidiaries.  Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries of Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment permitted under Section 6.04 or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with.

SECTION 6.15            Business.

(a)           With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Borrower, (ii) obligations under the Loan Documents and the Senior Subordinated Loan Documents, (iii) guarantees of obligations to the extent such obligations are permitted hereunder and (iv) activities and properties incidental to the foregoing clauses (i), (ii) and (iii).

(b)           With respect to Borrower and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date and businesses that are similar, complementary or reasonably related to or are reasonable extensions thereof.

SECTION 6.16            Limitation on Accounting Changes.  Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect or are required by GAAP.

SECTION 6.17            Fiscal Year.  Change its fiscal year-end to a date other than January 31.

SECTION 6.18            Lease Obligations.  Create, incur or assume any obligations as lessee for the rental of real property of any kind under operating leases having an original term of one year or more to the extent Consolidated Lease Expense would as of the latest twelve-month period for which financial statements of the Borrower are available pursuant to Section 5.01, and after giving effect to any such creation, incurrence or assumption, exceed the greater of (x) 12.5% of Consolidated Revenues and (y) the amount set forth opposite the fiscal year below within which the last day of such twelve-month period occurs:

Period	Amount
FY2007	$52.0 million
FY2008	$59.0 million
FY2009	$64.0 million
FY2010	$69.0 million
FY2011	$73.0 million
FY2012	$76.0 million
FY2013	$79.0 million

; provided, however, Borrower and its Subsidiaries may renew any existing lease or agreement to lease notwithstanding the limitations set in this Section 6.18 if the original creation, incurrence or assumption of such existing lease or agreement to lease occurred prior to the Closing Date or was  permitted by this Section 6.18 at such time.

SECTION 6.19           No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Subordinated Loan Documents as in effect on the Closing Date; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d) or (f) exists pursuant to agreements described under Section 6.12(v) (with respect to any Loan Party) and joint ventures described in Section 6.12(xii); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.20            Anti-Terrorism Law; Anti-Money Laundering.

(a)           Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).

(b)           Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.21            Embargoed Person.  Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

GUARANTEE

SECTION 7.01            The Guarantee.  The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02            Obligations Unconditional.  The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)            at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)          any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)           the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive to the fullest extent permitted by applicable law diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive to the fullest extent permitted by applicable law any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03            Reinstatement.  The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04            Subrogation; Subordination.  Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not assert or otherwise exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05            Remedies.  The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06            Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07            Continuing Guarantee.  The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08            General Limitation on Guarantee Obligations.  In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09            Release of Guarantors.  If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Subsidiary Guarantor, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 7.10            Right of Contribution.  Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04.  The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01            Events of Default.  Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a)           default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)           default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(c)           any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information by any Loan Party contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)           default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02 (excluding clauses (a) or (c)), 5.03(a) or 5.08 or in Article VI;

(e)           default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent to Borrower;

(f)            any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Loan Party or Material Subsidiary of any Loan Party, or of a substantial part of the property of any Loan Party or Material Subsidiary of any Loan Party, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary of any Loan Party or for a substantial part of the property of any such person; or (iii) the winding-up or liquidation of any Loan Party or Material Subsidiary of any Loan Party; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Loan Party or Material Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary of any Loan Party or for a substantial part of the property of any such person; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate, except as permitted under Section 6.05;

(i)            one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5.0 million (exclusive of amounts covered by insurance for which coverage is not denied) shall be rendered against any Loan Party or Material Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Loan Party or Material Subsidiary of any Loan Party to enforce any such judgment;

(j)            one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in direct or indirect liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $5.0 million;

(k)           any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l)            any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any of its Affiliates or by any Governmental Authority seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations; or

(m)          there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times:  (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02            Rescission.  If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03            Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a)           First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)           Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)           Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and Reimbursement Obligations) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)           Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including Reimbursement Obligations) and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e)           Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

Each Loan Party acknowledges the relative rights, priorities and agreements of the Secured Parties and as set forth in this Agreement, including as set forth in this Section 8.03.

SECTION 8.04            Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 8.01, in the event that Borrower fails to comply with the requirements of any financial covenants set forth in Section 6.10, until the expiration of the 15th Business Day subsequent to the date the certificate calculating compliance with such financial covenant is required to be delivered pursuant to Section 5.01(d), Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings, and in each case, to contribute any such cash to the capital of Borrower (collectively, the “Cure Right”), and upon the receipt by Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and written notice to the Administrative Agent, all financial covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)            Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)           If, after giving effect to the foregoing recalculations, Borrower shall be in compliance with the requirements of all financial covenants set forth in Section 6.10, Borrower shall be deemed to have satisfied the requirements of Section 6.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default of such financial covenant that had occurred shall be deemed cured for purposes of this Agreement; and

(iii)          The Cure Amount shall be included additionally in the amount of Consolidated EBITDA for the period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised for purposes of calculating the financial covenants and not for any other purpose under this Agreement.

(b)           Notwithstanding anything herein to the contrary, (i) in each four-fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) in each eight-fiscal quarter period, there shall be a period of at least four consecutive quarters during which the Cure Right is not exercised and (iii) for purposes of this Section 8.04, the Cure Amount shall be no greater than the amount required for purposes of curing the non-compliance with financial covenants set forth in Section 6.10.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01            Appointment and Authority.  Each of the Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02            Rights as a Lender.  Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity.  Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03            Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, no Agent:

(i)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii)          shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 9.04            Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05            Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06            Resignation of Agent.  Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07            Non-Reliance on Agent and Other Lenders.  Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof.  Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08            No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Bookrunner, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01         Notices.

(a)           Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

(i)            if to any Loan Party, to Borrower at:

Mattress Firm

5815 Gulf Freeway

Houston, TX 77023

Attention: CFO

Telecopier No.: 713-921-4053

with copies to:

J.W. Childs Associates, L.P.

111 Huntington Avenue

Suite 2900

Boston, MA  02199-7610

Attention: James Rhee

Telecopier No.: 617-753-1101

email: jrhee@jwchilds.com

(ii)           if to the Administrative Agent, the Collateral Agent or Issuing Bank, to it at:

UBS AG, Stamford Branch
677 Washington Boulevard
Stamford, Connecticut  06901
Attention:  Brian Costa
Telecopier No.:  203-719-4176
E-mail:  Brian.Costa@ubs.com

(iii)          if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

(iv)          if to the Swingline Lender, to it at:

UBS Loan Finance LLC
677 Washington Boulevard
Stamford, Connecticut  06901
Attention:  Brian Costa
Telecopier No.:  203-719-4176
E-mail:  Brian.Costa@ubs.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d)           Posting.  Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at DL-UBSAgency@ubs.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require.  Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrower shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02         Waivers; Amendment.

(a)           Generally.  No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.  No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Required Consents.  Subject to Section 10.02(c), (d) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i)      increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii)     reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii)    (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.09, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder (other than waiver of any increases in the interest rate pursuant to Section 2.06(c)), (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv)    increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v)     permit the assignment by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi)    release Holdings or all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii)   release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the

Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans pursuant to Section 2.19 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii)  change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly affected thereby;

(ix)    change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans pursuant to Section 2.19 or consented to by the Required Lenders);

(x)     change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required Revolving Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi)    change the application of prepayments as among or between Classes under Section 2.10(h), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Term Loans under this Agreement pursuant to Section 2.19 or consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(h));

(xii)   change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiii)  change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(xiv)  change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender; or

(xv)   expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing without the written consent of the Required Revolving Lenders;

provided, further, that any waiver, amendment or modification prior to the completion of the Successful Syndication (as defined in the Commitment Letter) of the Commitments and Loans may not be effected without the written consent of the Arranger.

(c)           Collateral.  Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d)           Dissenting Lenders.  If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.  Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

(e)           Refinanced Term Loans.  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loans hereunder which shall constitute Term Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of Replacement Term Loans shall not exceed the aggregate principal amount of Refinanced Term Loans, (b) the Applicable Margin for Replacement Term Loans shall not be higher than the Applicable Margin for Refinanced Term Loans, (c) the weighted average life to maturity of Replacement Term Loans shall not be shorter than the weighted average life to maturity of Refinanced Term Loans at the time of such refinancing (excluding the effect of nominal amortization in the determination thereof) and (d) all other terms applicable to Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing Replacement Term Loans than, those applicable to Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Final Maturity Date in effect immediately prior to such refinancing.

SECTION 10.03         Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  Borrower shall pay from time to time upon demand on and after the Closing Date (i) all reasonable out-of-pocket expenses incurred by the Agents (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by any Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank, which shall be limited to one primary counsel, any local counsel and any other counsel deemed necessary by the Administrative Agent in the event of a conflict of interest under applicable rules of legal ethics), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b)           Indemnification by Borrower.  Borrower shall indemnify the each Agent, each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d)           Waiver of Consequential Damages, etc.  To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than 5 Business Days after demand therefor.

SECTION 10.04         Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)           except in the case of any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1.0 million, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed);

(ii)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;

(iii)         each of the Administrative Agent and Borrower consents to such assignment, which consents shall not be unreasonably withheld or delayed; provided that (x) no consents shall be required for an assignment to a Lender or an Affiliate of  a Lender or an Approved Fund with respect to a Lender and (y) no consent of Borrower shall be required during an Event of Default under Section 8.01(a), (b), (g) or (h).

(iv)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in Stamford, Connecticut a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower, the Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries or Black Diamond) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Loans held by it (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)           Limitations on Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any change in Requirements of Law after the participant becomes a Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that, with respect to Revolving Loans, the documentation governing or evidencing such collateral assignment or pledge shall provide that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.04 concerning assignments and shall not be effective to transfer any rights under this Agreement or in any Revolving Loan under this Agreement unless the requirements of this Section 10.04 concerning assignments are fully satisfied.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05         Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.12, 2.14, 2.15 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof; provided that, with respect to Section 10.12, the survival thereof shall expire upon the one year anniversary of the termination of this Agreement.

SECTION 10.06         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07         Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan

Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.  Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09         Governing Law; Jurisdiction; Consent to Service of Process.

(a)           Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b)           Submission to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)           Waiver of Venue.  Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process.  Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier or electronic mail) in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10         Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory).  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11         Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12         Treatment of Certain Information; Confidentiality.  Each of the Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, trustees and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process (provided, unless prohibited by applicable law in the opinion of its counsel or court order, such Agent, Lender or Issuing Bank, as applicable, shall make reasonable efforts to notify Borrower of any such requirement or subpoena), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to this Section 10.12 or a written agreement containing provisions substantially the same as those of this Section 10.12 or a written confirmation of the same, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender or (g) with the written consent of Borrower.  For purposes of this Section, “Information” means all information concerning Holdings or any of its Subsidiaries or any of its direct or indirect shareholders, or any of their respective employees, directors or Affiliates (including, without limitation, the Permitted Holders) received by any Agent, the Issuing Bank or any Lender on a confidential basis from Borrower or any other person under or pursuant to this Agreement or any other Loan Document, including, without limitation, financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.12 or (ii) was acquired or becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates (including, without limitation, the Permitted Holders) or any of their respective agents or representatives.  Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13         USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative

Agent, as applicable, to identify Borrower in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14         Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15         Lender Addendum.  Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

SECTION 10.16         Obligations Absolute.  To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a)           any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)           any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d)           any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)           any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)            any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MATTRESS HOLDING CORP.

By:	/s/ Jim R. Black
Name: Jim R. Black
Title: CFO

MATTRESS HOLDCO INC.

By:	/s/ Jim R. Black
Name: Jim R. Black
Title: CFO

MATTRESS FIRM, INC.

MATTRESS FIRM — GEORGIA, INC.

MATTRESS FIRM — ARIZONA, LLC

MATTRESS FIRM INVESTMENT MANAGEMENT, INC.

MATTRESS VENTURE INVESTMENT MANAGEMENT, LLC

FESTRO, INC.

FESTRO II, LLC

MATTRESS TEAMEXCEL MANAGEMENT COMPANY

METROPOLITAN MATTRESS CORPORATION

By:	/s/ Jim R. Black
Name: Jim R. Black
Title: Secretary and Treasurer

MATTRESS FIRM OPERATING, LTD.;
THE MATTRESS VENTURE, L.P. by
FESTRO, INC., their General Partner

By:	/s/ Jim R. Black
Name: Jim R. Black
Title: Secretary and Treasurer

UBS SECURITIES LLC, as sole arranger, sole bookrunner and syndication agent

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

UBS AG, STAMFORD BRANCH, as Issuing Bank, Administrative Agent and Collateral Agent

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

UBS LOAN FINANCE LLC, as Lender and Swingline Lender

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

AMEGY BANK NATIONAL ASSOCIATION, as documentation agent

By:	/s/ Laif Afseth
Name: Laif Afseth
Title: Senior Vice President

By:	/s/ Robert T. Caughlin
Name: Robert T. Caughlin
Title: Officer

Annex I

Amortization Table

Date	Term Loan Amount
July 31, 2007	$562,500
October 31, 2007	$562,500
January 31, 2008	$562,500
April 30, 2008	$562,500
July 31, 2008	$562,500
October 31, 2008	$562,500
January 31, 2009	$562,500
April 30, 2009	$562,500
July 31, 2009	$562,500
October 31, 2009	$562,500
January 31, 2010	$562,500
April 30, 2010	$562,500
July 31, 2010	$562,500
October 31, 2010	$562,500
January 31, 2011	$562,500
April 30, 2011	$562,500
July 31, 2011	$562,500
October 31, 2011	$562,500
January 31, 2012	$562,500
April 30, 2012	$562,500
July 31, 2012	$562,500
October 31, 2012	$562,500
January 31, 2013	$562,500
April 30, 2013	$562,500
July 31, 2013	$562,500
October 31, 2013	$562,500
Term Loan Maturity Date	$210,375,000

Schedule 1.01(a)

Refinancing Indebtedness to Be Repaid

Facility Name	Amount Outstanding	Maturity Date	Interest Rate
Ableco Facility	$66,890,244.54	March 31, 2008	Greater of prime plus 4.75% or 8.75%
Elite Seller Note: R. Stephen Stagner	$266,666.67	December 31, 2007	None
Elite Seller Note: Scott Scoggins	$100,000	December 31, 2007	None
Elite Seller Note: Jeff Quinn	$66,666.67	December 31, 2007	None
Elite Seller Note: Nick Quinn	$66,666.67	December 31, 2007	None

Schedule 1.01(b)

Subsidiary Guarantors

Legal Name	Type of Entity	State of Formation
Mattress Firm, Inc.	Corporation	Delaware
Mattress Firm — Georgia, Inc.	Corporation	Georgia
Mattress Firm Investment Management, Inc.	Corporation	Arizona
Festro, Inc.	Corporation	Texas
Festro II, LLC	Limited Liability Company	Texas
Mattress TeamExcel Management Company	Corporation	Texas
Mattress Firm — Arizona, LLC	Limited Liability Company	Arizona
Mattress Firm Operating, Ltd.	Limited Partnership	Texas
Metropolitan Mattress Corporation	Corporation	Arizona
Mattress Venture Investment Management, LLC	Limited Liability Company	Arizona
The Mattress Venture, L.P.	Limited Partnership	Texas

Schedule 3.03

Government Approvals; Compliance with Laws

None.

Schedule 3.05(b)

Real Property

See attached.

Schedule 3.06(c)

Violations or Proceedings

None.

Insert 3.07(a)

Equity Interests and Subsidiaries

Current Legal Entities Owned	Jurisdiction of Organization	Record Owner	Certificate No.	No. of Shares (Interests) Outstanding/No. of Shares of Common Stock (Interest) Authorized	No. of Shares of Preferred Stock Authorized but not Issued

Mattress Holding Corp.	Delaware	Mattress Holdco, Inc.	1	100/3,000,000	100,000

Mattress Firm - Georgia, Inc.	Georgia	Mattress Holding Corp.	C2	100/1,000	N/A

Mattress Firm, Inc.	Delaware	Mattress Holding Corp.	3	1,010.7135/10,000	1,000

Mattress TeamExcel Management Company (f/k/a TeamExcel Management Company)	Texas	Mattress Firm, Inc.	8	806/100,000	N/A

Mattress Firm — Arizona, LLC	Arizona	Mattress Firm, Inc.	N/A	N/A	N/A

Metropolitan Mattress Corporation	Arizona	Mattress Firm — Arizona, LLC	5	1,000/5,000	N/A

Mattress Firm Investment Management, Inc.	Arizona	Mattress Firm, Inc.	2	1,000/100,000	N/A

Festro, Inc.	Texas	Mattress Firm Inc.	6	3,000/10,000	N/A

Mattress Firm Operating, Ltd.	Texas	Mattress Firm Investment Management, Inc.; Festro, Inc.	N/A	N/A	N/A

Mattress Venture Investment Management, LLC	Arizona	Mattress Finn Operating Ltd.	N/A	N/A	N/A

Festro II, LLC	Texas	Mattress Firm Operating Ltd.	N/A	N/A	N/A

The Mattress Venture, L.P. LLC;	Texas	Mattress Venture Investment Management,	N/A	N/A	N/A

Insert 3.07(b)

Organizational Chart

See attached.

Schedule 3.08

Litigation

None.

Schedule 3.09

Material Agreements

Amended Branded Product Supply Agreement, dated as of November 12, 2003, between Sealy Mattress Company and Mattress Firm, Inc.

Confidential Branded Product Supply Agreement, dated as of March 1, 2003, between Sealy Mattress Company and Elite Management Team, Inc.

Simmons New Dealer Incentive Agreement, dated as of June 10, 2005, between Simmons Bedding Company and Mattress Firm, Inc.(1)

Simmons Co-Op Advertising Agreement, dated as of August 3, 2005, between Mattress Firm-Georgia, Inc. and Simmons Bedding Company.

Amendment No. 1 to the Simmons Marketing Advance Agreement, dated as of July 31, 2005, between Simmons Bedding Company and Mattress Firm-Georgia, Inc.

Simmons Authorized Dealer Agreement, dated as of August 10, 2005, between Simmons Bedding Company and Mattress Firm-Georgia, Inc.

Simmons Marketing Advance Agreement, dated as of November 21, 2002, between Elite Management Team, Inc. and Simmons Company.

Agreement for Use and Non-Disclosure of Proprietary Information, dated as of May 15, 2003, between Mattress Firm, Inc. and The Spring Air Company.

Product Supply Agreement, dated as of June 9, 2005, between Mattress Holding Corp. and Consolidated Bedding, Inc.

Dealer Agreement, dated as of June 9, 2005, between Select Comfort Wholesale Corporation and Mattress Holding Corp.

Business Development Agreement, dated as of January 1, 2006, between Tempur-Pedic Company and Mattress Holding Corp., including its subsidiaries.

Dealership Agreement, dated as of August 4, 2004, between Tempur-Pedic Retail, Inc. and Elite Management Team, Inc.

Merchant Processing Agreement dated May 23, 2005, among Keybank, SDC Net, Inc./TermNet Merchant Services, Inc., and Mattress Firm, Inc.

(1) Although the agreement has expired, the parties continue to operate thereunder as though the agreement were effective.

Merchant Processing Agreement dated May 23, 2005, among Keybank, SDC Net, Inc./TermNet Merchant Services, Inc., and Mattress Firm - Arizona, Inc.

Visa Merchant Agreement dated May 13, 2005, between Mattress Holding Corp. and Wells Fargo Financial National Bank.

Schedule 3.13

Taxes

None.

Schedule 3.18

Environmental Matters

None.

Schedule 3.19

Insurance

See attached.

Schedule 3.24(a), (b), (c)

Non-Operating Liabilities

None.

Schedule 4.01(g)

Local Counsel

Texas

Valinda Wolfert

Vinson & Elkins LLP

Trammell Crow Center

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Tel 214.220.7843

Fax 214.999.7843

Email:  vwolfert@velaw.com

Georgia

David M. Armitage
Powell Goldstein LLP
One Atlantic Center
Fourteenth Floor
1201 West Peachtree Street NW
Atlanta, Georgia  30309-3488
Telephone:  (404) 572-6675
Fax:  (404) 572-6999
Email:  darmitage@pogolaw.com

Arizona

Leezie Kim

Quarles & Brady LLP

One Renaissance Building

2 North Central

Phoenix, Arizona 85004

Ph. 602-230-5533

Fx. 602-417-2984

Email:  lkim@quarles.com

Schedule 6.01(b)

Existing Indebtedness

Equipment Financing

Name of Facility	Amount
Crown Life (Jax Picker)	$1,665.09
Navistar 2 trucks (Austin/Dallas)	$49,436.65
Navistar truck (Tampa)	$23,716.94
Crown Stockpicker Lenexa, KS #33936	$19,849.82
Crown Stockpicker San Antonio — Two #33929	$39,874.14
Crown Stockpicker Blue Ash OH #34116	$20,133.08
Crown Stockpicker Austin, TX #33930	$19,983.18
Crown Stockpicker Dallas, TX — Two #33721	$39,966.42
Crown Stockpicker Houston, TX — Three #34718	$69,998.64
Crown Stockpicker Phoenix, AS	$15,507.35
Crown Stockpicker Phoenix, AZ #37585	$26,562.10
Ikon Copier Advertising #6270183	$18,822.71
Crown Stockpicker Houston, TX - #35978	$25,473.30
Crown Stockpicker C#32653	$9,557.39
AFCO DO, EPO, CRIME	$19,510.97
AFCO PROPERTY INSURANCE	$312,159.62
IBM Credit, LLC #5584131	$403,366.57
Hitachi Nissan 2005 Complete Truck App# 71386 MF-G	$32,460.06
Hitachi Nissan 2005 Complete Truck App# 71609 MF-G	$32,460.06
Hitachi Nissan 2005 Complete Truck App# 71610 MF-G	$33,334.41
Hitachi Nissan 2005 Complete Truck App# 71611 MF-G	$33,334.41
Hitachi Nissan 2005 006-0003843-008 VIN# JNAMB80H75AN50283	$34,198.21
Symantec	$613.75
YESCO 2919 (sign lease)	$9,454.48

Franchise Lease Guarantees

The Mattress Venture, L.P. has guaranteed the initial term of a lease, dated May 10, 1999, between D&A Mattress, Inc. and Pavilion Partners, L.L.C., regarding Store # 1204.

Mattress Firm, Inc. (formerly known as Malachi Mattress America, Inc.) has guaranteed the first ten years of the initial term of a lease, dated September 2, 1999, between Yotes, Inc. and Tapp Development Corporation, regarding Store # 1807.

Schedule 6.02(c)

Existing Liens

Service	Name Searched	Jurisdiction	Current Secured Party of Record	Findings	File #, Case# Book #, Page #	File Date	File Type	Thru Date
UCC Debtor Search	MATTRESS FIRM - ARIZONA, LLC	AZ-Secretary of State	R-G CROWN BANK LEASING	Records found	200413365041	10/05/2004	Original	12/28/2006
UCC Debtor Search	MATTRESS FIRM - GEORGIA, INC.	GA-Cooperative Authority	CROWN CREDIT COMPANY	Records found	007-2005-011502	08/02/2005	Original	12/28/2006
UCC Debtor Search	MATTRESS FIRM - GEORGIA, INC.	GA-Cooperative Authority	CROWN CREDIT COMPANY	Records found	007-2006-007901	05/04/2006	Original	12/28/2006
UCC Debtor Search	MATTRESS FIRM OPERATING, LTD.	TX-Secretary of State, Statutory Filings Division, Corporations	SLAUGHTERWAY RETAIL, LTD.	Records found	05-0001533279	01/14/2005	Original	12/28/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	EXCEL BANK MINNESOTA	Records found	31797748	06/09/2003	Original	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State		Records found	40545733	02/17/2004	Assignment	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	R-G CROWN BANK LEASING	Records found	42882670	10/13/2004	Original	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	CROWN CREDIT COMPANY	Records found	53361483	10/28/2005	Original	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	CROWN CREDIT COMPANY	Records found	53455152	11/07/2005	Original	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	CROWN CREDIT COMPANY	Records found	53455194	11/07/2005	Original	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	CROWN CREDIT COMPANY	Records found	53455202	11/07/2005	Original	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	CROWN CREDIT COMPANY	Records found	53653343	11/28/2005	Original	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	CROWN CREDIT COMPANY	Records found	60212407	01/19/2006	Original	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	QRS, INC., D/B/A SOUTHSIDE/NORTHSIDE RECYCLING	Records found	61967736	06/09/2006	Original	12/26/2006
UCC Debtor Search	MATTRESS FIRM, INC.	DE-Secretary of State	CROWN CREDIT COMPANY	Records found	63183373	09/14/2006	Original	12/26/2006
UCC Debtor Search	MATTRESS HOLDING CORP.	DE-Secretary of State	IBM CREDIT LLC	Records found	64442729	12/19/2006	Original	12/26/2006

Schedule 6.09(d)

Transactions with Affiliates

Agreement and Plan of Merger, dated January 10, 2007, among Mattress Holding Corp., Mattress Holdings, LLC, Mattress Acquisition, Inc., Sun Mattress, LLC, on its own behalf and as representative for the Company’s stockholders, optionholders and warrantholders, Gary T. Fazio, Jim R. Black and R. Stephen Stagner.

Management Agreement, dated January 18, 2007 by and between J.W. Childs Associates, L.P., a Delaware limited partnership, Mattress Holding Corp., a Delaware corporation and Mattress Firm, Inc., a Delaware corporation.

Mattress Holdings, LLC d/b/a Mattress Firm

Summary of Insurance Coverages

As of                                 January 17, 2007

First Named Insured ***	Carrier	Coverage Type	Effective	Expiration	Policy No#	Coverage Limit	Aggregate Limit	Retention/Deductible	Premium
CASUALTY DIVISION:
Mattress Holdings, LLC.	Lexington Insurance Company	Building & Personal Property, Boiler & Machinery	1/18/07	1/18/08	D35714662	$25,000,000 Per Loss Limit Subject to policy sublimits	Flood $10,000,000 100 Year Flood Zones $5,000,000 Earthquake $10,000,000	(Various - See Policy) $25,000 Real & Personal Property including Time Element	$245,187
Mattress Holdings, LLC.	Twin City Fire Insurance Company	Excess Commercial General Liability	10/31/06	10/31/07	10 ECS OA4469	Ea Offense $1,000,000 PI/Adv $1,000,000 Fire $300,000 Empl Ben $1 000 000	Gen Aggr $5,000,000 Prod/Oper Aggr $2,000,000 Empl Ben Aggr $2,000,000	BI/PD $25,000 PI/Adv $25,000 Empl Ben $1,000	$216,908
Mattress Holdings, LLC.	Hartford Fire Insurance Company	Business Automobile Liability & Physical Damage	1/18/07	10/31/07	10UENTE2569	Combined $2,000,000 Unins/Underins: $1,000,000 Personal Injury: Statutory Medical Payments: $5,000/person	n/a	Comprehensive & Collision: $1,000	$92,991
Mattress Holdings, LLC.	Twin City Fire Insurance Company	Worker’s Compensation & Employer’s Liability	10/31/06	10/31/07	10 WB 015220	WC: Statutory Empl Liab: Bodily Injury, Accident $1,000,000 Bodily Injury Disease (ea empl) $1,000,000	Bodily Injury by Disease $1,000,000	n/a	$990,239
Mattress Holdings, LLC.	ACE American Insurance Co.	Umbrella Liability	10/31/06	10/31/07	G2379083A	Primary layer: Ea Occurrence $25,000,000	General Aggregate $25,000,000 Prod/Compl Operations Aggr: $25,000,000	$10,000	$81,727
Mattress Holdings, LLC.	Ohio Casualty	Excess Umbrella	1/18/07	10/31/07	EC(08)53586393	$25,000,000 in excess of Primary $25,000,000	n/a	subj to Umbrella policy	$19,642

FINANCIAL PRODUCTS DIVISION:
Mattress Holdings, LLC.	Illinois National Insurance Company	Directors & Officers and EPL	1/18/07	1/18/08	9663489	$5,000,000 Combined Limit	Aggregate $3,000,000	$50,000 D&O/$100K EPLI each claim	$34,925
Mattress Holdings, LLC.	Zurich American Insurance Company	Fiduciary Liability	1/18/07	1/18/08	FLC90339840	$3,000,000	$3,000,000	$1,500 each claim	$4,500
Mattress Holdings, LLC.	Travelers Casualty & Surety Company	Commercial Crime	1/18/07	1/18/08	104875323	$2,000,000	N/A (per occurrence Limit)	$25,000	$10,399
Mattress Holdings, LLC.	Liberty Insurance Underwriters, Inc.	Special Crime	1/18/07	1/18/08	205265-017	$1,000,000	N/A (per event Limit)	Nil	$2,500
Mattress Holdings, LLC.	Illinois National Insurance Company	Directors & Officers and EPL (6 year Rtm-Off)	1/18/07	1/17/13	TBD	$5,000,000	Aggregate $5,000,000	$50,000	$74,594
Mattress Holdings, LLC.	Zurich American Insurance Company	Fiduciary Liability (6 year Run-Off)	1/18/07	1/17/13	FLC9033983	$3,000,000	Aggregate $3,000,000	$1,500	$6,000

*… And its affiliates, subsidiary, and associated companies and/or corporations and the insured’s interest in partnerships and joint ventures, as now exist or may hereafter be constituted or acquired and any party in interest which the insured is responsible to insure

**Includes as insured: Mattress Holding Corp., Mattress Firm, Inc.; Mattress Firm - Arizona, LLC; Mattress Firm Operating, Ltd; Mattress Firm - Georgia, Inc.; TeamExcel Management Company; Mattress Firm Investment Management, Inc.; Festro, Inc.; Mattress Venture Investment

*** Premiums shown for Financial Products policies will be slightly lower by one day due to extended closing date.

First Named Insured ***	Carrier	Coverage Type	Effective	Expiration	Policy No#	Coverage Limit	Aggregate Limit	Retention/Deductible	Premium

ELITE RUN-OFF POLICIES — FINANCIAL PRODUCTS DIVISION:
Elite Management Team, Inc.	National Union Fire Insurance Company of Pennsylvania	Directors & Officers and EPL (Run-off)	12/31/04	12/31/10	647-79-38	$25,000,000	Aggregate $25,000,000	Retention: Empl Practices $100,000 Securities $50,000 All others $50,000	$
Elite Management Team, Inc.	National Union Fire Insurance Company of Pennsylvania	Fiduciary Liability (Run-off)	12/31/04	12/31/10	006353627	$10,000,000	Limit $10,000,000	Retention/Deductible $10,000	$
									$

(1) Run-off premium: Addition of franchisee - There is no additional premium for the addition of the Elite franchise into the program. Additional charge is coverage for claims that may arise for the period prior to acquisition. Run-off is not eligible for financing.

METROPOLITAN RUN-OFF POLICIES — FINANCIAL PRODUCTS DIVISION:
Metropolitan Mattress Corporation	National Union Fire Insurance Company of Pennsylvania	Directors & Officers and EPL (Run-off)	6/9/06	6/9/12	006724659	$1,000,000	Aggregate $1,000,000.	Retention: Empl Practices $25,000 Securities $25,000 All others $25,000	$19,000
Metropolitan Mattress Corporation	National Union Fire Insurance Company of Pennsylvania	Fiduciary Liability (Run-off)	6/9/06	6/9/12	066724661	$1,000,000	Aggregate $1,000,000	Retention/Deductible $10,000	$4,000

Leases and Subleases

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0100	Mattress Firm Operating, Ltd.	06/27/05	7909 Northcourt, Suite 900 Houston, Texas 77040	SP Alamo I, LP

0105	Teamexcel Management Company, Inc.	11/30/90	Nasa Value Center 20814 Gulf Freeway Webster, Texas	Fiesta Mart, Inc.

Amendment 1	Malachi Mattress America, Inc.	02/01/99

Amendment 2		06/29/01

Amendment 3		04/11/03

Amendment 4		07/07/03	20814 Gulf Freeway, Suite Q Webster, Texas	Clear Lake Center, L.P. CL Group, Inc. Edwin Freedman

Amendment 5		10/29/03

0107	TeamExcel Management Company d/b/a The Mattress Firm	06/05/91	2428 Rice Blvd. Houston, Texas	The DeGeorge Trusts

Amendment 1		06/05/91		Rice/Kelvin Partners, Ltd.

Amendment 2	Malachi Mattress — Texas, Ltd.	03/17/99

Amendment 3		04/16/04

Amendment 4		05/17/06

0111	The Mattress Firm, Inc.	12/09/92	Federal East Plaza Shopping Center 12048 East Freeway Houston, Texas 77029	FedGess Shopping Centers, Ltd.

Amendment 1	Malachi Mattress America, Inc.	03/01/03

Amendment 2		12/09/03

0116	Mattress Firm Operating, Ltd.	6/20/05	5815 Gulf Freeway Houston, Texas	Wayside I-45, Ltd. and Petro-Guard Company, Inc.

Lease 2 Amendment 1

*

*Landlord Consent required.

1

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0117*	The Mattress Firm, Inc.	06/15/95	2685 Town Center Blvd. Sugarland, Texas 77479	The Market at Town Center Joint Venture

0118	The Mattress Firm, Inc.	07/20/95	Post Oak Centre 500 Wertheimer, Suite 320 Houston, Texas	WRI/Post Oak, Inc.

Amendment 1		01/05/96	Centre and Post Oak Shopping Center 500 Westheimer, Suite 320 Houston, Texas

Extension	Malachi Mattress America, Inc.	06/06/06

0119	The Mattress Firm, Inc.	11/17/95	Copperwood Village Shopping Center Highway 6 North Harris County, Texas	GSCD-Two, Ltd.

Amendment 1	Malachi Mattress-America, Inc.	12/29/00		Copperwood Shopping Center, L.P. Hearland Construction Services, Inc. (Initial Landlord) Copperwood Three Shopping Center, L.P. Heartland Construction Services, Inc. (New Landlord)
Renewal		01/16/06

0120	Teamexcel Management Company d/b/a The Mattress Firm	07/26/96	Plaza Centre Houston, Texas 3845 Southwest Freeway Houston, Texas	Freeway Properties, Ltd.

Amendment 1	Malachi Retail, Inc. d/b/a The Mattress Firm	10/13/98

Amendment 2		09/04/03

Amendment 3	Mattress Firm, Inc.	10/19/05

0122	The Mattress Firm, Inc.	01/28/98	Pinecroft Shopping Center Lake Woodlands Drive at I-45 North The Woodlands, Texas	The Woodlands Commercial Properties Company, L.P.

Amendment 1		02/10/03	Pinecroft I Shopping Center 1100 Lake Woodlands Drive The Woodlands, Texas	Amerishop Woodlands, LP

0123	The Mattress Firm, Inc.	12/03/97	Green Tree Retail Center 19969 Katy Freeway Houston, Texas 77094	Green Tree Center, Inc.

Amendment 1		12/20/02

*Landlord Consent required.

2

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0124	The Mattress Firm, Inc.	03/27/98	Fondren Square Shopping Center Houston, Texas	Southwest Realty Associates

Lease Ext.

0125	Malachi Retail, Inc. a Texas corporation	09/30/98	5870 Fairmont Parkway Pasadena, Texas 77505	Fairway Plaza Associates, L.P.

0128	Malachi Retail dba The Mattress Firm	10/21/98	Willowbrook Plaza	Lincoln Property Company Commercial, Inc.

Lease Ext.

0129 Lease Amendment 1 Amendment 2	Malachi Mattress America, Inc.	10/5/99	5900 North Freeway Shopping Center, Houston, Texas	Reddy Partnership

0130	Malachi Mattress America, Inc. d/b/a Mattress Firm	2/3/2000	FM 1960 at Cutten Road Houston, Texas	D/G #23, Ltd.

0131 Lease Amendment 1	Malachi Mattress America, Inc.	4/1/2000 9/1/2000	SE Corner of Fondren and Westheimer	West Fondren Joint Venture

0132	Malachi Mattress America, Inc.	07/24/01	Northwest MarketPlace Shopping Center State Highway SH-290 (Northwest Freeway) Houston, Texas	NWX Partners, Ltd.
Extension	Mattress Firm Operating Ltd.	06/05/06		PPG Venture 1 Limited Partnership

0133	Malachi Mattress America, Inc. d/b/a The Mattress Firm	09/11/00	Baytown Village Shopping Center Garth Road Baytown, Texas	Area Holdings, Ltd.

0135	Malachi Mattress America, Inc.	02/06/01	El Dorado MarketPlace, Houston, Texas	El Dorado MarketPlace, L.P., a Texas limited partnership

0136 Lease Amendment	Malachi Mattress America, Inc.	7/30/01	Towne Shopping Center I.H. 45 at State Highway 105 Conroe, Texas	Towne Center Venture, L.L.P.

0138	Mattress Firm, Inc.	11/11/03	The Crossing at 518	The Crossing at 228 Shopping Center, Ltd.

0139	Mattress Firm, Inc.	6/20/03	NEC Corner of US Highway 59 and Grand Parkway, Fort Bend, County, Texas	AINBINDER RIVERPARK LP

0140	The Mattress Firm, Inc., a Delaware corporation	03/10/04	Houston, Texas	Six Westheimer Retail, Ltd.

0141	Mattress Firm, Inc.	03/22/04	Buffalo Crossing Shopping Center	Jim R. Smith, Trustee for Loop 610 J.V.

0142*	The Mattress Firm	4/06/04	4485 FM 1960 West, Houston, TX 77068	Unilev Management Corporation as Managing Agent for Canit

0143	The Mattress Firm, Inc.	4/30/04	Target/Galvez Shopping Center	Galvez Shopping Center, Ltd.

*Landlord Consent required.

3

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0144	Mattress Firm Operating, Ltd.	08/ /04	Humblewood Shopping Center II — Suite F 10040 FM 1960 Humble, Texas 77338	Humble Associates, Ltd.

0145	Mattress Firm Operating, Ltd.	11/12/04	Tomball Plaza	Z & K Holdings, L.P.

0146	Mattress Firm Operating, Ltd.	11/10/04	U.S. Highway 290 at Spring Cypress Road (Harris County) Cypress, Texas	Kimco 290 Houston, L.P.

0147 Lease	Mattress Firm Operating, Ltd.	11/29/2004	2204 East Main Street, League City, Texas 77573	518 League City, LP

0148	Mattress Firm Operating Limited Partnership	2/9/2005	The southeast corner of Westheimer Road and Shepherd Drive, Houston, Texas	M&L Properties, Inc.

0149	Mattress Firm Operating, Ltd.	01/25/05	1048 North Shepherd Houston, Texas	1048 North Shepherd, LTD.

0150	Mattress Firm Operating, Ltd.	04/29/05	Hedwig Village 9411 Katy Freeway Houston, Texas 77024	Levain Partnership III, LP

0151	Mattress Firm Operating Ltd.	08/31/05	University Shops 5320 Kirby Drive City of West University Place, TX 77005	Stewart A. Baker dba University Shops

0152	Mattress Firm Operating, LP	12/05/05	2019 State Highway 6, Ste D Sugar Land, TX 77478	4909 Bissonnet Partners LP

0153	Mattress Firm Operating, Ltd.	03/16/06	Conroe Marketplace Shopping Center Conroe, TX 77303	Wanamaker Conroe, L.P.

0154	Mattress Firm Operating, Inc.	04/10/06	Atascocita Commons 6749 FM 1960 Atascocita, Texas 77346	Atascocita Commons Associates, L.P.

0203 Sublease	Malachi Mattress America, Inc.	06/21/01	NEC Preston Road & LBJ Freeway Dallas, Texas	RTG Furniture of Texas, LP

0204	Mattress Firm, Inc.	02/25/03	Mesquite Town Centre Plaza Mesquite, TX Site No.: XTXMO571	Price/Baybrook Ltd.

0209*	Teamexcel Management Company, a Texas corporation The Mattress Firm	09/26/94	Vista Ridge Village Shopping Center	Dal-Mac Vista Ridge 11, Inc.

Supplement 1 Amendment 1

0210* Supplemental Lease Agreement #2	TeamExcel Management Co. Malachi Mattress America, Inc., successor in interest	01/25/95 06/06/05	Preston Shepard Place Plano, TX	Plano Preston Venture

*Landlord Consent required.

4

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0211* Amendment 1 Amendment 2	The Mattress Firm, Inc.	04/04/95	Plaza at Ridgmar Centre Fort Worth, Tarrant Co, TX	Monterrey — Woodmont Partnership

0215* Amendment 1 Amendment 2	The Mattress Firm, Inc.	11/12/94	San Jacinto Plaza Denton, Texas	Santander San Jacinto, Ltd.

0216	The Mattress Firm, Inc.	06/04/97	Creekwalk Village Bldg. G — First Floor West 15th St. & Alma Rd. Plano, TX 75075	609 West 15th Street, Inc.

0217	The Mattress Firm, Inc.	11/06/97	Mockingbird Central Plaza Dallas, TX	J.L. Williams

0219	The Mattress Firm, Inc.	03/31/98	4401 W. Lovers Lane Dallas, TX 75209	4401 Lovers Lane Joint Venture

0220 Lease Modification Second Modification	The Mattress Firm, Inc.	04/03/98 02/24/03 04/15/05	10699 Stemmons Freeway Dallas, TX 75220	State of California Public Employees Retirement System EastGroup Properties, L.P., (successor in interest)

0224	Malachi Mattress America, Inc.	08/05/99	North East Plaza the Shops at North East Mall Room A-11 Hurst, TX	Simon Property Group (Texas), L.P. M.S. Management Associates, Inc.

0225 Lease Amendment	Malachi Mattress America, Inc.	08/30/99 07/19/04	Allen Central Market McDermott Drive & Hwy 75 Allen TX	Allen Central Market, L.P.

0226	Malachi Mattress America, Inc., a Delaware corporation	08/27/99	Rockwall Marketcenter	RW MarketCenter Associates, Ltd.

0227	Malachi Mattress America Inc. (Trade Name: The Mattress Firm)	2/1/00	Polo Towne Crossing West Park and North Dallas Tollway Plano, TX	Polo Towne Crossing, L.P.

0228	Malachi Mattress America, Inc.	05/10/00	Watauga Towne Crossing US Hwy 377 at Burbey Rd Extension Watauga, TX	Watauga Towne Crossing, L.P.

0229	Malachi Mattress America, Inc.	04/24/00	CityView Towne Crossing Shopping Center 4875 Bryant Irvin Rd. Ft. Worth, TX 76132	CityView Towne Crossing, L.P.

0230	Malachi Mattress America Inc. (Trade Name: The Mattress Firm)	11/27/00	3601 South Cooper Street Arlington, TX 76015-3412	Cooper Point Joint Venture

*Landlord Consent required.

5

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0232	Malachi Mattress America Inc. (Trade Name: The Mattress Firm)	06/01/01	Frisco Gate Shopping Center Frisco, TX	Frisco Gate, Ltd.

0233	Malachi Mattress America Inc. (Trade Name: The Mattress Firm)	09/27/01	Skillman Towne Crossing Skillman St. and Armanda Rd Dallas, TX	Skillman Towne Crossing, L.P.

0234	Malachi Mattress America Inc. (Trade Name: The Mattress Firm)	10/25/01	FBJ Freeway (Hwy 635) Mesquite, TX	D/G #31, Ltd.

0235 Lease Extension	Malachi Mattress America, Inc.	10/30/01 07/11/06	Heritage Towne Crossing	Heritage Towne Crossing, L.P.

0236	Mattress Firm, Inc., a Delaware corporation	01/29/03	LakePointe Towne Crossing	LakePointe Towne Crossing, L.P.

0237	Mattress Firm, Inc., a Delaware corporation	05/19/03	North Hills Village 7580 NE Loop 820, Suite 102 North Richland Hills, TX 76120	Midstar Properties, Ltd.

0239 Amendment 1	Mattress Firm, Inc., a Delaware corporation	06/18/03	3010 Knox Street Dallas, Texas	McCrary Holdings, L.P.

0240	Mattress Firm, Inc.	10/03/03	North Garland Crossing Shopping Center Garland, TX	North Garland Crossing, Ltd.

0241	Mattress Firm, Inc.	10/21/03	State Highway 114 and State Highway 26, Grapevine, Tarrant County, TX	Grapevine Crossing LP

0242	Mattress Firm, Inc., a Delaware Corporation	12/10/03	Denton Crossing, Denton Denton County, Texas	ORIX Hunt Denton Venture

0244	Mattress Firm, Inc.	02/19/04	2605 W. Airport Freeway Irving, Texas	Northpoint Properties, LLC

0245	Mattress Firm, Inc.	03/08/04	Pleasant Run Towne Crossing	PRTC Pleasant Run Towne Crossing, L.P.

0246	Mattress Firm, Inc.	03/09/04	Addison Walk, Dallas County, Addison, Texas	Beltline Quorum Retail, Ltd.

0247	Mattress Firm Operating, LTD.	07/07/04	5815 Gulf Freeway Houston, TX 77023	W2001 WAL Real Estate Limited Partnership

0248	Mattress Firm Operating, LTD, a Texas limited partnership	09/08/04	5815 Gulf Freeway Houston, TX 77023 Phone: 713-651-2051	Land Capital Group, Inc.

0249	Mattress Firm Operating Ltd., a Texas Limited Partnership	11/01/04	Highlands Ranch	SEC FM 2499 & FM 407, Ltd. 8150 N. Central Expressway, Suite 1515 Dallas, TX 75206

*Landlord Consent required.

6

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0250	Mattress Firm Operating, Ltd.	11/01/04	2775 S. Central Expressway, McKinney, TX 75069	NorthPoint Properties, LLC

0253	Mattress Firm Operating, LTD.	03/27/06	Fairview Central Park Addition	Moore Plaza Partners Limited Partnership

0254	Mattress Firm Operating, LTD.	05/01/06	Lake Worth Towne Crossing Shopping Center 6636 Lake Worth Blvd., #180 Lake Worth, TX 76135-3002	KIMCO Lake Worth TX, LP

0400	Mattress Firm Operating, LTD, a Texas limited partnership	09/26/05	Walnut Creek Corporate Center Walnut Creek Corporate Center #9 8701 Wall Street Austin, TX 78754	ProLog

0401	The Mattress Firm, Inc., a Texas Corporation		Great Hills Station	Leon A. Schmidt Children’s Trust Number One

0402*	Centex Mattress, Inc. dba, The Mattress Firm		Capital Plaza	Capital Plaza Nominee Corporation

0403* Amendment 1 Amendment 2 Lease Amend 3	Centex Mattress Corporation Mattress Firm, Inc. Centex Mattress Corporation	05/07/97 10/01/97 11/24/98 02/25/03	South Towne Square Shopping Center 4970 U.S. Highway 290 West, Suite 280 Austin, TX 78735	Peter A. Lamy or Assigns South Towne Square Shopping Center Peter A. Lamy or Assigns Highway 290 & Mopac, Inc. Lamy South Towne, LTD. a Texas Limited Partnership

0404	Malachi Mattress America, Inc.	09/15/99	The Homestead	Lakeline Crossing Limited Partnership

0406	Malachi Mattress America, Inc.	12/01/99	La Frontera	DDR DB Development Venture, L.P.

0407	Malachi Mattress America, Inc.	08/30/03	12901 North IT-35 Building 13, Suite 1305 Austin, TX 78753	DDR DB Tech Ventures LP

0408	Mattress Firm, Inc., a Delaware corporation	06/09/03	Northwood Plaza Shopping Center 2900 West Anderson Lane, Bldg. B, Austin, TX 78757	Northwood Properties, LTD.

0409	Mattress Firm, Inc., a Delaware corporation	06/04	The Shops at the Galleria Shopping Center	HCS Holding Company, LP

0410	Mattress Firm Operating, Ltd.	11/16/04	IH-35 and Slaughter Lane Shopping Center Development I-35 and Slaughter Lane (street address to be determined by Landlord) Austin, Texas	Slaughterway Retail, Ltd.

0411	Mattress Firm Operating, Ltd.	2004	Shops at Walden Oaks 14005-B US Highway 183 North, Austin, Texas 78717	C.W. McCoys, Ltd.

*Landlord Consent required.

7

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0412	Mattress Firm Operating, Ltd.	06/14/05	Wolf Ranch Georgetown, Texas	SPG Wolf Ranch, L.P. M.S. Management Associates, Inc.

0413	Mattress Firm Operating, Ltd.	07/29/05	Boardwalk Shopping Center 2541 South IH 35 Round Rock, TX 78664	A&B Texas LLC

0415	Mattress Firm Operating, Ltd.	04/10/06	Red Oak Village Shopping Center	Lincoln PO Red Oak Village, LP

0500	Mattress Firm Operating, Ltd.	06/21/05	Perrin Creek Corporate Center Building #6 4848 Perrin Creek Drive Suite 600 San Antonio, TX 78217	ProLogis

0501*	Mattress Firm, Inc.	11/02/95	Ingram Festival Shopping Center San Antonio, Bexar County, Texas	Fiesta Trails Limited Partnership

0502	The Mattress Firm, Inc.	10/05/95	Fiesta Trail Shopping Center San Antonio, Bexar County, Texas	Fiesta Trails Limited Partnership — Fiesta Trails One, L.C.

0503	Centex Mattress, Incorporated	07/08/96	Windsor Place Shopping Center 4907 Walzem Road Windcrest, Bexar County, Texas	Windsor Place Shopping Center

0504	Centex Mattress Corp.	08/19/96	Alamo Quarry Market San Antonio, Texas 78209	Smokestack Partners, Inc.

0505	Centex Mattress Corporation d/b/a The Mattress Firm	04/05/97	Northwoods Shopping Center — Phase 1 18138 U.S. Highway 281 North, Suite 130 San Antonio, Texas 78232	Northwoods Partners, Ltd.

0508	Malachi Mattress America, Inc.	05/26/00	Trendsetters Shopping Center 15665 San Pedro Avenue San Antonio, Texas 78232	PHL-OPCO, LP

0509	Malachi Mattress America, Inc.	06/27/00	Bandera Pointe Shopping Center San Antonio, Bexar County, Texas	DDR DB SA Venture, L.P.

0512	The Mattress Store, Inc. d/b/a Best Mattress	12/02/99	1150 North FM Loop 1604 West, Suite 112 San Antonio, Texas 78258	H.E. Butt Grocery Company

0517 Amendment 2 Amendment 3 Lease	Malachi Mattress America, Inc. Malachi Mattress America, Inc. Susan and Paul Caton	11/01/00 06/01/02 12/24/96	Huebner Oaks Center 11745 IH-10 West Suite 790 San Antonio, Texas 78230	Gateway Huebner Oaks, Inc. Gateway Huebner Oaks, Inc. San Antonio Huebner Oaks, Ltd.

0518	Malachi Mattress America, Inc.	11/29/00	5229 Dezavala Road San Antonio, Texas 78249	Realty Income Texas Properties, L.P.

*Landlord Consent required.

8

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0521	Mattress Firm, Inc.	12/24/03	Austin Highway Shopping Center 1432 Austin Highway, Suite 103 San Antonio, Texas 78209	Austin Highway Investors, Ltd.

0522	Mattress Firm, Inc.	11/10/03	2720 Southwest Military Drive, Suite 101 San Antonio, Texas 78224	XXL One, Ltd.

0523	Mattress Firm, Inc.	02/13/04	Brooks Corner Shopping Center 3143 Southeast Military Drive San Antonio, Texas	Brooks Corner Phase Two, L.P.

0524	Mattress Firm Operating, Ltd.	08/25/04	La Plaza Del Norte San Antonio, Texas	Inland Southwest Management Corp.

0525	Mattress Firm Operating, Ltd.	09/24/04	Forum at Olympia Parkway Live Oak, Texas	Forum Lone Star, L.P.

0526	Mattress Firm Operating, Ltd.	10/24/05	Park North Shopping Center The Shops at Park North Blanco Road and NW Loop 410 San Antonio, Texas 78216	PN Plaza Investments, L.P.

0527	Mattress Firm Operating, Ltd.	11/03/05	The Shops at West Pointe 8403 State Highway 151 San Antonio, Texas 78245	Shops at Westpointe, Ltd.

0528	Mattress Firm Operating, Ltd.	11/17/05	Legacy Shopping Center Loop 1604 at SH 281 San Antonio, Texas	Santikos Legacy Ltd.

0529 Lease Amendment 1	Mattress Firm Operating, Ltd. Mattress Firm Operating, Ltd.	11/07/05 03/28/06	13103 San Pedro Avenue San Antonio, Texas	North Point Properties, LLC

0601 Extension of Lease	Mattress Firm, Inc. successor by way of merger to Malachi Mattress, Ltd.	04/22/03	Coolsprings Crossing 1745 Galleria Boulevard Franklin, Tennessee	Coolspring Crossing Limited Partnership CBL & Associates Management, Inc.

Lease	Mattress Firm	06/05/96

0602	Malachi Mattress, Ltd.	03/01/98	Rivergate Festival 1587 Gallatin Road Madison, Tennessee 37115	M.A. Borchert d/b/a Rivergate Festival

0603	Malachi Mattress, Ltd.	03/18/97	Belle Meade theater Shopping Center South side of Harding Road Nashville, Tennessee	Ridgefield Properties, L.P.

0605 Extension of Lease Lease	Mattress Firm, Inc. Malachi Mattress America, Inc.	06/15/04 11/10/99	Towne Centre Shopping Center Murfreesboro, Tennessee	JDN Realty Corporation

0606	Malachi Mattress America, Inc.	07/24/00	Thompson Square Shopping Center 2935-2941 Nolensville Road Nashville, Tennessee	Ragland Corporation

*Landlord Consent required.

9

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0607 Extension	Malachi Mattress America, Inc.	07/21/05	Hampton Plaza Shopping Center 2864 Wilma Rudolph Boulevard Clarksville, Tennessee	Edens Realty Group successor in interest to Edens & Avant Financing Limited Partner

Lease	Malachi Mattress America, Inc.	04/06/00		Edens & Avant Financing Limited Partnership

0700	Elite Management Team, Inc.	11/06/00	1075 Northfield Court, Suite 3 Roswell/Alpharetta, Georgia 30201	Mimms Investments

0701	The Mattress Firm, Inc.	02/27/96	North Point Market Shopping Center Fulton County, Georgia	Cousins Properties Incorporated

0702	The Mattress Firm	03/07/96	Perimeter Pointe Atlanta, Georgia (Article II)	Community Centers Two L.L.C.

Lease Amendment

0705	Elite Management Team, Inc.	02/15/96	Peachtree Plaza County of Fulton Atlanta, Georgia	Selig Enterprises, Inc.

0706	Elite Management Team, Inc.	01/08/01	Market Center Retail Building Barrett Parkway Cobb County Kennesaw, Georgia 30144	AMLI Land Development - I Limited Partnership

0710	Elite Management Team, Inc.	07/21/97	Southlake Shopping Center Clayton County, Georgia	Address of Landlord:

0712	Elite Management Team, Inc.	12/01/98	1757 East-West Connector Suite 430 Austell, GA 30106	East West Commons, LLC

0713	Elite Management Team, Inc., d/b/a The Mattress Firm	09/97	6448 Dawson Boulevard (I-85 Access Road) Norcross, Georgia 30093	Enterprises Ltd. and Larry G. Hailey

First Amendment to Lease		03/30/99

0714	Elite Management Team, Inc., a Georgia corporation	No date.	Douglasville Pavilion Douglasville, GA	Inland Retail Real Estate Trust, Inc.

0716	Elite Management Team, Inc.	08/24/99	Pleasant Hill Station Duluth, Georgia	G&h Palladian, LLC

0717	Elite Management Team, Inc. d/b/a The Mattress Firm	09/30/99	Georgia Highway 20 Woodward Mill Parkway Gwinnett County, Georgia Mill Creek Station Buford, Georgia	Collins Goodman Development Company, L.L.C.

0718	Elite Management Team, Inc., a Georgia corporation	No date	Georgia 20 at GA 400 Cumming, Georgia	Family 6 Holdings, LLC

*Landlord Consent required.

10

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0719	Elite Management Team, Inc.	01/04/00	Midtown Place County of Fulton Atlanta, Georgia	The Sembler Company

0720	Elite Management Team, Inc.	08/18/99	Conyers Crossroads Shopping Center	Conyers Crossroads, LLC

Lease Amendment		04/03/00

0721	Hollywood Entertainment Corporation, an Oregon corporation	03/97		Landlord Address

		04/26/96	Pleasant Hill Plaza

First Amendment to Lease		10/29/99

SubLease		04/20/00

0723	Elite Management Team, Inc.	02/05/01	Providence Square Space Number #801 801 Marietta, Georgia 33062	SFERS Real Estate Corp. J.

0724	Elite Management Team, Inc.	10/24/00	Johns Creek Towne Center	Hendon/Atlantic Rim Johns Creek, LLC

0725	Elite Management Team, Inc., a Georgia corporation dba The Mattress Firm	11/30/00	Paulding County, Georgia	Fourth Quarter Properties XXI, LLC

0727	Elite Management Team, Inc. d/b/a The Mattress Firm	2001	Corner of Street “A” and Street “X” The Mall at Stonecrest (Parcel C-1) Dekalb County, Georgia Lithonia, Georgia	Stonecrest Station, L.L.C.

0728	Elite Management Team, Inc.	12/03/03	Barrons Promenade Snellville, GA	Crown Group, LLC

0729	Elite Management Team, Inc.	08/31/04	North Dekalb Mall	Two Live Oak Center

0730	Elite Management Team, Inc.	10/18/04	Stone Mountain Festival Shopping Center	CA New Plan Venture Fund, LLC

0731	Mattress Firm - Georgia, Inc., a Georgia corporation (“Tenant”)	07/18/05	Marietta Trade Center Marietta, GA	E &A Southeast Limited Partnership

0732	Faison-Kedron Village, LLC Mattress Firm-Georgia, Inc.	12/22/05	Kedron Village Expansion Peachtree City, GA	27th Floor 121 West Trade Street Charlotte, North Carolina 28202-5399 Attn: Retail Leasing. {Paragraph 21}

*Landlord Consent required.

11

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0733	Mattress Firm, Inc.	02/15/06	379 Bullsboro Drive Newnan, Georgia 30263	Blue Ridge Investment Properties II, LLC 1619 Schaeffer Road Knoxville, TN 37932 Attn: Wolfgang Nelson

0734	Mattress Firm - Georgia, Inc.	02/14/06	Lakeside Marketplace Cobb County, Georgia	NAP Acworth LLC Hartman, Simons, Spielman & Wood, LLP

0737	Mattress Firm Georgia, Inc.	04/12/06	Conyers Commons Shopping Center Georgia Hwy 20 (aka McDonough Hwy) and Millers Chapel Road Rockdale County, Georgia	IBG Conyers Commons, LLC

0739	Mattress Firm-Georgia, Inc.	08/18/06	Westbrook Plaza 668 Dawsonville Hwy Gainesville, GA	MAG II Gainesville, LLC

0900	Mattress Firm, Inc.	10/07/05	Mill Creek Business Park 10572 Lackman Road Lenexa, KS	Mill Creek Investors, LLC

0901	Centex Mattress Corporation (Trade Name: The Mattress Firm)	01/27/96	Independence Commons Independence, MO	Community Centers Two L.L.C.

0902	Centex Mattress Corporation	08/20/97	Merriam Town Center, Merriam, KS	Merriam Town Center Ltd.

0903	Centex Mattress Corporation	07/13/98	Olathe Station Phase I Shopping Center Olathe, KS	A.B./Olathe Limited Partnership

0904	Pier 1 Imports (U.S.), Inc.	03/02/90	Benjamin Plaza Shopping Center 9221 Hillcrest Road Suite R17 Kansas City, MO 64138	BP Development, L.P.

Sublease	Mitlip Mattress, Inc. dba The Mattress Firm	05/21/99

0905	The Sunday School Board of the Southern Baptist Convention	08/31/98	Continental Center 11970 Metcalf Ave. Overland Park, KS 66213	Continental 45 Fund Limited Partnership

Sublease and Addendum to Lessor’s Consent to Sublease	Malachi Mattress America, Inc. dba The Mattress Firm	10/99	Lifeway Christian Resources of the Southern Baptist Convention	LifeWay Christian Stores

0907	Malachi Mattress America, Inc. (Trade Name: The Mattress Firm)	7/25/00	Prospect Plaza Shopping Center 6443 North Prospect Ave. Gladstone, MO	Bradley Operating Limited Partnership

0908	Malachi Mattress America, Inc.	03/28/01	Midtown marketplace Shopping Center Kansas City, MO	Midtown Redevelopment Corporation

*Landlord Consent required.

12

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

0909	Malachi Mattress America, Inc.	08/07/01	Summitwoods Crossing Lee’s Summit, MO	R.E.D. Capital Holdings of Lee’s Summit, L.L.C.

0910	Malachi Mattress America, Inc.	2001	Barry Towne Shopping Center Kansas City, MO	Serf Company

Lease Extension and Amendment		01/06		Barry Towne FF Holdings, L.L.C. MD Management Inc., Manager

0911	Mattress Firm, Inc.	05/27/03	State Line Station I-35 and State Line Road Kansas City, MO	State Line Developers, LLC

0912	Mattress Firm, Inc.	12/29/04	Metcalf Ave. and 91st Street Overland Park, KS	WSG Kansas City, LLC

0913	The Mattress Firm	12/15/05	The Plaza @ Shoal Creek Highway 152 and N.E. Flintlock Road Kansas City, MO	D & B Real Estate Venture

1300	Elite Management Team, Inc. dba The Mattress Firm	02/01	Oakwood Street Extension Building #2 Mebane, NC 27302	L.J. Rogers Trucking, Inc.

1301	Elite Management Team, Inc. (Trade Name: The Mattress Firm)	06/17/97	New Hope Commons Unit No. 102B Durham, NC	Community Centers One L.L.C.

1303	Elite Management Team, Inc. dba The Mattress Firm	10/07/97	6812 Glenwood Avenue Raleigh, NC	Joe Schafer dba Dual Carolinas of Raleigh

1304	Elite Management Team, Inc. dba The Mattress Firm	10/03/97	Garner Towne Square US 70 & Timber Drive Garner, NC	T & M Garner Development Company, LLC

First Modification		04/14/03		(Successor of T&M): Regency Centers, L.P.

1306	Elite Management Team, Inc. dba The Mattress Firm	12/15/97	Commerce Centre Shopping Center Capital Boulevard (US Hwy 1) Raleigh, NC	CAPVEST Associates, Limited Partnership

First Amendment		07/1998

1307	Elite Management Team, Inc. dba The Mattress Firm	01/05/99	Centrum at Crossroads Shopping Center Cary, NC	CARYVEST, LLC

1310	Elite Management Team, Inc. (Trade Name: Mattress Firm)	04/19/01	North Pointe Shopping Center Phase III 1515-101 North Pointe Dr. Durham, NC	North Pointe Associates, LP North Pointe Phase III

1311	Elite Management Team, Inc. dba The Mattress Firm	03/08/04	Alexander Place Promenade Shopping Center Raleigh, NC	Faison-Glenwood, LLC

First Amendment		06/10/04

*Landlord Consent required.

13

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

1312	Elite Management Team, Inc. dba The Mattress Firm	08/12/04	Beaver Creek Commons Apex, NC	JDN Real Estate-Apex, L.P.

1313	Elite Management Team, Inc. dba The Mattress Firm	11/29/04	New Bern Commons Shopping Center New Bern Avenue at New Hope Road Raleigh, NC	Commonwealth-New Bern Partners, L.P.

1314	Elite Management Team, Inc. (Trade name: The Mattress Firm)	12/17/04	Southpoint Center 6405 Fayetteville Road Durham, North Carolina	Piedmont Fayetteville Partners, L.P.

1601	Malachi Mattress-Jacksonville, Limited	12/01/97	88 Blanding Boulevard Suite 105 Orange Park, FL 32073	Deno P. Dikeou

1602	Malachi Mattress-Jacksonville, Ltd., a Florida LP, by Malachi Interests, Inc. as General Partner d/b/a The Mattress Firm	01/19/98	4665 Sweetwater Blvd., Suite 105 Sugarland, TX 77479	Normandy Equities, Ltd.

1604	The Malachi Mattress-Jacksonville, Ltd. Trade Name: The Mattress Firm	05/14/98	Avenues South Center 11035 Phillips Highway Unit #3a Jacksonville, Fl 32256	Avenues East, Inc.

1605	Malachi Mattress-Jacksonville, Ltd., d/b/a The Mattress Firm	08/27/98	6965 Philips Highway Duval County, FL	J.C. Lowery, Jr. Marital and Family Trusts

1607	Malachi Mattress America, Inc., d/b/a The Mattress Firm	08/30/99	4495 Roosevelt Blvd. Suite 320 Jacksonville, FL 32210	Roosevelt Square Limited Partnership

Amendment 1	Malachi Mattress America, Inc. d/b/a The Mattress Firm	06/24/04		Roosevelt Square Limited Liability Limited Partnership, a FL LLP, Roosevelt Square Manager, Inc.. a FL corporation, its GP

Amendment 2	Mattress Firm, Inc. f/k/a Malachi Mattress America, Inc., d/b/a Mattress Firm	05/11/05		Roosevelt Square Shopping Center

1608	Malachi Mattress America, Inc., d/b/a The Mattress Firm	08/10/01	Beach Boulevard Distribution Center 11840 Beach Blvd., Suite 8, Jacksonville, FL 32246	EastGroup Tennessee Properties, LP

*Landlord Consent required.

14

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

1609	Mattress Firm, Inc.	03/19/04	CB Square Shopping Center Jacksonville, FL	Mibarev Development I, LLC

Amendment 1		07/14/04

1610	Mattress Firm, Inc., d/b/a Mattress Firm	04/22/04	Riverplace Shopping Center 11111 — 1105-A San Jose Boulevard, Jacksonville, FL 32223	IPERS Riverplace Shopping Center, Inc.

1611	Mattress Firm, Inc.	11/05/04	10261 River Marsh Drive, Unit A01 Jacksonville, FL	St. John’s Town Center, LLC M.S. Management Associates, Inc.

1612	Mattress Firm, Inc.	04/04/06	Seabridge Square 1835 US 1 South, Suite 101 St. Augustine, FL 32084-4294	Selig Enterprises, Inc.

1613	Mattress Firm, Inc.	11/01/05	Phillips Walk	M&P Baymeadows, LLC

Amendment 1	Mattress Firm, Inc.	10/03/06	Baymeadows Square Shopping Center 8060 Phillips Highway Jacksonville, FL	M&P Baymeadows, LLC

1614*	Mattress Firm, Inc. Trade Name: Mattress Firm	12/30/05	River City Marketplace C117 Jacksonville, FL	Ramco Jacksonville LLC

1701	Elite Management Team, Inc., d/b/a The Mattress Firm	03/24/98	3738 High Point Road Greensboro, NC	Colt Associates Limited Partnership

	Elite Management Team, Inc., d/b/a The Mattress Firm	08/29/01		Bardy Family Investments, LLC

Amendment 1	The Mattress Firm, Inc., d/b/a The Mattress Firm	05/24/06		CP Venture Two LLC (successor in interest to Cousins Properties Inc.)

1704	The Grand Union Company #100 Broadway, Elmwood Park, NJ 07407	06/20/86	Eastchester Market Store No. 4202 High Point, NC	Eastchester Properties

Elite Management Team, Inc.

Sublease		10/08/99		Harris Teeter, Inc.

1706	Elite Management Team, Inc., d/b/a The Mattress Firm	No date.	Oak Summit Shopping Center James Mill Road Space 5 Winston-Salem, NC	Blue Oak Limited Partnership

*Landlord Consent required.

15

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

1707	Elite Management Team, Inc., d/b/a The Mattress Firm	03/06/03	The Shoppes at Wendover Village 4201 West Wendover Ave. Greensboro, NC 27407	Wendover Village, LLC

1708	Elite Management Team, Inc., d/b/a The Mattress Firm	10/18/04	Stratford Commons Shopping Center Building Unit 131501 I-40 and Stratford Road Winston-Salem, NC 27104	Excel Realty Partners, L.P.

1709	Mattress Firm-Georgia, Inc. Trade Name: Mattress Firm	05/31/06	2117 N. Main Street High Point, NC 27262	Rome Pizza Corporation

1710	Mattress Firm Georgia, Inc.	05/17/06	Southside Square Shopping Center 1024 South Main Street Building D Kernersville, NC 27284	Kernersville Re-Development Company, LLC

2000	Mattress Firm	10/04/05	5428 Duff Drive Cincinnati, OH 45246	Dugan Financing LLC

2001	The Mattress Venture, L.P., dba the Mattress Firm	05/29/98	Kings Mall Shopping Center 9956 Kings Auto Mall Drive Cincinnati, OH 45249	Duke Realty Limited Partnership

2002	The Mattress Venture, L.P. dba The Mattress Firm	06/30/98	Western Hills Marketplace 5555 Glenway Avenue, Suite 200 Cincinnati, OH 45239	Duke Realty Limited Partnership

2003	Retail Brands International, Inc.	No date.	Eastgate Mall Crossing	Eastgate Company

2005	Malachi Mattress America, Inc. dba Mattress Firm	04/17/00	1030—1050 Hansel Ave. Florence, KY 41042	Continental 70 Fund Limited Partnership

First Amendment to Lease		12/20/00

2006	Malachi Mattress America, Inc. d/b/a The Mattress Firm	5/18/00	Hyde Park Plaza 4380 Malsbary Rd., Ste 500 Cincinnati, Ohio 45252	c/o Regency Realty Corporation

2009	Mattress Firm, Inc.	10/24/03	Cassinelli Square Cincinnati, OH	KIMCO 420, Inc.

2010*	Mattress Firm, Inc.	02/26/04	Redskin Shopping Center	Redskin Investors, Ltd.

2011	The Mattress Firm, Inc.	2/25/04	NEC of Tylersville Road and Cox Road, West Chester Township, Ohio	VOA Development Company, L.L.C

2101	The Mattress Venture, L.P.	06/19/98	Speedway Supercenter 5750-B Crawfordsville Rd. Speedway, IN 46224	Bradley Real Estate Inc.

*Landlord Consent required.

16

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

2102-A	Retail Brands International, Inc., d/b/a The Mattress Firm	09/15/98	Washington Place Shopping Center 10207 East Washington St. Indianapolis, IN 46229	Washington Place Associates

Amendment 1	Malachi Mattress America, Inc. (purchaser of Retail Brands), d/b/a The Mattress Firm	05/12/03		Washington Place, LP (successor to Washington Place Associates)

2102-B	Mattress Firm, Inc. Trade Name: Mattress Firm	12/21/05	Florence Square Shopping Center Building Unit 135101 Florence, KY	New Plan Property Holding Company

2103	Retail Brands International, Inc., d/b/a The Mattress Firm	03/01/99	Michaels Plaza 8369 Castleton Corner Dr. Indianapolis, IN 46250	Duke Realty Limited Partnership

2104	Retail Brands International, Inc., d/b/a The Mattress Firm	05/07/99	Plainfield Commons II 2679-A East Main Street Plainfield, IN 46168	Premier Venture PC II, LLC

2107	Mattress Firm, Inc.	05/26/04	Greenwood Pointe Shopping Center 795 US 32 North, Suite A Greenwood, IN 46142	Greenwood Pointe I, LLC

2108	Mattress Firm, Inc.	03/08/05	Shopping Center U.S. 36 Avon, IN	E.M. Investments, LLC

2109	Mattress Firm, Inc.	05/05/05	Traders Point II Shopping Center 86th Street & Zionsville Road Indianapolis, IN	Kite West 86th Street II, LLC

2110	Mattress Firm, Inc.	01/24/06	Village Park Plaza Westfield, Hamilton County, Indiana	Village Park Plaza, LLC

2200	Mattress Firm, Inc.	07/31/06	161 James Drive West St. Rose, Louisiana 70087	Sealy FRLA I, L.L.C.

2201	The Mattress Venture, L.P.	07/01/98	4421 Veterans Boulevard Metairie, Louisiana	Mary D. Maher & Eldred L. Maher

2203	Malachi Mattress America, Inc.		Wal-Mart Center — Gretna, Louisiana	GSCD-TWO Ltd.

2400	Elite Management Team, Inc. d/b/a The Mattress Firm	02/25/03	1337-H Wood Branch Drive Charlotte, North Carolina 28226	Pine Brook Center Limited Partnership

2403	Elite Management Team, Inc. d/b/a The Mattress Firm	08/20/02	4641 Independence Blvd.	TKC XXXIV, LLC

Amendment

2404	Elite Management Team, Inc.	09/03/99	Specialty Shops at Carolina Place	Charles T. Adkins

2405	Elite Management Team, Inc.	08/04/00	University Place Mall Charlotte, Mecklenburg County, North Carolina	Trizechahn Centers Inc.

*Landlord Consent required.

17

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

2406	Elite Management Team, Inc.	01/16/03	Lot 2A of Northcross, Phase 1, Parcel G, Map 1 (Lots 2A and 2B)	Northcross Land & Development Limited Partnership

2407A	Elite Management Team, Inc.	11/16/01	Sycamore Commons Shopping Center	Matthews Market, LLC

2407B	Malachi Mattress America, Inc.	06/30/00	Bartlett Towne Centre 5975 Stage Road, Suite 2 Bartlett, TN 38134	Value Enhancement Fund II, LLC

2408	Elite Management Team, Inc. d/b/a The Mattress Firm	05/12/03	The Terrace at Southpark Charlotte, North Carolina	The Terraces at Southpark, LLC

2409	Elite Management Team, Inc.	05/04/04	Franklin Green Shopping Center 2524 E. Franklin Blvd., Building 1, Suite A Gastonia, North Carolina 28054	Southstar Holdings-Gastonia, LLC

2501	Mattress Venture, L.P.	05/21/98	The Plaza at Brandon Town Center S.R. 60 & I-75 Brandon Florida	Brandon Convenience Center Partners, Ltd.

Amendment 1 Amendment 2

2503	Malachi Mattress — Tampa, Ltd.	09/08/98	1101 Center 1101 North Dale Mabry Highway Tampa, Florida	Theodore J. Couch, Sr. Revocable Trust Dated 3/23/93 Theodore J. Couch, Sr. Trustee

2504	Malachi Mattress — Tampa, Ltd.	06/22/99	Plaza at Citrus Park South Side of Sheldon Road between Gunn Highway and Paglen Road Tampa, Florida	Citrus Park Venture Limited Partnership
Amendment 1 Amendment 2

2505	Malachi Mattress — Tampa, Ltd. d/b/a The Mattress Firm	09/10/98	SW corner of intersection of U.S. #19 and SR #580 Pinellas County, Florida	I.C.I. Real Estate (Florida), Inc. and/or Assigns

2506	Malachi Mattress America, Inc.	09/07/99	Gateway Mall Shopping Center	Branch Capital Partners, L.P.

2507	Malachi Mattress America, Inc.	11/29/00	6218 North Dale Mabry Boulevard Tampa, Florida 33614	Realty Income Corporation d/b/a Realty Income Properties, Inc.

2508	Malachi Mattress America, Inc.	07/00	4104 S. Tamiami Sarasota, Florida	Rodney Dessberg

2509	Malachi Mattress America, Inc.	08/07/01	Warehouse-South Building St. Petersburg, Florida	Geocentric, LLC

2510	Mattress Discounters Corporation	07/20/98	Grand Plaza Shopping Center	Highwoods Florida Holdings, L.P.

2511	Mattress Discounters Corporation		4039 S. Tamiami Trail Sarasota, Florida 34231	Becker Properties, Inc.

2512	Mattress Discounters, Corp.	08/05/99	1218 E. Fowler Ave. Tampa, Florida 33617	James William Baros, Jr./Evan E. Baros

2513	Mattress Discounters Corporation	02/28/00	17631 Bruce B. Downs Boulevard Tampa, Florida	Shoppes at New Tampa, L.C.

*Landlord Consent required.

18

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

2514	Mattress Discounters Corporation	05/16/01	Regency Square	Regency Centers, L.P.

2515	Mattress Discounters Corporation	06/12/00	Largo Mall Shopping Center Largo, Pinellas County, Florida	Weingarten Realty Investors TKF Retail, Ltd.

2516	Mattress Discounters Corporation	02/18/98	Lighthouse Crossing Shopping Center St. Petersburg, Florida	Park & Tyrone Associates Limited

Amendment 1	Mattress Discounters Corporation	06/08/98	Lighthouse Crossing Shopping Center St. Petersburg, Florida

2517	Mattress Discounters Corp.	12/27/01	Town Square	Regency Centers, L.P.

2518	Mattress Firm, Inc.	03/18/03	Office Depot Shopping Center US 41 & Cortez Rd. Bradenton, Florida	Ann Juster d/b/a AEJ Associates

2519	Mattress Firm, Inc.	08/08/03	Mitchell Ranch Plaza New Port Richey, Florida	AIG Baker MRP, L.L.C.

2520	Mattress Firm, Inc.	10/10/03	Home Depot Store #6364 Crossroads Shopping Center St. Petersburg, Florida	Home Depot U.S.A., Inc.

2523	Mattress Firm, Inc.	09/04/04	Key West Grille Redev. 2660 Gulf to Bay Clearwater, Florida	KB Investment Holdings, LTD

2524	Mattress Firm, Inc.	08/23/04	The Shoppes at Park Place 7200 US Hwy 19 North Pinellas Park, Florida	KB Parkside LLC

2526	Mattress Firm, Inc.	03/05	3970 U.S. Highway 98 North Lakeland, Florida	Shops at Lakeland Square, LLC

2527	Mattress Firm, Inc. d/b/a Mattress Firm	04/26/05	SR 56 Wesley Chapel, Florida	SR 56, LLC

2701	Malachi Mattress, LTD	1998	Kimbrough Surburban Shopping Center 4631 Poplar Ave Tennessee	Poplar Center Development, LTD

2703	Malachi Mattress America, Inc.	07/13/99	Wolfchase Shops 8070 Highway 64, Suites 101-103 Bartlett, Tennessee	GTP Stage, LLC Southern Stores, Inc.

2704	Malachi Mattress America, Inc.	6/30/00	Bartlett Towne Centre 5975 Stage Road, Suite #2 Bartlett, TN 38134	Value Enhancement Fund, LLC

2705	Malachi Mattress America, Inc.	11/10/99	South Lake Centre	Goodman Road/I-55 Development Company, LLC

Lease Mod.

2706	Malachi Mattress America, Inc. dba The Mattress Firm, Inc.	04/12/01	Perimeter Shopping Center 5244 Summer Avenue Memphis, TN	Belz Investoco GP

2707	Mattress Firm, Inc., a Delaware Corporation	03/16/04	3530 Riverdale Road, Memphis, TN 38115	NorthPoint Properties, LLC

*Landlord Consent required.

19

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

2708	Mattress Firm, Inc., a Delaware Corporation	08/09/04	Hwy 78 & New Goodman Rd. Olive Branch, MI 38654	NorthPoint Properties, LLC

2902*	5/0 Management, Inc. dba The Mattress Firm	01/30/00	North Scottsdale Gateway Retail 16635 North Scottsdale Rd., Scottsdale, AZ	Univest Scottsdale NSG, LLC

2904	The Mattress Venture LP., a Texas limited partnership	01/25/99	Arrowhead Palms	Arrowhead Palms L.L.C.

Form of Guaranty

2905*	5/0 Management, Inc., an Arizona corporation	10/21/99	Metro Plaza 10217 N. Metro Parkway #102 Phoenix, AZ 85051	Westbar Limited Partnership

2907	5/0 Management, Inc.	08/14/99	4744 E. Thunderbird Phoenix, AZ	Allan Slatin dba TNT Plaza

2908	Mattress Experts, an Arizona corporation	11/20/97	Ocotillo Fiesta Shopping Center SEC Alma School Road and Queen Creek Road Chandler, Maricopa County, Arizona	DP8, L.L.C.

2911	5/0 Management, Inc.	10/13/99	Chandler Gateway Center	Ray & 1-10 Properties

2913	5/0 Management Inc.	2000	Desert Palms Power Center	LNR Florida Funding, Inc.

2917	5/0 Management, Inc.	01/31/00	Home Depot/K-Mart Center SEC Loop 101 and Peoria Avenue, Suite 107	Grace 91st, L.L.C.

2918	5/0 Management, Inc.	07/06/00	Junction Shoppes SWC Apache Trail and Idaho Road	CHALM, LLC

2919	5/0 Management, Inc.	No Date	Red Mountain Plaza NWC Power Road and McKellips Road Mesa, AZ	Grace McKellips, LLC

2920	5/0 Management, Inc.	11/18/02	The Shoppes A1 Gilbert Commons Cooper Road and Baseline Rd. Gilbert, AZ	Cooper Road and Baseline, L.L.C.
Lease Amend	Mattress Firm-Arizona, LLC	08/04/03

2921	Mattress Firm-Arizona, LLC	10/29/03	Lincoln Commerce Park Phoenix, AZ	Phoenix Commerce Park, LP

2922	Mattress Firm Arizona, L.L.C.	01/08/04	14900 North Pima Road Scottsdale, AZ	J. Walters Construction Co., Inc.

2923	Mattress Firm Arizona, LLC	08/10/04	Santan Gateway (South) at the Southeast Corner of Arizona Avenue and Loop 202	CTW-Santan South, LLC

2926	Metropolitan Mattress Corporation	10/05/93	4341 East Thomas Road Phoenix, AZ 85018	Roger Conant

*Landlord Consent required.

20

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

2927 Lease Amend 1 Lease Amend 1a Lease Amend 3	Metropolitan Mattress Corporation	10/05/93 02/25/05 09/11/98 01/06/04 12/27/04	Park Plaza Maricopa County, Arizona	BYS Co. Raintree Pad 2, LLC

2928	Metropolitan Mattress	12/23/04	Mercado Fiesta Shopping	Mercado Fiesta Center 00, LLC

Sublease	Metropolitan Mattress Corporation	04/25/05	Mercado Fiesta Center 00, LLC	Nicholas and Anna Marie Mattrazzo

2929	Metropolitan Mattress Corporation	02/1999	L.A. Fitness Center Mesa, AZ	Vanderbilt Group, L.L.C.

2930	Metropolitan Mattress, Corp. dba Metropolitan Mattress	12/31/01	Metro Towne Center 2821 W. Peoria Avenue Phoenix, AZ 85029	Univest Metro Towne Center, L.L.C.

2931	Metropolitan Mattress Corporation	06/25/02	Agua Fria Towne Center Camelback Road and Loop 101 City of Glendale, Maricopa County, AZ	Vestar Arizona XXVII, L.L.C.

2932	Metropolitan Mattress Corporation	06/04/04	Costco Plaza Glendale, AZ Site No.: SAZG0549	KIR Glendale L.P.

2933	Metropolitan Mattress Corporation	12/31/93	Paseo De Oro 3029 N. Alma School Rd. Suite 131 and 132 Chandler, AZ 85224	Alma School Road Development Company

2934*	Metropolitan Mattress Corporation	03/23/04	Scottsdale 101 7000 East Mayo Blvd. Building 23, Suite 1114 Phoenix, AZ 85054	Scottsdale 101 Associates, LLC

Amendment 1		04/28/05

2935	Metropolitan Mattress Corporation	05/01/02	Surprise Village NEC Bell Road & Litchfield Rd. Surprise, AZ	Litchfield-Bell/Grand, LLC

2936*	Metropolitan Mattress	05/30/97	Superstition Springs Power Center East 6321 E. Southern Ave. Mesa, AZ 85206	The Westcor Company II Limited Partnership

2937	Metropolitan Mattress Corporation	02/24/05	Village Crossroads 12005 N. Tatum Blvd. Phoenix, AZ 85028	The Westcor Company II Limited Partnership

*Landlord Consent required.

21

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

2938	Metropolitan Mattress Corporation	04/03/02	Ahwatukee Hills Center Phoenix, AZ	Ahwatukee Hills Builders, LLC

2939	Metropolitan Mattress Corporation Trade Name: Metropolitan Mattress	09/12/96	Sonora Village Shopping Center Suite C-11/12 15704 N. Pima Road Scottsdale, AZ 85260	Sonora Center Development

Amendment 1	Metropolitan Mattress Corporation	07/03/02		Westwood Financial Corp., Sonora Center Development (Landlord’s predecessor)

2940	3 Day Blinds, Inc.	06/29/99	Arrowhead Festival II 73rd Avenue & Bell Road Glendale, AZ	73-Bell Investors, LLC

2941	Metropolitan Mattress Corporation	09/10/97	Albertson’s Shopping Center Phoenix, AZ	LDR-Camelback, L.L.C.

2942	Metropolitan Mattress	02/20/98	929 North Val Vista Drive Gilbert, AZ	Patterson Properties, Inc. as Managing agent for Patterson Farms, Inc.

Amendment	LB Mattress Acquisitions, Inc.	12/2004		Patterson Properties, Inc. as Managing agent for Patterson Farms, Inc.

2943	Metropolitan Mattress Corporation	07/26/99	Shopping Center Chandler, AZ	Ruralray Investors, LLC

2944	Metropolitan Mattress Corporation	02/19/99	Gateview Park Shopping Center Scottsdale, AZ	Hing Properties, Inc.

2945	Metropolitan Mattress Corporation	03/30/01	Carefree Marketplace Shopping Center Suite A102 including Units A10 & A11 Phoenix, AZ	Regency Realty Group, Inc.

Modif 1		04/23/01
Regency Centers, L.P.
Modif 2	Metropolitan Mattress Corporation	11/28/01

Modif 3	Metropolitan Mattress Corporation	03/13/02		Regency Centers, L.P.

2946	Metropolitan Mattress Arizona	08/08/01	Palmilla Center Avondale, AZ	Weingarten Nostat, Inc.

2947	Metropolitan Mattress Arizona	01/30/02	McPower Corner Mesa, AZ	Weingarten Nostat, Inc.

*Landlord Consent required.

22

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

2948	Metropolitan Mattress Corporation, dba Metropolitan Mattress	04/07/04	Legacy Village Shopping Center 2070 E. Baseline Road, Suite 102 Phoenix, AZ 85042	Pederson/Legacy Village, L.L.C.

2950	Metropolitan Mattress Corporation	11/16/05	Chandler Village Center Chandler, Maricopa County, Arizona	Chandler Village Center, LLC #2142

2951*	Metropolitan Mattress Corporation	03/29/06	General Location: SWC Interstate 10 & Estrella Parkway; Goodyear, AZ 1170 N. Estrella Parkway Suite #A107 Goodyear, AZ 85338	Frontera Development Estrella Pkwy, LLC

2952	Metropolitan Mattress Corporation	04/03/06	Southshore Town Center 4245 South Arizona Ave., Suite 2 Chandler, AZ 85248	Southshore Town Center Investors, LLC

2998	Metropolitan Mattress, Inc.	03/2/04	1524 W. 14th Street Suite 115 Tempe, AZ	VJ 14th Street, LLC

First Amendment		09/01/04		Tempe Industrial, LLC (successor)

3102 Sublease and Landlord’s Consent Amendment and Estoppel Agt.	Malachi Mattress America, Inc. Collette Design, Inc.	12/04/00 08/12/03	6649 North Federal Highway Boca Raton, FL 33487	Boca Raton/Bakelton Venture, Ltd. Michael E. Dyer Family. Ltd. (successor in interest) Sublessor: Malachi Mattress America, Inc.

3700	Mattress Firm, Inc.	05/18/04	OrangePoint I OrangePoint Commerce Center 7719 Graphics Way Lewis Center, OH 43035	Duke Realty Ohio

3701 Addendum	Malachi Mattress America, Inc.	10/29/99 03/05/04	6655 and 6665 Sawmill Rd. Dublin, OH 43017	Sawmill Solove Associates, Ltd. Change of Ownership: Dale Property Company

3702	Malachi Mattress America, Inc.	12/03/99	Polaris Towne Center Columbus, OH	Polaris Center LLC

3706	Malachi Mattress America, Inc.	10/31/00	Easton Morse Crossing with Easton Way Columbus, OH	Dime High III, LLC

3707	Malachi Mattress America, Inc.	11/20/00	Festival Square Shopping Center 1315 W. Lane Ave., Ste B Columbus, OH 43221	Festival Partners, LLC

3708	Mattress Firm, Inc.	03/12/03	Chantry Square Shopping Center 5575 Chantry Columbus, OH	CI/Ross Limited Partnership

*Landlord Consent required.

23

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

3709	Mattress Firm, Inc.	05/01/03	Fountain Square Shopping Center 1959-2007 Morse Rd Columbus, OH	1959-2007 Morse Rd Co. Ltd.

3710	Mattress Firm, Inc.	06/11/04	Parkway Centre South Grove City, OH	Stringtown Partners South LLC.

3711	Mattress Firm, Inc.	08/31/04	The Market at Hillard Columbus, OH	Continental/HR, LLC

3800	Elite Management Team, Inc.	05/26/99	Golden Oaks Business Park 1095 Thousand Oaks Blvd., Suite 203 Suite 203, Building 4 Greenville, SC 29607	RSL Associates, Inc.
First Amendment and Extension	Mattress Firm- Georgia, Inc.	6/27/05

3801	Elite Management Team, Inc. dba The Mattress Firm	05/07/99	505 Haywood Rd Greenville, SC	William R. Timmons, Jr., Trust Under Will of W.W. Goldsmith and Mrs. John JP. Ashmore

3802	Elite Management Team, Inc. dba The Mattress Firm	09/06/00	Dreamland Shopping Center 83 South Tunnel Road Asheville, NC	Commonwealth Dreamland Partners Limited Partnership

Amendment #1		11/02/00

3804	Elite Management Team, Inc. (Trade Name: The Mattress Firm)	12/21/00	Cherrydale Point Shopping Center Greenille, SC	AIG Baker Cherrydale, L.L.C.

4000	Elite Management Team, Inc. dba The Mattress Firm	03/23/04	Power Drive North Charleston, SC 29418	A. Palmer Owings, Sr.

4001	Elite Management Team, Inc. (Trade Name The Mattress Firm)	06/14/99	North Rivers Shopping Center 7643 Rivers Ave. N. Charleston, SC 29406	North Rivers, L.L.C. C B Richard Ellis Carmody LLC

4002	Elite Management Team, Inc. dba The Mattress Firm	11/08/99	Mt. Pleasant Towne Centre Mt. Pleasant, SC	Mount Pleasant KPT LLC

4003	Elite Management Team, Inc. (Trade Name: The Mattress Firm)	06/14/00	West Ashley Shoppes Charleston, SC	West Ashley Shoppes, LLC
Mattress Firm- Georgia, Inc.
First Amendment		04/24/06

4100	Malachi Mattress America, Inc.	08/30/00	4355 W. Reno Oklahoma City, OK 73107	Value Investment Corporation

4101	Malachi Mattress America, Inc. (Trade Name: The Mattress Firm)	12/14/99	Belle Isle Station Shopping Center 1-44 Oklahoma City, OK	Belle Isle Station Limited Partnership

*Landlord Consent required.

24

Entity/Store	Tenant Name	Date	Location Name/ Address	Landlord Name

4102	Malachi Mattress America, Inc. (Trade Name: The Mattress Firm)	12/14/99	Quail Springs Marketplace Shopping Center Oklahoma City, OK	QS MarketPlace Limited Partnership

4103	Malachi Mattress America, Inc.	12/02/99	Silver Springs Point Northwest Passage and NW Expressway Oklahoma City, OK	TJM Properties, L.L.C.

4104	Malachi Mattress America, Inc. (Trade Name: The Mattress Firm)	06/09/00	3350 West Main Street Norman, OK 73072	James C. Miller and Deanna Burger

4105	Malachi Mattress America, Inc. (Trade Name: The Mattress Firm)		Westgate Marketplace IH40 and MacArthur Oklahoma City, OK	Westgate Marketplace Investors #1, LLC

4201	Tandy Corporation	05/12/95	Cortana Mall Baton Rouge, LA	Fossilwood Company

Lease Memo		05/12/95		Cortana Partnership No. 23, Limited Partnership (successor in interest)

First Amendment		06/01/95

Second Amendment		09/15/95

Third Amendment		12/28/95

Fourth Amendment		02/06/96

Sublease	Malachi Mattress America, Inc.	10/27/99		CompUSA Stores LP

4202	Malachi mattress America, Inc. (dba The Mattress Firm)	6/26/01	Siegen Plaza Siegen Lane at I-10 Baton Rouge, LA	Weingarten Realty Investors

First Amendment		01/18/02

*Landlord Consent required.

25

EXHIBIT A

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

Mattress Holding Corp.

Agent Address:	UBS AG, Stamford Branch	Return form to:
	677 Washington Boulevard	Telephone: (203) 719-3000
	Stamford, Connecticut 06901	Facsimile:
E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

•	Signing Credit Agreement	☐	Yes	☐	No
•	Coming in via Assignment	☐	Yes	☐	No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other - please specify)

Lender Parent:

Domestic Address	Eurodollar Address

A-1

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Bid Contact	L/C Contact

Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.              Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution:  a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S.  Please refer to the instructions when completing the form applicable to your institution.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  An original tax form must be submitted.

II.            Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement.  Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form.  In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms.  Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).  Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income.  Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	Mattress Holding Corp.

4.	Administrative Agent: UBS AG, Stamford Branch, as the administrative agent under the Credit Agreement

(1)                            Select as applicable.

5.                                   Credit Agreement:         The Credit Agreement dated as of January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

6.                                   Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
Term Loan	$	$		%
Revolving Loans	$	$		%

(2)                                Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                           , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.](3)

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

MATTRESS HOLDING CORP.(4)

By:
Name:
Title:

UBS AG, STAMFORD BRANCH,
as Administrative Agent [and Issuing Bank](5)

By:
Name:
Title:

(3)                                This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

(4)                                To be completed to the extent consent is required under Section 10.04(b).

(5)                                Reference to Issuing Bank required for an assignment of Revolving Commitments.

By:
Name:
Title:

[UBS LOAN FINANCE,
as Swingline Lender

By:
Name:
Title:

By:
Name:
Title:](6)

(6)                                Reference to Swingline Lender required for an assignment of Revolving Commitments.

ANNEX 1 to Assignment and Assumption

MATTRESS HOLDING CORP.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other person  of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(e) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, it has attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (viii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

2

EXHIBIT C

[Form of]

BORROWING REQUEST

UBS AG, Stamford Branch,

as Administrative Agent for

the Lenders referred to below,

677 Washington Boulevard

Stamford, Connecticut  06901

Attention:  [                 ]

Re:  Mattress Holding Corp.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.  Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing	[Revolving Borrowing] [Term Loan] [Swingline Loan]

(B)	Principal amount of Borrowing(7)

(7)           ABR Loans must be in an amount that is at least $500,000 and an integral multiple of $100,000 or equal to the remaining available balance of the applicable Commitments; and Eurodollar Loans must be in an amount that is at least $1,000,000 and an integral multiple of $100,000 or equal to the remaining available balance of the applicable Commitments.

(C)	Date of Borrowing (which is a Business Day)

(D)	Type of Borrowing	[ABR] [Eurodollar](8)

(E)	Interest Period and the last day thereof(9)

(F)	Funds are requested to be disbursed to Borrower’s account with [BANK], [LOCATION], (Account No. ).

Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

(8)           Shall be ABR for Swingline Loans.

(9)           This provision applies only in the case of a Eurodollar Borrowing.  If applicable, such provision shall be subject to the definition of “Interest Period” in the Credit Agreement.

MATTRESS HOLDING CORP.

By:
Name:
Title:

EXHIBIT D

[Form of]

COMPLIANCE CERTIFICATE

I, [            ], the [Financial Officer] of [                           ] (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated as of January 18, 2007 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank:

a.             [Attached hereto as Schedule 1 are calculations, presented in reasonably detailed form(10) demonstrating compliance by [Borrower][Holdings][Subsidiary Guarantor[s]] with Section 6.10 of the Credit Agreement.  [Borrower] [Holdings][Subsidiary Guarantor[s]] [is][are] in compliance with such Sections as of the date hereof.] [Attached hereto as Schedule 2 are detailed calculations setting forth the Borrower’s Excess Cash Flow.](11)  [Attached hereto as Schedule 3 is the report of [accounting firm.]](12)

b.             The Borrower was in compliance with each of the covenants set forth in Section 6.10 of the Credit Agreement at all times during and since [                         ].

c.             No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.(13)

(10)         After July 31, 2007, to accompany annual and quarterly financial statements only.

(11)         To accompany annual financial statements only.

(12)         To accompany annual financial statements only.  The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with GAAP, the accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.

(13)         If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

D-1

Dated this [    ] day of [                 ], 20[  ].

[ ]

By:
Name:
	Title:	[Financial Officer]

D-2

SCHEDULE 1

Financial Covenants

(A) Maximum Total Leverage Ratio: Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended

Consolidated Indebtedness for the four quarter period ended [ ], 20[ ]

Consolidated EBITDA

Consolidated EBITDA calculation:

(i) Consolidated Net Income for such period

(ii) Consolidated Interest Expense for such period

(iii) Consolidated Amortization Expense for such period

(iv) Consolidated Depreciation Expense for such period

(v) Consolidated Tax Expense for such period

(vi)        costs and expenses related to any equity offering, permitted Investment, acquisition, disposition or any incurrence (or early extinguishment) of Indebtedness permitted by the Credit Agreement (in each case whether or not consummated) or directly incurred in connection with the Transactions

(vii)       any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs, any costs or expenses incurred by Borrower or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Borrower or net cash proceeds of an issuance of Equity Interests of Borrower (other than Disqualified Equity Interests)

(viii)      the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period

(ix)        to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions, any acquisition consummated prior to the Closing Date or a Permitted Acquisition

(x) to the extent covered by insurance and actually reimbursed, or, so long as Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 120 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 120 days), expenses with respect to liability or casualty events or business interruption

(xi) Board of Directors expenses, the management fees, the closing fee and reimbursement of expenses to Sponsor paid in compliance with Section 6.09(c) or (e)(14)

(xii) all other non-recurring items reducing Consolidated Net Income for such period, but not limited to, pre-opening, opening, closing and consolidation costs and expenses (15)

(xiii)      the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (A) the accrual of revenue or recording of receivables in the ordinary course of business and (B) the reversal of any accrual of a reserve referred to in the parenthetical in clause (vii) of this calculation (other than any such reversal that results from a cash payment)) for such period

(xiv) all other non-recurring items increasing Consolidated Net Income for such period

Consolidated EBITDA ((x) the sum of (i) through (xii) less (y) the sum of (xiii) and (xiv))(16)

(14) Section 6.09:

(c)  reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit and equity incentive plans) and indemnification and reimbursement arrangements, in each case, approved by the Board of Directors of Borrower;

(e)  so long as no Event of Default pursuant to Section 8.01(a), (b), (g) or (h) exists and is continuing, the payment of (i) Board of Directors expenses (not included in clause (c) above), (ii) expenses to Sponsor permitted under the Management Services Agreement, including fees and disbursements of consultants and advisors retained by Sponsor and (iii) management fees and closing fees to Sponsor in the amounts and at the times specified in the Management Services Agreement, as in effect on the Closing Date or as thereafter amended or replaced in any manner, that, taken as a whole, is not more adverse to the interests of the Lenders in any material respect than such agreement as it was in effect on the Closing Date; provided that payments under this clause (e)(iii) (other than with respect to the closing fee) shall in any event not exceed $500,000 per fiscal year plus the amount of Restricted Payments permitted (but not made) in prior years since the Closing Date pursuant to this clause (e)(iii);

(15)         The aggregate amount of all non-recurring cash items added back for such period shall not exceed $5.0 million.

(16)         For purposes of determining the Total Leverage Ratio and Consolidated Interest Coverage Ratio, Consolidated

Footnote continued on next page

2

Consolidated Indebtedness to Consolidated EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

(B) Minimum Interest Coverage Ratio: Consolidated EBITDA for any test period to Cash Interest Expense for such test period

Cash Interest Expense calculation:

(i) Consolidated Interest Expense paid or payable by Borrower and its Subsidiaries in cash for such period (the sum of (a) through (g) below):(17)

(a) total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP

(b) imputed interest on Capital Lease Obligations and Attributable

Footnote continued from previous page

EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions, any Permitted Acquisitions and Material Asset Sale consummated at any time on or after the first day of the Test Period thereof as if each such Material Asset Sale had been consummated on the day prior to the first day of such period and as if the Transactions and each such Permitted Acquisition had been effected on the first day of such period.

Notwithstanding the foregoing, for the fiscal quarter ended October 31, 2006, Consolidated EBITDA shall be deemed to be $15,220,000.

(17)         To the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedging Agreements.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Acquisition, any Permitted Acquisitions and Material Asset Sale consummated at any time on or after the first day of the Test Period thereof as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

Cash Interest Expense for the four-quarter period ended on (i) April 31, 2007 shall be the Cash Interest Expense for the fiscal quarter ended on April 31, 2007 times four (4), (ii) July 31, 2007 shall be the Cash Interest Expense for the two-fiscal quarter period ended on July 31, 2007 times two (2) and (iii) October 31, 2007 shall be the Cash Interest Expense for the three-fiscal quarter period ended on October 31, 2007 times four/thirds (4/3).

3

Indebtedness of Borrower and its Subsidiaries for such period

(c)           commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period

(d)           amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period including, without limitation, net costs under Hedging Agreements dealing with interest rates and any commitment fees payable thereunder

(e)           cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period

(f) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period

(g) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period

(h) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period

(ii) cash interest income received or receivable by Borrower and its Subsidiaries, in each case for such period

Cash Interest Expense ((i) less (ii))

Consolidated EBITDA to Cash Interest Expense	[ ]:1.00

Covenant Requirement	Greater than or equal to [ ]:1.00

4

(C) Maximum Capital Expenditures

Capital Expenditures

Covenant Requirement	No more than [ ](18)

(18)         (x) If the aggregate amount of Capital Expenditures made in any fiscal year shall be less than the maximum amount of Capital Expenditures permitted here for such fiscal year (before giving effect to any carryover), then an amount of such shortfall not exceeding 100% of such maximum amount (without giving effect to clause (z) below) may be added to the amount of Capital Expenditures permitted here for the immediately succeeding (but not any other) fiscal year, (y) in determining whether any amount is available for carryover, the amount expended in any fiscal year shall first be deemed to be from the amount allocated to such fiscal year (before giving effect to any carryover) and (z) the amount set for any period may be increased by the amount of Net Cash Proceeds of Excluded Issuances designated for Capital Expenditures for such period during such period.

5

SCHEDULE 2

Excess Cash Flow Calculation:

Consolidated EBITDA for fiscal year ended [ ], 20[ ]

Consolidated EBITDA for such Excess Cash Flow Period, minus, without duplication:

(a) Debt Service for such Excess Cash Flow Period;

(b)         any permanent repayments of Indebtedness (so long as not already reflected in Debt Service and excluding optional prepayments of the Term Loans made pursuant to Section 2.10(a)) made by Holdings and its Subsidiaries during such Excess Cash Flow Period;

(c)         Capital Expenditures during such Excess Cash Flow Period (excluding Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (d) was previously delivered with respect to such Capital Expenditures) that are paid in cash (other than Capital Expenditures made from the proceeds of Excluded Issuances);

(d)         Capital Expenditures that Borrower or any of its Subsidiaries shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period (other than Capital Expenditures made from the proceeds of Excluded Issuances); provided that Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of Borrower and certifying that such Capital Expenditures will be made in the following Excess Cash Flow Period;

(e) the aggregate amount of investments made in cash during such period pursuant to Sections 6.04(e), (i) and (n)(19) (investments

(19)  Section 6.04:

(e)  loans and advances to directors, employees and officers of Holdings or any of its Subsidiaries (i) for bona fide business purposes not to exceed $2.5 million at any time outstanding and (ii) to purchase Equity Interests of any Parent Company so long as any proceeds of such purchase are contemporaneously contributed, directly or indirectly, to Borrower;

(i)  Permitted Acquisitions;

(n)  other Investments in an aggregate amount not to exceed $15.0 million at any time outstanding; provided that with respect to any Investments made under this clause (l), immediately before and after giving effect to such Investment, no Default shall have occurred and be continuing or would result therefrom;

6

except to the extent made with the Net Cash Proceeds of Excluded Issuances);

(f)         taxes of Borrower and its Subsidiaries that were paid in cash (and any related interest or penalties paid in cash) during such Excess Cash Flow Period or will be paid within six months after the end of such Excess Cash Flow Period and for which reserves have been established;

(g)         the absolute value of the difference, if negative, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period less the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(h) losses excluded from the calculation of Consolidated Net Income by operation of clause (c) or (g) of the definition thereof that are paid in cash during such Excess Cash Flow Period;

(i)         to the extent added to determine Consolidated EBITDA, all items that did not result from a cash payment to Borrower or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period;

(j) the amount of any Earn-out Obligation paid or payable during such Excess Cash Flow Period;

(k)         the management fees, the closing fee and reimbursement of out-of-pocket expenses to Sponsor and Board of Director expenses, in each case, permitted under and paid in compliance with Section 6.09(c) or (e)(20);

(l)         costs and expenses paid in cash related to any equity offering, permitted Investment, acquisition, disposition or any incurrence (or early extinguishment) of Indebtedness permitted by this Agreement (in each case whether or not consummated) or directly incurred in connection with the Transactions; and

(m) any gains resulting from Refranchising Sales;

provided that any amount deducted pursuant of any of the foregoing clauses that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; plus, without duplication:

(20)  See footnote 14 above.

7

(i) the difference, if positive, of the amount of Net Working Capital at the end of the prior Excess Cash Flow Period less the amount of Net Working Capital at the end of such Excess Cash Flow Period;

(ii)         all proceeds received during such Excess Cash Flow Period of any Indebtedness to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such borrowings);

(iii)        to the extent any permitted Capital Expenditures referred to in clause (d) above do not occur in the Excess Cash Flow Period specified in the certificate of Borrower provided pursuant to clause (d) above, such amounts of Capital Expenditures that were not so made in the Excess Cash Flow Period specified in such certificates;

(iv)        any return on or in respect of investments received in cash during such period, which investments were made pursuant to Section 6.04(e), (i) or (l)(21) (other than investments made from Excluded Issuances);

(v)         income or gain excluded from the calculation of Consolidated Net Income by operation of clause (c) or (g) of the definition thereof that is realized in cash during such Excess Cash Flow Period (except to the extent such gain is subject to Section 2.10(c), (d) or (f));

(vi) if deducted in the computation of Consolidated EBITDA, interest income;

(vii)       to the extent subtracted in determining Consolidated EBITDA, all items that did not result from a cash payment by Borrower or any of its Subsidiaries on a consolidated basis during such Excess Cash Flow Period; and

(viii) any loans resulting from Refranchising Sales.

Excess Cash Flow

(21) Section 6.04:

(e)  loans and advances to directors, employees and officers of Holdings or any of its Subsidiaries (i) for bona fide business purposes not to exceed $2.5 million at any time outstanding and (ii) to purchase Equity Interests of any Parent Company so long as any proceeds of such purchase are contemporaneously contributed, directly or indirectly, to Borrower;

(i)  Permitted Acquisitions;

(l)  Investments solely financed by the Equity Interests of any Parent Company (other than Holdings);

8

EXHIBIT E

[Form of]

INTEREST ELECTION REQUEST

UBS AG, Stamford Branch,

as Administrative Agent

677 Washington Boulevard

Stamford, Connecticut  06901

Attention:  [                 ]

[Date]

Re:  Mattress Holding Corp.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.08 of the Credit Agreement dated as of January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

Borrower hereby requests that on [                      ](22) (the “Interest Election Date”),

1.             $[                    ] of the presently outstanding principal amount of the Loans originally made on [                    ],

2.             and all presently being maintained as [ABR Loans] [Eurodollar Loans],

(22)                            Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 2:00 p.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

3.             be [converted into] [continued as],

4.             [Eurodollar Loans having an Interest Period of [one/two/three/six[/nine] [/twelve] months] [ABR Loans].

[Signature Page Follows]

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

MATTRESS HOLDING CORP.

By:
Name:
Title:

EXHIBIT F

[Form of]

JOINDER AGREEMENT

Reference is made to the Credit Agreement, dated as of January 18, 2007 (the “Credit Agreement”) among MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Credit Agreement and the Security Agreement in order to induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit to or for the benefit of Borrower;

WHEREAS, pursuant to Section 5.11(b) of the Credit Agreement, each Subsidiary(23) that was not in existence on the date of the Credit Agreement is required to become a Guarantor under the Credit Agreement by executing a Joinder Agreement.  The undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (“Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Bank to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Guarantor hereby agree as follows:

1.             Guarantee.  In accordance with Section 5.11(b) of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor.

2.             Representations and Warranties.  The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof.  Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New

(23)                            Confirm that no Subsidiaries are excluded from this requirement in the Credit Agreement.

Guarantor.  The New Guarantor hereby attaches supplements to [each of] the schedules to the Credit Agreement applicable to it.

3.             Severability.  Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4.             Counterparts.  This Joinder Agreement may be executed in counterparts, each of which shall constitute an original.  Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5.             No Waiver.  Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6.             Notices.  All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 10.01 of the Credit Agreement.

7.             Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

UBS AG, STAMFORD BRANCH, as
Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Note:  Schedules to be attached.]

EXHIBIT G

[Intentionally Omitted]

G-1

EXHIBIT H

[Form of]

LC REQUEST

Dated     ((24))

UBS AG, Stamford Branch, as Administrative Agent under the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of January 18, 2007 among MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

677 Washington Boulevard

Stamford, Connecticut  06901

Attention:  [                       ]

Ladies and Gentlemen:

We hereby request that UBS AG, Stamford Branch, as Issuing Bank under the Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] [Standby] [Commercial] Letter of Credit for the account of the undersigned((25)) on ((26)) (the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of ((27)).  [Such Letter of Credit was originally issued on [date].]  The requested Letter of Credit [shall be] [is] denominated in [Dollars] [Alternate Currency].

For purposes of this LC Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

(24)                            Date of LC Request.

(25)                            Note that if the LC Request is for the account of a Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Subsidiary.

(26)                            Date of Issuance [Amendment] [Renewal] [Extension] which shall be at least three Business Days after the date of this LC Request, if this LC Request is delivered to the Issuing Bank by 2:00 p.m., New York City time (or such shorter period as is acceptable to the Issuing Bank).

(27)                           Aggregate initial stated amount [and currency] of Letter of Credit.

The beneficiary of the requested Letter of Credit [will be] [is] (28), and such Letter of Credit [will be] [is] in support of (29) and [will have] [has] a stated expiration date of (30).  [Describe the nature of the amendment, renewal or extension.]

We hereby certify that:

(1)           [Each of Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, as of today and at the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein and the acceptance of the proceeds thereof, no Default shall have occurred and be continuing.

(2)           Each of the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of today’s date and with the same effect as though made on and as of today’s date, except to the extent such representations and warranties expressly relate to an earlier date.

(3)           No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.  No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this LC Request, the Credit Agreement or the making of Loans thereunder.

(4)           After giving effect to the request herein, the LC Exposure will not exceed the LC Commitment and the total Revolving Exposures will not exceed the total Revolving Commitments.

(28)                            Insert name and address of beneficiary.

(29)                            Insert description of the obligation to which it relates in the case of Standby Letters of Credit and a description of the commercial transaction which is being supported in the case of Commercial Letters of Credit.

(30)                            Insert last date upon which drafts may be presented which may not be later than (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 360 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 360 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

[ ]

By:
Name:
Title:

EXHIBIT I

[Form of]

LENDER ADDENDUM

Reference is made to the Credit Agreement dated as of January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.15 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission (or other electronic means) shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this       day of [                ], 200[ ].

,
as a Lender
[Please type legal name of Lender above]

By:
Name:
Title:

[If second signature is necessary:]

By:
Name:
Title:

Accepted and agreed:

MATTRESS HOLDING CORP.

By:
Name:
Title:

UBS AG, STAMFORD BRANCH, as
Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Schedule 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:

2.	Commitment:

EXHIBIT J

[Form of]

MORTGAGE

[Provided under separate cover]

J-1

EXHIBIT K-1

[Form of]

TERM NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), hereby promises to pay to the order of UBS AG, STAMFORD BRANCH (the “Lender”) on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of                   DOLLARS ($             ), or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement.  Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, as borrower, MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

K-1-1

During the continuance of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

K-1-2

MATTRESS HOLDING CORP.,
as Borrower

By:
Name:
Title:

K-1-3

EXHIBIT K-2

[Form of]

REVOLVING NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), hereby promises to pay to the order of UBS AG, STAMFORD BRANCH (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                 DOLLARS ($                        ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below.  Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, as borrower, MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank, and is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

K-2-1

During the continuance of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

K-2-2

MATTRESS HOLDING CORP.,
as Borrower

By:
Name:
Title:

K-2-3

EXHIBIT K-3

[Form of]

SWINGLINE NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), hereby promise to pay to the order of UBS AG, STAMFORD BRANCH (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                      ($                  ) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below.  Borrower further agrees to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.14(c) of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, dated as of January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, as borrower, MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.  Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents.  Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

K-3-1

During the continuance of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.  TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

K-3-2

MATTRESS HOLDING CORP.,
as Borrower

By:
Name:
Title:

K-3-3

EXHIBIT L-1

[Form of]

PERFECTION CERTIFICATE

[See attached]

L-1-1

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of January 18, 2007 (the “Security Agreement”), among Mattress Holding Corp., a Delaware corporation (“Borrower”), Mattress Holdco, Inc., a Delaware corporation (“Holdings”), the Subsidiary Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of January 18, 2007 (the “Credit Agreement”) among the Company, Holdings, the Guarantors, certain other parties thereto and UBS AG, Stamford Branch, as Collateral Agent (in such capacity, the “Collateral Agent”).  Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Holdings, the Borrower and each of its Subsidiaries.

The undersigned hereby certify to the Collateral Agent as follows:

1.             Names.

1.             The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a).  Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a).  Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

2.             Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

3.             Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time between [date five years from date of perfection certificate] and the date hereof.  Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2.             Current Locations.   The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3.             Locations in Arizona.  (a)  Set forth in Schedule 3(a) are all locations in Arizona where each Company maintains a place of business or any Collateral or any books or records relating to any Collateral.

(b)           Set forth in Schedule 3(b) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, located in Arizona which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

(c)           Set forth in Schedule 3(c) is the information required by Schedule 3(a) and Schedule 3(b) with respect to each location or place of business previously maintained by each Company at any time during the past four months in Arizona.

4.             Extraordinary Transactions.  Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5.             File Search Reports.  Attached hereto as Schedule 5 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a), Section 2 or Section 3 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each filing officer in each real estate recording office identified on Schedule 8 with respect to real estate on which Collateral consisting of fixtures is or is to be located.(31)  A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

6.             UCC Filings.  The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof.

7.             Schedule of Filings.  Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6 and (ii) the appropriate filing offices for the filings described in Schedule 12(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the Security Agreement) granted to the Collateral Agent pursuant to the Collateral Documents.  No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

8.             Real Property.  Attached hereto as Schedule 8(a) is a list of all real property owned or leased by each Company noting Mortgaged Property as of the Closing Date and filing offices for Mortgages as of the Closing Date.  Except as described on Schedule 8(b) attached hereto, no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 8(a) and no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions.

9.             Termination Statements.  Attached hereto as Schedule 9(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein.

10.           Stock Ownership and Other Equity Interests.  Attached hereto as Schedule 10(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its

(31)         Please note that the list of real estate locations that need to be searched shall be determined after schedule 8 is provided.  Only manufacturing and other material locations not covered by a title insurance policy in connection with a mortgage will need to be searched.

Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests.  Also set forth on Schedule 10(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

11.           Instruments and Tangible Chattel Paper.  Attached hereto as Schedule 11 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of January 18, 2007, including all intercompany notes between or among any two or more Companies.

12.           Intellectual Property.  (a)  Attached hereto as Schedule 12(a) is a schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office, and all other Patents, Patent Licenses, Trademarks and Trademark Licenses, including the name of the registered owner and the registration number of each Patent, Patent License, Trademark and Trademark License owned by each Company.  Attached hereto as Schedule 12(b) is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement), and all other Copyrights and Copyright Licenses, including the name of the registered owner and the registration number of each Copyright or Copyright License owned by each Company.

(b)           Attached hereto as Schedule 12(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth on Schedule 12(a) and Schedule 12(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

13.           Commercial Tort Claims.  Attached hereto as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof.

14.           Deposit Accounts, Securities Accounts and Commodity Accounts.  Attached hereto as Schedule 14 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

15.           Letter-of-Credit Rights.  Attached hereto as Schedule 15 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this            day of January, 2007.

MATTRESS HOLDING CORP.

By:
Name: James R. Black
Title: Executive Vice President, Chief Financial Officer, Secretary and Treasurer

MATTRESS HOLDCO, INC.

By:
Name: Jim R. Black
Title: Vice President, Chief Financial Officer, Secretary and Treasurer

MATTRESS FIRM, INC.

MATTRESS FIRM — GEORGIA, INC.

MATTRESS FIRM INVESTMENT MANAGEMENT, INC.

MATTRESS VENTURE INVESTMENT MANAGEMENT, LLC

FESTRO, INC.

FESTRO II, LLC

MATTRESS TEAMEXCEL MANAGEMENT COMPANY

MATTRESS FIRM — ARIZONA, LLC

METROPOLITAN MATTRESS CORPORATION

By:
Name: Jim R. Black
Title: Secretary and Treasurer

Perfection Certificate Signature Page

MATTRESS FIRM OPERATING, LTD.
By: Festro, Inc., its General Partner

By:
Name: Jim R. Black
Title: Secretary and Treasurer

THE MATTRESS VENTURE, L.P.
By: Festro II, LLC, its General Partner

By:
Name: Jim R. Black
Title: Secretary and Treasurer

Perfection Certificate Signature Page

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number(32)	Federal Taxpayer Identification Number	State of Formation
Mattress Holdco, Inc.	Corporation	070002592-4277595	Yes	20-8144166	Delaware
Mattress Holding Corp.	Corporation	020623288-3577556	Yes	06-1652172	Delaware
Mattress Firm, Inc.	Corporation	020755025-3580672	Yes	76-0596008	Delaware
Mattress Firm — Georgia, Inc.	Corporation	0474065	Yes	20-2062519	Georgia
Mattress Firm Investment Management, Inc.	Corporation	1109263-4	Yes	71-0958124	Arizona
Festro, Inc.	Corporation	136352200	Yes	76-0477125	Texas
Festro II, LLC	Limited Liability Company	800283955	Yes	20-1407271	Texas
Mattress TeamExcel Management Company (f/k/a TeamExcel Management Company)	Corporation	115853500	Yes	76-0315544	Texas
Mattress Firm — Arizona, LLC	Limited Liability Company	L-1077824-3	Yes	26-0065695	Arizona

(32)                If none, so state.

4

Mattress Firm Operating, Ltd.	Limited Partnership	800283930	Yes	27-0075563	Texas
Metropolitan Mattress Corporation	Corporation	0602576-2	Yes	86-0740273	Arizona
Mattress Venture Investment Management, LLC	Limited Liability Company	L-1109290-7	Yes	92-0186738	Arizona
The Mattress Venture, L.P.	Limited Partnership	8253210	Yes	76-0477126	Texas

5

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change
Mattress Firm, Inc.	Malachi Mattress America, Inc.	October 18, 2002
Mattress Firm, Inc.	MMA Acquisition Company, Inc.	October 18, 2002
Mattress Firm — Georgia, Inc.	Georgia Mattress Corp.	December 31, 2004
Mattress TeamExcel Management Company	TeamExcel Management Company	January 12, 2007

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years
Mattress Firm, Inc. (f/k/a MMA Acquisition Company, Inc.)	Malachi Mattress America, Inc.	Malachi Mattress America, Inc. merged with and into MMA Acquisition Company, Inc.	10/18/2002	DE	Mattress Firm, Inc. MMA Acquisition Company, Inc. Malachi Mattress America, Inc.
Mattress Firm — Arizona, LLC	5/0 Management, Inc.	Asset Purchase	5/30/2003	AZ	Mattress Firm — Arizona, LLC 5/0 Management, Inc.
Mattress Holding Corp. Mattress Firm — Georgia, Inc. (f/k/a Georgia Mattress Corp.)	Elite Management Team, Inc.	Acquisition	12/31/2004	DE, GA	Mattress Holding Corp. Mattress Firm — Georgia, Inc. Georgia Mattress Corp. Elite Management Team, Inc.

2

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State
Mattress Holdco, Inc.	5815 Gulf Freeway	Houston	Texas
Mattress Holding Corp.	5815 Gulf Freeway	Houston	Texas
Mattress Firm, Inc.	5815 Gulf Freeway	Houston	Texas
Mattress Firm — Georgia, Inc.	5815 Gulf Freeway	Houston	Texas
Mattress Firm Investment Management, Inc.	5815 Gulf Freeway	Houston	Texas
Mattress Firm Operating, Ltd.	5815 Gulf Freeway	Houston	Texas
The Mattress Venture, L.P.	5815 Gulf Freeway	Houston	Texas
Mattress Venture Investment Management, LLC	5815 Gulf Freeway	Houston	Texas
Festro, Inc.	5815 Gulf Freeway	Houston	Texas
Festro II, LLC	5815 Gulf Freeway	Houston	Texas
Mattress TeamExcel Management Company (f/k/a TeamExcel Management Company)	5815 Gulf Freeway	Houston	Texas
Mattress Firm — Arizona, LLC	5815 Gulf Freeway	Houston	Texas
Metropolitan Mattress Corporation	5815 Gulf Freeway	Houston	Texas

3

Schedule 3(a)

Location of Places of Business, Collateral and Books and Records
in Arizona

Company/Subsidiary	Address	County	State
Mattress Firm, Inc. (Maricopa County Warehouse)	2110 S. 7th Avenue Suite 100	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2902/North Maricopa County 17025 N. Maricopa County Road #120	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2904/Arrowhead Mall 7439 W. Bell Rd. Suite #109	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2907/Paradise Valley 4744 E. Thunderbird # 7	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2908/Chandler 3165 S. Alma School #17	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2911/Ahwatukee 1020 N. 54th Street Suite 200	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2915/Maricopa County 6030 W. Behrend Drive #121	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2916/Chandler Festival 2780 W. Chandler Blvd. Suite 3	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2918/Apache Junction 183 West Apache Trail Suite 101	Pinal County	Arizona
Mattress Firm, Inc.	Store #2919/Red Mountain 6620 E. McKellips Road Suite 105	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2920/Maricopa County Commons 1464 N. Cooper Road Shops C	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2921/Lincoln Center 2110 South 7th Ave. Suite 100	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2922/Raintree 14900 N. Pima Road Suite 101	Maricopa County	Arizona

4

Company/Subsidiary	Address	County	State
Mattress Firm, Inc.	Store #2923/Santan 1305 S. Arizona Ave.	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2928/Fiesta Mall 1457 W. Southern Ave. Suite 15	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2929/Maricopa County & Southern 1120 S. Maricopa County Road #101	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2930/Metro 2815 W. Maricopa County Ave. A-105	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2931/Camelback & 101 9524 W. Camelback Suite 170	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2932/59th & Bell 5890 W. Bell Road #102A	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2933/Alma School 3029 N. Alma School Road Suite 131	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2934/Maricopa County & 101 7000 E. Mayo Blvd # 1114	Maricopa County	Arizona
Mattress Firm, Inc.	Store # 2935/Surprise 13820 W. Bell Road	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2936/Superstition Springs 6321 E. Southern Ave.	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2937/Paradise Valley South 12005 N Tatum Blvd	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2938/Ahwatukee South 4923 E. Chandler Blvd. #3	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2940/Arrowhead North 7260 W. Bell Road	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2941/Biltmore 1615 E. Camelback Suite 100	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2942/Val Vista 919 North Val Vista Drive #107	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2943/Rural&Ray 4929 W. Ray Road Suite 104	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2944/Indian Bend 6987 N Hayden Road #A1	Maricopa County	Arizona

5

Company/Subsidiary	Address	County	State
Mattress Firm, Inc.	Store #2945/Carefree 4815 E. Carefree Hwy. Bldg. 1, Suite A102	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2946/Dysart 13070 W. Rancho Santa Fe Blvd.	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2947/Power & McKellips 2025 N. Power Road #101	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2948/24th & Baseline 2070 E. Baseline Road #102	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2949/San Tan Village 2795 S. Market Street Suite 101	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2950/Chandler Village 3401 West Frye Road Suite 1	Maricopa County	Arizona
Mattress Firm, Inc.	Store #2951/Estrella 1170 E. Estrella Pkwy Suite A107	Maricopa County	Arizona

6

Schedule 3(b)

Locations of Collateral in Possession of Persons Other Than Company or Any Subsidiary
in Arizona

None.

7

Schedule 3(c)

Prior Locations Maintained by Company/Subsidiaries
in Arizona

None.

8

Schedule 4

Transactions Other Than in the Ordinary Course of Business

None.

9

Schedule 5

File Search Reports

See attached.

10

Schedule 6

Copy of Financing Statements To Be Filed

See attached.

11

Schedule 7

Filings/Filing Offices

Type of Filing(33)	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions
UCC-1	Mattress Holding Corp.	Security Agreement	DE
UCC-1	Mattress Firm, Inc.	Security Agreement	DE
UCC-1	Mattress Firm — Georgia, Inc.	Security Agreement	GA
UCC-1	Mattress Firm Investment Management, Inc.	Security Agreement	AZ
UCC-1	Mattress Firm Operating, Ltd.	Security Agreement	TX
UCC-1	Mattress Venture Investment Management, LLC	Security Agreement	AZ
UCC-1	The Mattress Venture, L.P.	Security Agreement	TX
UCC-1	Festro, Inc.	Security Agreement	TX
UCC-1	Festro II, LLC	Security Agreement	TX
UCC-1	TeamExcel Management Company (n/k/a MattressTeamExcel Management Company)	Security Agreement	TX
UCC-1	Mattress Firm — Arizona, LLC	Security Agreement	AZ
UCC-1	Metropolitan Mattress Corporation	Security Agreement	AZ

(33)         UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

12

Schedule 8(a)

Real Property

Leases and SubLeases:

See attached.

13

Schedule 8(b)

Leases, Subleases, Tenancies, Franchise agreements, Licenses or Other Occupancy Arrangements

Term Lease Master Agreement, dated December 12, 2006, between Mattress Holding Corp. and IBM Credit, LLC.

Sublease for Location No. 243 (Valley Ranch) between NRT Texas, Inc. and Mattress Firm, Inc.

Sublease for Location No. 1501 (Woodland Plaza Warehouse) between Adler Enterprises, Inc. and Mattress Firm, Inc.

Sublease for Location No. 2302 (Greenbriar) between Maggie’s Enterprises, Inc. and Mattress Firm, Inc.

Sublease for Location No. 2998 (MatMatt Operations) between Industrial Ride Shop, LLC and Mattress Firm, Inc.

Sublease for Location No. 3102 (Boca Raton) between Collette Design, Inc. and Mattress Firm, Inc.

Sublease for Location No. 3103 (West Palm Warehouse) between Alcorense USA of WPB, Inc. and Mattress Firm, Inc.

Sublease for Location No. 3604 (Strongsville) between Lentine’s Music Inc. and Mattress Firm, Inc.

License Agreement, dated July 20, 2005, between Zimmerman Partners Advertising, on behalf of Mattress Firm, Inc., and Fort Knox Music, Inc.

Franchise Agreement dated June 18, 1998 The Mattress Venture, L.P. and Yotes Inc. (St. Louis, 9 stores).

Franchise Agreement dated February 28, 1997 between The Mattress Venture, L.P. and Yotes, Inc. (Colorado, 14 stores).

Franchise Agreement dated March 4, 1997, between The Mattress Venture, L.P. and James P. Perez. (Corpus Christi, 1 store).

Franchise Agreement dated March 31, 2004, between The Mattress Venture, L.P. and Perez Mattress Co. (McAllen, 2 store).

Franchise Agreement dated October 3, 2006 between The Mattress Venture, L.P. and Yotes, Inc. (Wichita, 3 stores).

Franchise Agreement dated January 14, 1998, between The Mattress Venture, L.P. and D&A, Inc. (Albuquerque, 7 stores).

14

Guaranty of Lease dated April 29, 1999, between The Mattress Venture, L.P. (Guarantor) and Pavilion Partners, L.L.C. (Landlord).

Franchise Agreement dated July 10, 1997, between The Mattress Venture, L.P. and D&A, Inc. (El Paso, 4 stores).

Franchise Agreement dated June 20, 1998, between The Mattress Venture, L.P. and Bedtime, LLC. (Buffalo, 5 stores).

Franchise Agreement dated January 19, 1999, between The Mattress Venture, L.P. and Mattress Matters, GP. (Toledo, 5 stores)

Franchise Agreement dated September 1, 2000, between The Mattress Venture, L.P. and Mattress Matters, GP. (Ft. Wayne, 3 stores).

15

Schedule 9(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

16

Schedule 9(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number
Mattress Holding Corp.	Delaware	Ableco Finance LLC, as Collateral Agent	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, other than its equity interest in Mattress Firm Arizona, LLC.	April 1, 2004	40926156
Mattress Holding Corp.	Delaware	ABLECO FINANCE LLC, AS COLLATERAL AGENT	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	March 25, 2004	40851610
Mattress Firm, Inc.	Delaware	Ableco Finance LLC, as Collateral Agent	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, other than its equity interest in Mattress Firm Arizona, LLC.	April 1, 2004	40926198
Mattress Firm, Inc.	Delaware	ABLECO FINANCE LLC, AS COLLATERAL AGENT	All of the Debtor’s right, title and interest in and to all personal property and the proceeds and products thereof, whether tangible or intangible.	March 26, 2004	40866055
Mattress Firm — Georgia, Inc. (f/k/a Georgia Mattress Corp.)	Fulton County, Georgia	Ableco Finance LLC, as Collateral Agent	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	January 5, 2005	060200500274
Mattress Firm — Georgia, Inc.	Fulton County, Georgia	Ableco Finance LLC, as Collateral Agent	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	January 25, 2005	060200501089

17

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number
Metropolitan Mattress Corporation	Arizona	Ableco Finance LLC, as Collateral Agent	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	June 9, 2006	200614245586
Mattress Firm — Arizona, LLC	Arizona	Ableco Finance LLC, as Collateral Agent	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	June 9, 2006	200614245597
Mattress Firm Investment Management, Inc.	Arizona	Ableco Finance LLC, as Collateral Agent	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible, other than any equity in Mattress Firm Arizona, LLC.	April 1, 2004	200413112524
Mattress Firm Investment Management, Inc.	Arizona	ABLECO FINANCE LLC, AS COLLATERAL AGENT	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	April 1, 2004	200413112502
Mattress Venture Investment Management, LLC	Arizona	Ableco Finance LLC, as Collateral Agent	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible, other than any equity interest in Mattress Firm Arizona, LLC.	April 1, 2004	200413112535
Mattress Venture Investment Management, LLC	Arizona	ABLECO FINANCE LLC, AS COLLATERAL AGENT	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	April 1, 2004	200413112513

18

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number
Festro, Inc.	Texas	Ableco Finance LLC, as Collateral Agent

All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible, other than any equity interest in Mattress Firm Arizona, LLC.

				April 1, 2004	04-0062687578
Festro, Inc.	Texas	ABLECO FINANCE LLC, AS COLLATERAL AGENT	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	March 26, 2004	04-0061912225
Mattress Firm Operating, Ltd.	Texas	Ableco Finance LLC, as Collateral Agent

All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible, other than any equity interest in Mattress Firm Arizona, LLC.

				April 1, 2004	04-0062687801
Mattress Firm Operating, Ltd.	Texas	ABLECO FINANCE LLC, AS COLLATERAL AGENT	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	April 1, 2004	04-0062687134
The Mattress Venture, L.P.	Texas	Ableco Finance LLC, as Collateral Agent

All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible, other than any equity interest in Mattress Firm Arizona, LLC.

				April 1, 2004	04-0062688599
The Mattress Venture, L.P.	Texas	ABLECO FINANCE LLC, AS COLLATERAL AGENT	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	March 26, 2004	04-0061912447

19

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number
TeamExcel Management Company (n/k/a Mattress TeamExcel Management Company)	Texas	Ableco Finance LLC, as Collateral Agent

All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible, other than any equity interest in Mattress Firm Arizona, LLC.

				April 1, 2004	04-0062687689
TeamExcel Management Company (n/k/a Mattress TeamExcel Management Company)	Texas	ABLECO FINANCE LLC, AS COLLATERAL AGENT	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	March 26, 2004	04-0061912336
Festro II, LLC	Texas	Ableco Finance LLC, as Collateral Agent

All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible, other than any equity interest in Mattress Firm Arizona, LLC.

				April 1, 2004	04-0062688044
Festro II, LLC	Texas	ABLECO FINANCE LLC, AS COLLATERAL AGENT	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	April 1, 2004	04-0062688266
Elite Management Team, Inc.	Fulton County, Georgia	Ableco Finance LLC, as Collateral Agent	All of the Debtor’s right, title and interest in and to all personal property, and the proceeds and products thereof, whether tangible or intangible.	January 5, 2005	060200500275

20

Schedule 10

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
Mattress Holding Corp.	Mattress Holdco, Inc.	1	100	100%
Mattress Firm — Georgia, Inc.	Mattress Holding Corp.	C2	100	100%
Mattress Firm, Inc.	Mattress Holding Corp.	3	1,010.7135	100%
Mattress TeamExcel Management Company (f/k/a TeamExcel Management Company)	Mattress Firm, Inc.	8	806	100%
Mattress Firm — Arizona, LLC	Mattress Firm, Inc.	N/A	N/A	100%
Metropolitan Mattress Corporation	Mattress Firm — Arizona, LLC	5	1,000	100%
Mattress Firm Investment Management, Inc.	Mattress Firm, Inc.	2	1,000	100%
Festro, Inc.	Mattress Firm, Inc.	6	3,000	100%
Mattress Firm Operating, Ltd.	Mattress Firm Investment Management, Inc.;	N/A	N/A	99%

	Festro, Inc.			1%
Mattress Venture Investment Management, LLC	Mattress Firm Operating Ltd.	N/A	N/A	100%
Festro II, LLC	Mattress Firm Operating Ltd.	N/A	N/A	100%
The Mattress Venture, L.P.	Mattress Venture Investment Management, LLC; Festro II, LLC	N/A	N/A	99% 1%

(b) Other Equity Interests

None.

21

Schedule 11

Instruments and Tangible Chattel Paper

1.             Promissory Notes:

None.

2.             Chattel Paper:

None.

3.             Investments:

Entity	Type of Investment	Amount	Third Party
Mattress Firm, Inc.	Note Receivable	$100,000.00 ($33,333.34 remaining)	Scott Scoggins

4.             Intercompany Note, dated as of January 18, 2007, among Mattress Holdco, Inc., Mattress Holding Corp. and the Subsidiary Guarantors.

22

Schedule 12(a)

Patents and Trademarks

UNITED STATES PATENTS:

None.

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Mattress Firm, Inc.	1,915,716	THE MATTRESS FIRM
	2,327,390	NOBODY SELLS FOR LESS, NOBODY!
	2,860,423	WHERE IT’S EASY TO GET A GREAT NIGHT’S SLEEP!
	3,008,804	MATTRESS FIRM RED CARPET DELIVERY SERVICE
	3,053,436	WE MAKE IT EASY TO GET A GREAT NIGHT’S SLEEP

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Mattress Firm	78/164,767	OLD GLORY

	78/527,450	BUT IT TODAY SLEEP ON IT TONIGHT!

23

78/656,750	SLEEP REMEDY &

78/656,811	SLEEP REMEDIES &

78/656,823	SLEEP RX &

78/672,818	YOUR SLEEP PRESCRIPTION

78/673,225	YOUR PRESCRIPTION FOR A GREAT NIGHT’S SLEEP

78/680,404	REMEDY FOR A GREAT NIGHT’S SLEEP

78/680,432	YOUR PRESCRIPTION FOR IMPROVED SLEEP

78/680,437	SLEEP WELLNESS CENTER

78/680,446	REMEDIES FOR A GREAT NIGHT’S SLEEP

Licenses:

None.

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Mattress Firm	55,348	Texas	NOBODY SELLS FOR LESS, NOBODY!

24

55,402	Texas	NOBODY SELLS MATTRESSES FOR LESS, NOBODY!
55,468	Texas	NOBODY SELLS BEDDING FOR LESS, NOBODY!
TMA537,356	Canada	THE MATTRESS FIRM

Applications:

None.

Licenses:

None.

25

Schedule 12(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

None.

Applications:

None.

Licenses:

None.

OTHER COPYRIGHTS

None.

DOMAIN NAMES:

www.mattfirm.com

www.mattressfirm.com

www.themattressfirm.com

www.mattressfirmaz.com

www.mattressfirmonline.com

www.mattressfirm.biz

www.mattressfirm.net

26

Schedule 12(c)

Intellectual Property Filings

See attached.

27

Schedule 13

Commercial Tort Claims

None.

28

Schedule 14

Deposit Accounts, Securities Accounts and Commodity Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS

Mattress Firm, Inc.	Certificate of Deposit	Bank of America	80000000601806
Mattress Firm, Inc.	Cash & Check Depository-Indiana & Ohio	Fifth Third Bank	999-0200678
Mattress Firm, Inc.	Cash & Check Depository-Louisiana	Capital One/Hibernia	812486195
Mattress Firm — Arizona, LLC	Finance Depository	Bank of America	0047-8604-9970
Mattress Firm — Arizona, LLC	Credit Card Depository	Bank of America	0047-8636-9870
Mattress Firm — Arizona, LLC	Main Operating	Bank of America	0047-9977-4601
Mattress Firm — Arizona, LLC	Cash & Check Depository	Bank of America	0047-9977-4614
Mattress Firm, Inc.	Cash & Check Depository	Bank of America	0047-8228-6973
Mattress Firm, Inc.	Credit Card Depository	Bank of America	0047-8748-1760
Mattress Firm, Inc.	Finance Depository	Bank of America	0047-8748-1773
Mattress Firm, Inc.	Short Term Investments	Bank of America	0047-8748-1786
Mattress Firm, Inc.	Venture Depository	Bank of America	0047-8748-1799
Mattress Firm, Inc.	Return Item Depository	Bank of America	0047-8748-1809
Mattress Firm, Inc.	Disbursement Account	Bank of America	0047-8748-1812
Mattress Firm, Inc.	Main Operating Account	Bank of America	0047-8748-1825
Mattress Firm, Inc.	Payroll Account	Bank of America	0048-1062-3796
Mattress Firm, Inc.	Accounts Payable/ACH	Bank of America	0047-8741-5367
Mattress Firm, Inc.	Fees/ACH	Bank of America	0047-8741-5370
Mattress Holding Corp.	Benefits Account (cafeteria plan account)	Bank of America	0048-1063-7436
Mattress Holding Corp.	Special Projects Use	Prosperity Bank	4107481
Metropolitan Mattress Corporation	Met Matt Depository	Wells Fargo	1220201888
Metropolitan Mattress Corporation	Met Matt	Wells Fargo	1324127719
Metropolitan Mattress Corporation	Met Matt Payroll	Wells Fargo	0534302286
Metropolitan Mattress Corporation	Met Matt	Wells Fargo	9110773158

29

Schedule 15

Letter of Credit Rights

None.

30

EXHIBIT L-2

[Form of]
PERFECTION CERTIFICATE SUPPLEMENT

[Provided under separate cover]

L-2-1

EXHIBIT M

[Form of]
SECURITY AGREEMENT

[See attached]

M-1

EXECUTION COPY

SECURITY AGREEMENT

By

MATTRESS HOLDCO, INC.,

MATTRESS HOLDING CORP.,
as Borrower

and

THE GUARANTORS PARTY HERETO

and

UBS AG, STAMFORD BRANCH,

as Collateral Agent

Dated as of January 18, 2007

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	DEFINITIONS	2
SECTION 1.2.	PERFECTION CERTIFICATE	8

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	GRANT OF SECURITY INTEREST	8
SECTION 2.2.	FILINGS	9

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.1.	DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	10
SECTION 3.2.	PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	10
SECTION 3.3.	FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	11
SECTION 3.4.	OTHER ACTIONS	11
SECTION 3.5.	JOINDER OF ADDITIONAL GUARANTORS	14
SECTION 3.6.	SUPPLEMENTS; FURTHER ASSURANCES	14

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	TITLE	15
SECTION 4.2.	VALIDITY OF SECURITY INTEREST	15
SECTION 4.3.	DEFENSE OF CLAIMS; TRANSFERABILITY OF PLEDGED COLLATERAL	15
SECTION 4.4.	OTHER FINANCING STATEMENTS	15
SECTION 4.5.	[INTENTIONALLY OMITTED]	16
SECTION 4.6.	DUE AUTHORIZATION AND ISSUANCE	16
SECTION 4.7.	CONSENTS, ETC.	16
SECTION 4.8.	PLEDGED COLLATERAL	16
SECTION 4.9.	INSURANCE	16

i

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	16
SECTION 5.2.	VOTING RIGHTS; DISTRIBUTIONS; ETC	16
SECTION 5.3.	DEFAULTS, ETC	18
SECTION 5.4.	CERTAIN AGREEMENTS OF PLEDGORS AS ISSUERS AND HOLDERS OF EQUITY INTERESTS	18

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1.	GRANT OF INTELLECTUAL PROPERTY LICENSE	18
SECTION 6.2.	PROTECTION OF COLLATERAL AGENT’S SECURITY	19
SECTION 6.3.	AFTER-ACQUIRED PROPERTY	19
SECTION 6.4.	LITIGATION	20

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.	MAINTENANCE OF RECORDS	20
SECTION 7.2.	[INTENTIONALLY OMITTED]	21
SECTION 7.3.	MODIFICATION OF TERMS, ETC	21
SECTION 7.4.	COLLECTION	21

ARTICLE VIII

TRANSFERS

SECTION 8.1.	TRANSFERS OF PLEDGED COLLATERAL	22

ARTICLE IX

REMEDIES

SECTION 9.1.	REMEDIES	22
SECTION 9.2.	NOTICE OF SALE	24
SECTION 9.3.	WAIVER OF NOTICE AND CLAIMS	24
SECTION 9.4.	CERTAIN SALES OF PLEDGED COLLATERAL	24
SECTION 9.5.	NO WAIVER; CUMULATIVE REMEDIES	26
SECTION 9.6.	CERTAIN ADDITIONAL ACTIONS REGARDING INTELLECTUAL PROPERTY	26

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ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1.	APPLICATION OF PROCEEDS	26

ARTICLE XI

MISCELLANEOUS

SECTION 11.1.	CONCERNING COLLATERAL AGENT	27
SECTION 11.2.	COLLATERAL AGENT MAY PERFORM; COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT	28
SECTION 11.3.	CONTINUING SECURITY INTEREST; ASSIGNMENT	28
SECTION 11.4.	TERMINATION; RELEASE	29
SECTION 11.5.	MODIFICATION IN WRITING	30
SECTION 11.6.	NOTICES	30
SECTION 11.7.	GOVERNING LAW, CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL	30
SECTION 11.8.	SEVERABILITY OF PROVISIONS	30
SECTION 11.9.	EXECUTION IN COUNTERPARTS	30
SECTION 11.10.	BUSINESS DAYS	30
SECTION 11.11.	NO CREDIT FOR PAYMENT OF TAXES OR IMPOSITION	31
SECTION 11.12.	NO CLAIMS AGAINST COLLATERAL AGENT	31
SECTION 11.13.	NO RELEASE	31
SECTION 11.14.	OBLIGATIONS ABSOLUTE	31

EXHIBIT 1	Form of Securities Pledge Amendment
EXHIBIT 2	Form of Joinder Agreement
EXHIBIT 3	Form of Control Agreement Concerning Securities Accounts
EXHIBIT 4	Form of Control Agreement Concerning Deposit Accounts
EXHIBIT 5	Form of Copyright Security Agreement
EXHIBIT 6	Form of Patent Security Agreement
EXHIBIT 7	Form of Trademark Security Agreement

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SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), made among MATTRESS HOLDING CORP., a Delaware corporation., as borrower (“Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”) and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (Borrower and Holdings, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of UBS AG, STAMFORD BRANCH, in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S :

A.            Borrower, Holdings, the Guarantors, the Collateral Agent and the lending institutions listed therein (the “Lenders”) have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement.

B.            Each Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations.

C.            Borrower, Holdings and each Guarantor will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D.            This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations.

E.             It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the Issuing Bank to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Hedging Agreements and Treasury Services Agreements that constitute Secured Obligations that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.              Definitions.

(a)           Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Documents”; “Electronic Chattel Paper”; “Entitlement Order”; “Equipment”; “Financial Asset”; “Fixtures”; “Goods”, “Inventory”; “Letter-of-Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”; “Securities Intermediary”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b)           Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.  Sections 1.03 and 1.05 of the Credit Agreement shall apply herein mutatis mutandis.

(c)           The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Pledged Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Account Control Agreement” shall mean a control agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Collateral Agent’s Control with respect to any Commodity Account.

“Control” shall mean (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) in the case of any Security Entitlement, “control,” as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any Commodity Contract, “control,” as such term is defined in Section 9-106 of the UCC.

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“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement, the Securities Account Control Agreement and the Commodity Account Control Agreement.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto or such other form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Excluded Account” shall mean (i) any account specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Pledgor’s salaried employees, (ii) during a 60 day period, or such longer period of time as may be agreed by the Collateral Agent, following any Permitted Acquisition, any Deposit Accounts, Securities Account or Commodities Account acquired by a Pledgor in connection with such Permitted Acquisition and (iii) any Deposit Account in which the aggregate average available daily balance over the preceding 12-month period at no time exceeds $500,000, and together

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with the balance of all other Deposit Accounts excluded pursuant to this clause (iii) at no time exceeds $2,000,000, in the aggregate; provided that to the extent such balance exceeds $2,000,000, the Pledgors agree to promptly (but in no case longer than the greater of (i) 30 days or (ii) such longer period as agreed to by the Collateral Agent in its reasonable judgment) grant Control over certain  non Excluded Accounts not covered by Control Agreements, as selected by the Pledgors, such that immediately after implementing Control Agreements, such balance as recalculated shall not exceed $2,000,000.

“Excluded Property” shall mean

(a)           any permit or license issued by a Governmental Authority to any Pledgor or any agreement to which any Pledgor is a party, in each case, only to the extent and for so long as (i) the terms of any permit, license, contract, instrument, agreement or other document evidencing or giving rise to such property, or, in the case of any Investment Property or Pledged Securities, any applicable shareholder or similar agreement, or (ii) any Requirement of Law applicable thereto, validly prohibit the creation by such Pledgor of a security interest in such property in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity) or would be breached, put in default or terminated as a result of creation of such security interest;

(b)           Equipment owned by any Pledgor on the date hereof or hereafter acquired that is subject to a Lien securing a Purchase Money Obligation or Capital Lease Obligation permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capital Lease Obligation) validly prohibits the creation of any other Lien on such Equipment or which would be breached, put in default or terminated as a result of creation of such security interest;

(c)           any Motor Vehicles owned by any Pledgor; and

(d)           any Equity Interests of a joint venture to the extent the granting of a Lien thereon is prohibited under the organizational documents of such joint venture or such organizational documents would be breached or require the consent of any party thereto for the granting of such Lien.

provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements of any Excluded Property referred to in clause (a), (b) or (c) (unless such Proceeds, substitutions or replacements would constitute Excluded Property referred to in clause (a), (b) or (c)).

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC.

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“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 11 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor, in each case, payable by Holdings or any of its Subsidiaries, and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 2 hereto.

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“LC Account” shall mean any account established and maintained in accordance with the provisions of Section 2.18(i) of the Credit Agreement and all property from time to time on deposit in such LC Account.

“Lenders” shall have the meaning assigned to such term in Recital A hereof.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Pledged Collateral or Mortgaged Property or (ii) to the business, results of operations, condition, financial or otherwise, of the Pledgors, taken together as a whole.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“Perfection Certificate” shall mean that certain perfection certificate dated as of the date hereof, executed and delivered by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other perfection certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 10(a) and 10(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such

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Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued to such Pledgor in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, however, that Pledged Securities shall not include any Equity Interests which are not required to be pledged pursuant to Section 5.11(b) of the Credit Agreement, including, without limitation, more than 65% of the Equity Interests held by such Pledgor in any Foreign Subsidiary.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each party to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 of the Credit Agreement.

“Securities Account Control Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto or such other form that is reasonably satisfactory to the Collateral Agent establishing the Collateral Agent’s Control with respect to any Securities Account.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions (other than cash Distributions).

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform

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resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 7 hereto.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2.                                                                       Perfection Certificate.  The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.                                                                       Grant of Security Interest.  As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)                                     all Accounts;

(ii)                                  all Equipment, Goods, Inventory and Fixtures;

(iii)                               all Documents, Instruments and Chattel Paper;

(iv)                              all Letters of Credit and Letter-of-Credit Rights;

(v)                                 all Securities Collateral;

(vi)                              all Investment Property;

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(vii)                           all Intellectual Property Collateral;

(viii)                        the Commercial Tort Claims described on Schedule 13 to the Perfection Certificate;

(ix)                                all General Intangibles;

(x)                                   all Money and all Deposit Accounts;

(xi)                                all Supporting Obligations;

(xii)                             all books and records relating to the Pledged Collateral; and

(xiii)                          to the extent not covered by clauses (i) through (xii) of this sentence, all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above, the security interest created by this Agreement shall not extend to, and the term “Pledged Collateral” shall not include, any Excluded Property and the Pledgors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request.

SECTION 2.2.                                                                       Filings.

(a)                                  Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Pledged Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Pledged Collateral relates.  Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.

(b)                                 Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements relating to the Pledged Collateral of Holdings if filed prior to the date hereof.

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(c)                                  Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL

SECTION 3.1.                                                                       Delivery of Certificated Securities Collateral.  Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority security interest therein subject to no Liens other than Permitted Collateral Liens.  Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within ten Business Days after receipt thereof by such Pledgor) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto.  All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent.  The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder.  In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2.                                                                       Perfection of Uncertificated Securities Collateral.  Each Pledgor represents and warrants that the Collateral Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof subject to no Liens other than Permitted Collateral Liens.  Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent, and (ii) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) use commercially reasonable efforts to cause the Organizational Documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) use commercially reasonable efforts to cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.

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SECTION 3.3.                                                                       Financing Statements and Other Filings; Maintenance of Perfected Security Interest.  Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Pledged Collateral (to the extent required herein) have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 7 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed to be made).  Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest subject only to Permitted Collateral Liens.

SECTION 3.4.                                                                       Other Actions.  In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Pledged Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Pledged Collateral:

(a)                                  Instruments and Tangible Chattel Paper.  As of the date hereof, no amounts payable under or in connection with any of the Pledged Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed to be made).  Each Instrument and each item of Tangible Chattel Paper listed in Schedule 11 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank.  If any amount then payable under or in connection with any of the Pledged Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $1,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within five Business Days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

(b)                                 Deposit Accounts.  As of the date hereof, no Pledgor has any Deposit Accounts other than the accounts listed in Schedule 14 to the Perfection Certificate.  The Collateral Agent will have within 90 days of the Closing Date or such longer period of time as may be agreed by the Collateral Agent a first priority security interest (subject to Permitted Collateral Liens) in each such Deposit Account (other than an Excluded Account), which security interest is perfected by Control.  No Pledgor shall hereafter establish and maintain any Deposit Account (other than an Excluded Account) unless (1) it shall have given the Collateral Agent 5 Business Days’ prior written notice of its intention to establish such new Deposit Account with a Bank and (2) such Bank and such Pledgor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account (other than an Excluded Account).  The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account subject to a

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Control Agreement or withhold any withdrawal rights from such Pledgor with respect to funds from time to time credited to any Deposit Account subject to a Control Agreement unless an Event of Default has occurred and is continuing.  The provisions of this Section 3.4(b) shall not apply to the LC Account or to any other Deposit Accounts for which the Collateral Agent is the Bank.  No Pledgor shall grant Control of any Deposit Account to any person other than the Collateral Agent.

(c)                                  Securities Accounts and Commodity Accounts.  (i)  As of the date hereof, no Pledgor has any Securities Accounts or Commodity Accounts other than those listed in Schedule 14 to the Perfection Certificate.  The Collateral Agent will have within 90 days of the Closing Date or such longer period of time as may be agreed by the Collateral Agent a first priority security interest (subject to Permitted Collateral Liens) in each such Securities Account and Commodity Account, which security interest is perfected by Control.  No Pledgor shall hereafter establish and maintain any Securities Account or Commodity Account (other than an Excluded Account) with any Securities Intermediary or Commodity Intermediary unless (1) it shall have given the Collateral Agent 5 Business Days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary and (2) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Pledgor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be.  Each Pledgor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within five (5) Business Days of actual receipt thereof, deposit any and all cash and Investment Property received by it into a Deposit Account or Securities Account subject to Collateral Agent’s Control.  The Collateral Agent agrees with each Pledgor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Pledgor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur.  The provisions of this Section 3.4(c) shall not apply to any Financial Assets credited to a Securities Account for which the Collateral Agent is the Securities Intermediary.  No Pledgor shall grant Control over any Investment Property to any person other than the Collateral Agent.

(ii)                                  As between the Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property and Pledged Securities, and the risk of loss of, damage to, or the destruction of the Investment Property and Pledged Securities, whether in the possession of, or maintained as a Security Entitlement or deposit by, or subject to the Control of, the Collateral Agent, a Securities Intermediary, a Commodity Intermediary, any Pledgor or any other person.

(d)                                 Electronic Chattel Paper and Transferable Records.  As of the date hereof, no amount under or in connection with any of the Pledged Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such Electronic Chattel Paper and transferable records listed in Schedule 11 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed to be made).  If any amount payable under or in

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connection with any of the Pledged Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control of such Electronic Chattel Paper under Section 9-105 of the UCC or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $1,000,000 in the aggregate for all Pledgors.  The Collateral Agent agrees with such Pledgor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.

(e)                                  Letter-of-Credit Rights.  If any Pledgor is at any time a beneficiary under a Letter of Credit now or hereafter issued, such Pledgor shall promptly notify the Collateral Agent thereof and such Pledgor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement.  The actions in the preceding sentence shall not be required to the extent that the amount of any such Letter of Credit, together with the aggregate amount of all other Letters of Credit for which the actions described above in clause (i) and (ii) have not been taken, does not exceed $1,000,000 in the aggregate for all Pledgors.

(f)                                    Commercial Tort Claims.  As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims other than those listed in Schedule 13 to the Perfection Certificate.  If any Pledgor shall at any time hold or acquire a Commercial Tort Claim, such Pledgor shall immediately notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.  The requirement in the preceding sentence shall not apply to the extent that the amount of such Commercial Tort Claim, together with the amount of all other Commercial Tort Claims held by any Pledgor in which the Collateral Agent does not have a security interest, does not exceed $1,000,000 in the aggregate for all Pledgors.

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(g)                                 [Intentionally Omitted]

(h)                                 [Intentionally Omitted]

SECTION 3.5.                                                                       Joinder of Additional Guarantors.  The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 2 hereto within thirty (30) days of the date on which it was acquired or created or such longer period of time as may be agreed by the Collateral Agent and (ii) a Perfection Certificate, in each case, within sixty (60) days of the date on which it was acquired or created or such longer period of time as may be agreed by the Collateral Agent and upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein.  The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder.  The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6.                                                                       Supplements; Further Assurances.  Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements required by this Agreement, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral.  Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request.  If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or

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expedient to prevent any impairment of the security interest in or the perfection thereof in the Pledged Collateral.  All of the foregoing shall be at the sole cost and expense of the Pledgors.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1.                                                                       Title.  Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Pledged Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others other than Permitted Collateral Liens.  In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 6.02 of the Credit Agreement.

SECTION 4.2.                                                                       Validity of Security Interest.  The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 7 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made) and subject to the Collateral Agent’s security interest on the applicable certificates of title with respect to goods covered by certificates of title, a perfected security interest in all the Pledged Collateral.  The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Pledged Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Pledged Collateral except for Permitted Collateral Liens.

SECTION 4.3.                                                                       Defense of Claims; Transferability of Pledged Collateral.  Subject to Section 5.05 of the Credit Agreement, each Pledgor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Collateral Liens.  Except as permitted under the Credit Agreement, no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder, except, in each case, such restriction, impairment or conflict which could not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.4.                                                                       Other Financing Statements.  It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in favor of any holder of a Permitted Collateral Lien with respect to such Permitted Collateral Lien or financing statements or public notices relating to the termination statements listed on Schedule 9 to the Perfection Certificate.  No Pledgor shall execute, authorize or permit to be filed in any public

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office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Collateral Liens.

SECTION 4.5.                                                                       [Intentionally Omitted]

SECTION 4.6.                                                                       Due Authorization and Issuance.  All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable.  There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.

SECTION 4.7.                                                                       Consents, Etc.  In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.8.                                                                       Pledged Collateral.  All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects.  The Pledged Collateral described on the schedules to the Perfection Certificate constitutes all of the property of such type of Pledged Collateral owned or held by the Pledgors.

SECTION 4.9.                                                                       Insurance.  In the event that the proceeds of any property insurance claim are paid to any Pledgor in connection with the Collateral after the Collateral Agent has exercised its right to foreclose during the continuance of an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.                                                                       Pledge of Additional Securities Collateral.  Each Pledgor shall, upon obtaining any Pledged Securities of any person or Intercompany Notes, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within 15 Business Days after receipt thereof) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 1 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes.  Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral.

SECTION 5.2.                                                                       Voting Rights; Distributions; Etc.

(a)                                  So long as no Event of Default shall have occurred and be continuing:

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(i)                                     And thereafter until Borrower has received written notice from the Collateral Agent of the occurrence and continuation of an Event of Default, each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii)                                  Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that (i) the right to retain Distributions from any Subsidiary of Holdings shall terminate only upon written notice from the Collateral Agent of the occurrence and continuation of an Event of Default and (ii) any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five Business Days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)                                 So long as no Event of Default shall have occurred and be continuing and the Borrower has not received written notice from the Collateral Agent stating its intention to exercise remedies under Section 5.2(c) after the occurrence and continuation of an Event of Default, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c)                                  Upon the occurrence and during the continuance of any Event of Default:

(i)                                     All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall cease upon written notice by the Collateral Agent, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii)                                  All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions; provided, that the right to receive Distributions from any Subsidiary of Holdings shall cease only upon written notice from the Collateral Agent.

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(d)                                 Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(a)(ii) hereof.

(e)                                  All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall promptly be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3.                                                                       Defaults, Etc.  Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, except, in each case, any such default or violation that would not reasonably be expected to result in a Material Adverse Effect.  No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates representing such Pledged Securities, if any, that have been delivered to the Collateral Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4.                                                                       Certain Agreements of Pledgors As Issuers and Holders of Equity Interests.

(a)                                  In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(b)                                 In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1.                                                                       Grant of Intellectual Property License.  For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully

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entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants, subject to the terms of this Agreement and any Intellection Property Licenses to which a Pledgor is a party, to the Collateral Agent, to the extent assignable, and effective only during the continuance of an Event of Default, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located.  Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

SECTION 6.2.                                                                       Protection of Collateral Agent’s Security.  On a continuing basis, each Pledgor shall, at its sole cost and expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of any materially adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, except as shall be consistent with such Pledgor’s commercially reasonable business judgment (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in each case except as shall be consistent with Pledgor’s commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Collateral Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Intellectual Property Collateral or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral created therein hereby, without the consent of the Collateral Agent, in each case other than licenses or amendments entered into by such Pledgor in, or incidental to, the ordinary course of business, (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time request.

SECTION 6.3.                                                                       After-Acquired Property.  If any Pledgor shall at any time after the date hereof (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be

19

subject to the Lien and security interest created by this Agreement without further action by any party.  Each Pledgor shall promptly with delivery of its quarterly financial statements provide to the Collateral Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) of the preceding sentence by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral.  Further, each Pledgor authorizes the Collateral Agent to modify this Agreement by amending Schedules 12(a) and 12(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

SECTION 6.4.                                                                       Litigation.  Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder.  In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all commercially reasonable acts and execute any and all documents reasonably requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all reasonable costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.03 of the Credit Agreement.  In the event that the Collateral Agent shall elect not to bring suit to enforce the Material Intellectual Property Collateral acquired or developed after the Closing Date (as no Material Intellectual Property exists on the Closing Date), each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Material Intellectual Property Collateral by any person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.                                                                       Maintenance of Records.  Each Pledgor shall keep and maintain at its own cost and expense complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto.  Each Pledgor shall, at such Pledgor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of

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which evidence and books and records may be retained by such Pledgor).  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2.                                                                       [Intentionally Omitted].

SECTION 7.3.                                                                       Modification of Terms, Etc.  No Pledgor shall rescind or cancel any obligations evidenced by any Receivable or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Collateral Agent.

SECTION 7.4.                                                                       Collection.  Each Pledgor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice, any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit due as a result of ordinary course adjustments or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time.  The costs and expenses (including reasonable attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

At the written direction of the Collateral Agent upon the occurrence and during the continuance of a Default under Section 8.01(a), (b), (g) or (h) of the Credit Agreement or an Event of Default, each Pledgor will take such action as such Pledgor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of the Accounts; provided, however, that the Collateral Agent shall have the right at any time upon the occurrence and during the continuance of a Default under Section 8.01(a), (b), (g) or (h) of the Credit Agreement or an Event of Default and, with respect to a Default under Section 8.01(a) or (b) of the Credit Agreement, upon 30 days’ prior written notice to such Pledgor of its intention to do so, to notify the Account Debtors of each of the Accounts of the collateral assignment of such Accounts to the Collateral Agents and to direct such Account Debtors to make payment of all amounts due or to become due to such Pledgor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Pledgor, to enforce collection of any such Account, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Pledgor might have done. After receipt by any Pledgor of the notice from the Collateral Agent referred to in the proviso in the immediately preceding sentence, (A) all amounts and proceeds (including instruments) received by such Pledgor in respect of the Accounts of such

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Pledgor shall be received in trust for the benefit of the Collateral Agents, shall be segregated from other funds of such Pledgor and shall promptly be paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) and either (x) released to such Pledgor so long as no Default under Section 8.01(a), (b), (g) or (h) of the Credit Agreement or an Event of Default shall have occurred and be continuing or (y) if any Default under Section 8.01(a), (b), (g) or (h) of the Credit Agreement or an Event of Default shall have occurred and be continuing, applied as provided in Article IX and (B) such Pledgor will not adjust, settle or compromise the amount or payment of any Account, release wholly or partly any Account Debtor thereof, or allow any credit or discount thereon, without prior consent of the Collateral Agent (not to be unreasonably withheld or delayed). No Pledgor will permit or consent to the subordination of its right to payment under any of the Accounts to any other Indebtedness or Obligations of the Account Debtor thereof, without prior consent of the Collateral Agent (not to be unreasonably withheld.

ARTICLE VIII

TRANSFERS

SECTION 8.1.                                                                       Transfers of Pledged Collateral.  No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.

ARTICLE IX

REMEDIES

SECTION 9.1.                                                                       Remedies.  Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i)                                     Personally, or by agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii)                                  Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for

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the benefit of the Collateral Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Collateral Agent;

(iii)                               Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv)                              Take possession of the Pledged Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense:  (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition.  Each Pledgor’s obligation to deliver the Pledged Collateral as contemplated in this Section 9.1(iv) is of the essence hereof.  Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v)                                 Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Pledged Collateral for application to the Secured Obligations as provided in Article X hereof;

(vi)                              Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

(vii)                           Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; provided, however, that the Collateral Agent shall exercise such voting rights only following written notice from the Collateral Agent to Borrower in accordance with Section 5.2; and

(viii)                        Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.  The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and

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apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale.  Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

SECTION 9.2.                                                                       Notice of Sale.  Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters.  No notification need be given to any Pledgor if it has signed, during the continuance of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3.                                                                       Waiver of Notice and Claims.  Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law:  (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law.  The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent.  Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.SECTION 9.4.         Certain Sales of Pledged Collateral.

(a)                                  Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers

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to those who meet the requirements of such Governmental Authority.  Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(b)                                 Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment  Property for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c)                                  Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Pledgors.  Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority.  Each Pledgor shall use its commercially reasonable efforts to cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

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(d)                                 If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(e)                                  Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 9.5.                                                                       No Waiver; Cumulative Remedies.

(a)                                  No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties.  All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b)                                 In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6.                                                                       Certain Additional Actions Regarding Intellectual Property.  If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1.                                                                 Application of Proceeds.  The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Pledged Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.

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ARTICLE XI

MISCELLANEOUS

SECTION 11.1.                 Concerning Collateral Agent.(i)                          The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement.  The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement.  The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement.  The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct (other than gross negligence or willful misconduct) of any such agents or attorneys-in-fact selected by it in good faith.  The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement.  Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement.  After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(ii)                                  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(iii)                               The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv)                              If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

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(v)                                 The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 5.13(a) of the Credit Agreement.  If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis (within 90 days or such longer period of time as may be agreed by the Collateral Agent), the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes.  The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 11.2.                                                                 Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact.  If any Pledgor shall fail to perform any covenants contained in this Agreement or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement.  Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.03 of the Credit Agreement.  Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default.  Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action).  The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof.  Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3.                                                                 Continuing Security Interest; Assignment.  This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective permitted successors, transferees and assigns.  No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto.  Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however,

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to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Hedging Agreement or Treasury Services Agreement, such Hedging Agreement or Treasury Services Agreement.  Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.4.                                                                 Termination; Release.

(a)                                  When all the Secured Obligations have been paid in full (other than (i) obligations under Hedging Agreement and Treasury Service Agreements not yet due and payable and (ii) contingent indemnification obligations not then due and payable) and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall terminate.  Upon termination of this Agreement the Pledged Collateral shall be released from the Lien of this Agreement.  Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.

(b)                                 A Person which was a Loan Party immediately prior to the consummation of any transaction permitted by the Credit Agreement shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Person shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Person ceases to be a Loan Party.

(c)                                  Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)                                 Notwithstanding the foregoing, if (i) the Obligations have been paid in full (other than contingent indemnification obligations not then due and payable) and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or collateralized in accordance with the provisions of the Credit Agreement, (ii) Secured Obligations of the type described in clause (b) of the definition of Secured Obligations (“Remaining Secured Obligations”) remain outstanding and (iii) all or a portion of the repayment of the Obligations

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is financed by the proceeds of Indebtedness of one or more Loan Parties or any affiliate of a Loan Party (“Refinancing Indebtedness”) which Refinancing Indebtedness is secured by property of such persons, this Agreement shall terminate as if the Remaining Secured Obligations have been paid in full and the provisions of paragraph (a) of this Section 11.4 shall apply concurrently with the incurrence of the Refinancing Indebtedness and the securing of the Refinancing Indebtedness and the Remaining Secured Obligations on an equal and ratable basis. For the avoidance of doubt, if the Refinancing Indebtedness is not secured, this Agreement shall not terminate but shall remain in full force and effect.

SECTION 11.5.                                                                 Modification in Writing.  No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent.  Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6.                                                                 Notices.  Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7.                                                                 Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.  Sections 10.09 and 10.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8.                                                                 Severability of Provisions.  Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9.                                                                 Execution in Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

SECTION 11.10.                                                           Business Days.  In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business

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Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11.                                                           No Credit for Payment of Taxes or Imposition.  Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Pledged Collateral or any part thereof.

SECTION 11.12.                                                           No Claims Against Collateral Agent.  Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13.                                                           No Release.  Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith.  Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Pledged Collateral hereunder.  The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 11.14.                                                           Obligations Absolute.  All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i)                                     any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

31

(ii)                                  any lack of validity or enforceability of the Credit Agreement, any Hedging Agreement, any Treasury Services Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii)                               any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Hedging Agreement, any Treasury Services Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv)                              any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v)                                 any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Hedging Agreement, any Treasury Services Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi)                              any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

32

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

33

MATTRESS HOLDING CORP.,
as Pledgor

By:

Name:	Jim R. Black
Title:	Secretary and Treasurer

MATTRESS HOLDCO, INC.,
as Pledgor

By:

Name:	Jim R. Black
Title:	Secretary and Treasurer

MATTRESS FIRM, INC.

MATTRESS FIRM — GEORGIA, INC.

MATTRESS FIRM — ARIZONA, LLC

MATTRESS FIRM INVESTMENT MANAGEMENT, INC.

MATTRESS VENTURE INVESTMENT MANAGEMENT, LLC

FESTRO, INC.

FESTRO II, LLC

MATTRESS TEAMEXCEL MANAGEMENT COMPANY

METROPOLITAN MATTRESS CORPORATION, each as Pledgor

By:

Name:	Jim R. Black
Title:	Secretary and Treasurer

34

MATTRESS FIRM OPERATING, LTD.;
THE MATTRESS VENTURE, L.P. by
FESTRO, INC., their General Partner, as Pledgor

By:
Name:	Jim R. Black
Title:	Secretary and Treasurer

35

UBS AG, STAMFORD BRANCH,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

36

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of January 17, 2007, made among MATTRESS ACQUISITION INC., a Delaware corporation (“Merger Sub”), as borrower prior to the consummation of the Acquisition and the Merger, MATTRESS HOLDING CORP., a Delaware corporation, as borrower after the consummation of the Acquisition and the Merger (“Mattress Holdings”; and each of Merger Sub and Mattress Holdings is referred to as “Borrower” hereunder, as applicable), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Guarantors party thereto, as pledgors, assignors and debtors (Merger Sub, Mattress Holdings and Holdings, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”) and UBS AG, STAMFORD BRANCH, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with written instructions of the Collateral Agent with respect to the applicable Securities Collateral without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT N

[Intentionally Omitted]

N-1

EXHIBIT O

[Form of]
SOLVENCY CERTIFICATE

I, the undersigned, [financial officer] of MATTRESS HOLDING CORP., a Delaware corporation (“Borrower”), DO HEREBY CERTIFY on behalf of Borrower that:

1.                                       This Certificate is furnished pursuant to Section 4.01(h) of the Credit Agreement, (as in effect on the date of this Certificate) the capitalized terms defined therein being used herein as therein defined) dated as of January 18, 2007 Borrower, as borrower, MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank (as from time to time in effect, the “Credit Agreement”).

2.                                       Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

3.                                       In reaching the conclusions set forth in this Solvency Certificate, the [financial officer] of Borrower has computed the amount of each such contingent liability as the amount that, in light of all the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

O-1

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of January, 2007.

MATTRESS HOLDING CORP.

By:
Name:
Title: [Financial Officer]

O-2

EXHIBIT P

[Form of]
INTERCOMPANY NOTE

New York, New York

[date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor.  Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in the Credit Agreement dated as of , January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof.  Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor’s guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i)                                 In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any

Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than equity interests or debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;

(ii)                                   if any Event of Default occurs and is continuing with respect to any Senior Indebtedness, including any default under the Credit Agreement (after any applicable grace period), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; provided, however, that a Payor may make payments or distributions without regard tot he foregoing if such Payor receives written notice approving such payment from the Administrative Agrent; and

(iii)                                    if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder.  Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and the Administrative Agent, the Issuing Bank and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself, the Issuing Bank and the Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.  All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[List Borrower, Holdings and All Subsidiaries]

By:
Name:
Title:

EXHIBIT Q

[Form of]
NON-BANK CERTIFICATE

Reference is made to the Credit Agreement dated as of January 18, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among MATTRESS HOLDING CORP., a Delaware corporation, as borrower (the “Borrower”), MATTRESS HOLDCO, INC., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.

The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:                                                , 200

S-1

EXHIBIT R

[Form of]
OPINION OF ROPES & GRAY LLP

[See attached]

January 18, 2007

To the Collateral Agent, Administrative Agent
and each Lender party to the
Credit Agreement referred to below

Ladies and Gentlemen:

This opinion is being furnished to you pursuant to the Credit Agreement, dated as of January 18, 2006 (the “Credit Agreement”), among Mattress Holding Corp., a Delaware corporation (the “Company”), Mattress Holdco, Inc., a Delaware corporation (“Holdings”), the Guarantors party thereto, the Lenders from time to time party thereto, UBS AG, Stamford Branch, as Administrative Agent, Collateral Agent and Issuing Bank, UBS Securities LLC, as Arranger, Sole Bookmanager, Documentation Agent and Syndication Agent and UBS Loan Finance LLC, as Swingline Lender, in connection with the closing held this day under the Credit Agreement.  Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Credit Agreement.

We have acted as counsel to the Loan Parties (as defined below) in connection with the Credit Agreement, the Security Agreement and the Notes (if any) being delivered by the Company today under the Credit Agreement (which Agreements and Notes are collectively referred to herein as the “Credit Documents”).  The subsidiaries of the Company listed on Schedule I hereto are referred to herein as the “Delaware Guarantors” and the subsidiaries of the Company listed on Schedule II hereto are referred to herein as the “Other Guarantors”.  Holdings and the Delaware Guarantors are referred to herein collectively as the “Covered Guarantors”.  The Company, the Covered Guarantors and the Other Guarantors are referred to herein collectively as the “Loan Parties”.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Loan Parties and one or more of their Subsidiaries, public officials and other appropriate persons, and on the representations and warranties as to matters of fact and on the covenants as to the application of proceeds contained in the Credit Documents.

In rendering the opinions set forth below, we have assumed that (a) each of the Other Guarantors (i) is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the power and authority to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder and (iii) has duly authorized, executed and delivered each of the Credit Documents to which it is a party and (b) the execution and delivery by the Other Guarantors of each of the Credit Documents to which it is a party and the performance by such person of its obligations thereunder will not violate any law of its jurisdiction of organization or any other applicable laws (excluding, in the case of other applicable laws, any Covered Laws (as defined below)).

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America (collectively, the “Covered Laws”), in the case of paragraph 10 below, Article 9 of the Delaware Uniform Commercial Code (“Delaware Article 9”).

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.                                       Each of the Company and the Covered Guarantors (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority to conduct the business in which it is engaged and to execute, deliver and perform its obligations under each of the Credit Documents to which it is a party.

2.                                       Each of the Company and the Covered Guarantors has duly authorized, executed and delivered each of the Credit Documents to which it is a party.

3.                                       Each of the Credit Documents to which each of the Loan Parties is a party constitutes the valid and binding obligation of each such person as is party thereto and is enforceable against each such person in accordance with its terms.

4.                                       The execution and delivery by each of the Company and the Covered Guarantors of the Credit Documents to which such person is party and the performance by such person of its obligations thereunder will not violate or require the repurchase of securities under the certificate of incorporation or by-laws, as applicable, of such person.  The execution and delivery by each of the Loan Parties of the Credit Documents to which such person is party and the performance by such person of its obligations thereunder (a) will not violate any Covered Laws and (b) will not result in a breach or violation of, or constitute a default under, any of the agreements, instruments, court orders, judgments or decrees listed on Schedule III hereto.

5.                                       Except as may be required in order to perfect the Liens contemplated by the Security Agreement, under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Loan Parties in connection with the execution and delivery of the Credit Documents to which each such person is party or the performance by each such person of its obligations thereunder.

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6.                                       We are not representing any of the Loan Parties in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Credit Documents.

7.                                       None of the Loan Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.                                       Neither the making of the loans under the Credit Agreement, nor the application of the proceeds thereof as provided in the Credit Agreement, will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date hereof.

9.                                       The Security Agreement creates a valid security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Pledged Collateral described therein to the extent that a security interest in such Pledged Collateral can be created under Article 9 of the New York Uniform Commercial Code (“New York Article 9”).

10.                                 Upon the proper filing of the financing statements attached as Schedule IV (collectively, the “Delaware Financing Statements”) in the office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”), the security interest in the Collateral granted by the Company and the Covered Guarantors under the Security Agreement will be perfected to the extent a security interest in such Collateral can be perfected under Delaware Article 9 by the filing of a financing statement in the Delaware Filing Office.

11.                                 Upon the delivery in the State of New York to the Collateral Agent of the Pledged Equity listed on Schedule V and the related stock powers pursuant to the Security Agreement and assuming that neither the Collateral Agent nor the Lenders have “notice of an adverse claim” (within the meaning of Section 8-105 of the New York Uniform Commercial Code) with respect to such Pledged Equity at the time such Pledged Equity is delivered to the Collateral Agent, the respective security interests in such Pledged Equity created in favor of the Collateral Agent for the benefit of the Secured Parties under the Security Agreement constitute perfected security interests in such Pledged Equity, free of any “adverse claim” (as defined in the New York Uniform Commercial Code).

Our opinion that each of the Credit Documents to which each of the Loan Parties is a party constitutes the valid and binding obligation of each such person, enforceable against each such person in accordance with its terms, is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity.

The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable

3

provision of state law.

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Credit Documents providing for indemnification or contribution may be limited by public policy considerations.  In addition, we express no opinion as to (i) the extent to which broadly worded waivers, conclusive presumptions or determinations or powers of attorney may be enforced, (ii) the enforceability of any provision of the Credit Documents which purports to grant the right of setoff to an affiliate of a lender or a purchaser of a participation in the loans outstanding thereunder, which permits the exercise of a right of setoff against amounts not then due, or which constitutes a penalty or forfeiture, or (iii) the enforceability of any provision which provides for non-effectiveness of oral modifications, waiver of or consent to service of process and venue, waiver of offset or defenses, or judgment currency.  In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts.

In addition, certain provisions contained in the Security Agreement, may be unenforceable in whole or in part but the inclusion of such provisions in the Security Agreement does not affect the validity of any of the other provisions thereof, and the remaining provisions of the Security Agreement are sufficient for the practical realization of the benefits intended to be provided thereby.

We further express no opinion as to the existence of, or as to the title of any person who has granted a security interest in any Collateral to, any item of Collateral or (except to the extent set forth in paragraph 11 above) as to the priority or (except to the extent set forth in paragraphs 10 and 11 above) the perfection of any security interest in the Collateral.  We express no opinion with respect to (a) security interests in any commercial tort claims or (b) security interests in goods which are in accession to, or commingled or processed with other goods to the extent that a security interest is limited by Section 9-336 of New York Article 9.  We call your attention to the fact that your security interest in certain Collateral described in the Security Agreement may not be able to be perfected by the filing of financing statements and that under certain circumstances, the filings referred to in paragraph 10 may become ineffective as a result of changes occurring after the date hereof and will terminate after five years after the original filing date unless appropriate continuation statements are duly filed.  In addition, Section 552 of the Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Bankruptcy Code may be subject to a lien resulting from any security agreement entered into by the debtor before the commencement of the case.

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This opinion is being furnished only to the addressees and is solely for their benefit and the benefit of their participants and assignees permitted by the Credit Agreement.  This opinion may not be relied upon for any other purpose or by any other person without our prior written consent.

Very truly yours,

Ropes & Gray LLP

5

Schedule I

Delaware Guarantors

Mattress Firm, Inc.

Schedule II

Other Guarantors

Mattress Firm Investment Management, Inc., an Arizona corporation

Metropolitan Mattress Corporation, an Arizona corporation

Mattress Firm — Arizona, LLC, an Arizona limited liability company

Mattress Venture Investment Management, LLC, an Arizona limited liability company

Mattress Firm — Georgia, Inc.

Festro, Inc., a Texas corporation

Mattress TeamExcel Management Company, a Texas corporation

Festro II, LLC, a Texas limited liability company

Mattress Firm Operating, Ltd., a Texas limited partnership

The Mattress Venture, L.P., a Texas limited partnership

Schedule III

Material Agreements

Senior Subordinated Loan Agreement dated as of January 18, 2007, by and among Mattress Holding Corp., Mattress Holdco, Inc., the Guarantors party thereto, the Lenders from time to time party thereto, UBS AG, Stamford Branch, as Administrative Agent and UBS Securities LLC, as Sole Arranger.

Schedule IV

Delaware Financing Statements

See attached.

Schedule V

Pledged Equity

Issuer	Record Owner	Certificate No.	No. Shares	Percent Pledged
Mattress Holding Corp.	Mattress Holdco, Inc.	1	100	100%
Mattress Firm — Georgia, Inc.	Mattress Holding Corp.	C2	100	100%
Mattress Firm, Inc.	Mattress Holding Corp.	3	1,010.7135	100%
Mattress TeamExcel Management Company	Mattress Firm, Inc.	8	806	100%
Metropolitan Mattress Corporation	Mattress Firm — Arizona, LLC	5	1,000	100%
Mattress Firm Investment Management, Inc.	Mattress Firm, Inc.	2	1,000	100%
Festro, Inc.	Mattress Firm, Inc.	6	3,000	100%